UNITED STATES
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ConocoPhillips

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A Message from Our Chairman and Chief Executive Officer and Lead Director

March 30, 2020

DEAR FELLOW STOCKHOLDERS,

On behalf of the Board of Directors (the “Board”) and the Executive Leadership Team, we are pleased to invite you to participate in the 2020 Annual Meeting of Stockholders (the “Annual Meeting”). Due to the information and guidance currently available surrounding the emerging public health impact of the coronavirus outbreak (COVID-19) and to be consistent with our SPIRIT Values, we have made the decision that this year’s Annual Meeting will be virtual only. The health and well-being of our employees, stockholders and partners are of the utmost importance to us. This does not represent a change in our stockholder engagement philosophy and we remain committed to return to an in-person meeting next year.

The Annual Meeting will be held on Tuesday, May 12, 2020, at 9:00 a.m. Central Daylight Time. It will be conducted via live webcast. You will be able to participate online at www.virtualshareholdermeeting.com/COP2020 and may submit questions both before and during the meeting and will also be able to vote your shares electronically (other than shares held through our employee benefit plans, which must be voted prior to the meeting). The attached Notice of the 2020 Annual Meeting of Stockholders and Proxy Statement provide information on how to join the meeting online and about the business we plan to conduct.

Transforming the business

In the aftermath of the significant industry downturn in 2016, ConocoPhillips launched a “new order” value proposition anchored in two fundamental premises. The first premise was that our industry faced an outlook of lower, more volatile commodity prices driven largely by new supplies. The second premise was that our industry faced a flight of sponsorship by investors unless financial returns improved. Beginning in 2016, we took these two premises head on when we reset our value proposition and transformed our business model to focus on what matters most to our value creation – disciplined capital allocation, free cash flow generation, returns on capital, returns of capital and responsible execution. Since we launched the new value proposition three years ago, our goal has been clear: to deliver superior returns to stockholders through cycles. Our principles and strategic priorities were designed to satisfy this goal.

Guided by our foundational principles and priorities for capital allocation

Our value proposition reset was guided by our foundational principles, which are focusing on returns, maintaining a strong balance sheet, growing cash from operations and generating peer-leading distributions to stockholders. Consistent with these principles, we allocated capital according to the following five clear strategic priorities:

>	Investing capital to sustain production while paying our existing dividend.
>	Growing our dividend annually at a competitive rate.
>	Reducing debt and targeting an “A” -rated balance sheet.
>	Returning more than 30 percent of our cash from operations to stockholders annually.
>	Disciplined investing to expand cash from operations, but not at the expense of financial returns.

Delivering on our value proposition

We continue to believe our principles and priorities are the right ones for this business and we have delivered strong performance over the past few years that affirm our value proposition. We have significantly transformed ConocoPhillips by improving the underlying drivers of our

S	SAFETY No task is so important that we can’t take the time to do it safely. A safe company is a successful company.
P	PEOPLE We respect one another. We recognize that our success depends upon the capabilities and inclusion of our employees. We value different voices and opinions.
I	INTEGRITY We are ethical and trustworthy in our relationships with internal and external stakeholders. We keep our promises.
R	RESPONSIBILITY We are accountable for our actions. We care about our neighbors in the communities where we operate. We strive to make a positive impact across our operations.
I	INNOVATION We anticipate change and respond with creative solutions. We are responsive to the changing needs of the industry. We embrace learning. We are not afraid to try new things.
T	TEAMWORK We have a “can do” attitude that inspires top performance from everyone. We encourage collaboration. We celebrate success. We win together.

2	ConocoPhillips

business and positioning our company as a leader within the exploration and production (“E&P”) sector. Key performance highlights over the last three years include:

>	Portfolio high-grading and optimization through $19 billion of strategic asset dispositions.
>	Debt reduction of ~$12 billion and single-A rated by all credit rating agencies.
>	Returned ~44% of our net cash provided by operating activities to stockholders through dividends and share repurchases.
>	Increased the size of the resource base with below $40/BBL WTI cost of supply and reduced the average cost of supply of these resources to below $30/BBL WTI.

We believe that the actions we took over the past few years gave us a competitive advantage across price cycles with resilience to lower prices and upside exposure to higher prices. In late 2019, we communicated a 10-year plan to the marketplace that satisfied our strategic objectives at a reference price of $50/BBL WTI. Recently, global oil markets have weakened significantly, but we still believe we are well positioned within the industry to react and adapt, as necessary, to the current downturn. As we evaluate and navigate the current downturn, we will be guided by our strategic priorities and to building on our competitive position.

Performance with purpose

At ConocoPhillips we believe we have an important role to play in safely finding and delivering energy to the world, and we are committed to doing so in a way that works for all stakeholders – our investors, our workforce, our neighbors and our partners. We take accountability for strong financial and operational execution, but we also take accountability for our greater responsibilities. For us, performance means more than just numbers. Over the past three years, we have invested significant time and effort into establishing a leadership position on environmental, social and governance (“ESG”) matters. Key elements of our progress include:

Engaging with our investors. We continued our active investor outreach in 2019, meeting with stockholders representing approximately 30% of our shares outstanding to discuss a variety of topics, including strategy and value proposition, corporate governance, executive compensation, human capital management, culture, and sustainability. The input we received continues to be incorporated into our Board’s deliberations and decision making. For example, our Board and management team recognize we compete against the broad market for investor attention, so we are adding the S&P Total Return Index to our performance peer group for 2020.

Celebrating our workforce. Our progress and continued success could not be achieved without the efforts of our more than 10,000 employees. Their commitment and dedication made our transformation possible. We are proud to have a workforce that is diverse, inclusive, has the skills for the future and is highly engaged. At ConocoPhillips, we take pride in having a strong culture based on our SPIRIT Values of Safety, People, Integrity, Responsibility, Innovation and Teamwork.

Being a good neighbor. We are widely recognized as a leader in environmental performance and disclosure. External recognition includes our standing in the S&P 500 ESG Index and the Dow Jones Sustainability Index. We take a leadership stance on ESG issues with support from an engaged and diverse Board. We are particularly proud to have been the first E&P company to set a greenhouse gas emissions intensity reduction target and we are monitoring progress toward that target.

Partnering to advance innovation: Consistent with our core value of innovation at ConocoPhillips, we are in partnership with some of the most innovative companies in Silicon Valley and the top three global cloud leaders. We are implementing robotic process automation in our back-office functions, advancing artificial intelligence, and advancing machine and deep learning for emissions monitoring and seismic advancements. In addition, we use predictive analytics across our operations and planning processes. We understand that digital technology will be a differentiator within the industry and we are committed to being on the forefront of this important frontier.

Your input is valued and your vote is very important

We strongly believe that regular engagement with all of our stakeholders - stockholders, employees, customers, suppliers, advocacy groups, governments and communities – is critical to our long-term success. The Annual Meeting is another opportunity for stockholders to express views on matters relating to ConocoPhillips’ business, and we hope you will participate.

Whether or not you plan to participate in the Annual Meeting, and no matter how many shares you own, we encourage you to vote promptly. Prior to the meeting, you may sign and return your proxy card, use telephone or Internet voting, or visit the Annual Meeting website at www.conocophillips.com/annualmeeting to register your vote. Instructions on how to vote begin on page 111.

We look forward to sharing more about our company and your company during the Annual Meeting on May 12.

Thank you for your continued support.

Ryan M. Lance	Robert A. Niblock
Chairman and Chief Executive Officer	Lead Director

2020 Proxy Statement	3

Notice of 2020 Annual Meeting of Stockholders

Date Tuesday, May 12, 2020
Time 9:00 a.m. (CDT)
Location Online at www.virtualshareholdermeeting.com/ COP2020
Record Date March 16, 2020

Participate in the Future of ConocoPhillips—Vote Now

Online Use your smartphone or computer. www.proxyvote.com
Phone Call Dial (800) 690-6903 toll-free 24/7.
Mail Cast your ballot, sign your proxy card and send by mail in the enclosed postage-paid envelope.
Annual Meeting You may participate in the Annual Meeting and vote electronically.

Proposals Requiring Your Vote

Purpose		Board Recommendation	Page
1.	Election of 13 Directors	FOR each nominee	34
2.	Ratification of Independent Registered Public Accounting Firm	FOR	47
3.	Advisory Approval of the Compensation of our Named Executive Officers	FOR	49

Only stockholders of record at the close of business on March 16, 2020 will be entitled to receive notice of, and to vote at, the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection by any stockholder at our offices in Houston, Texas during ordinary business hours for a period of 10 days prior to the meeting. This list will also be available for stockholders to view online at the time of the meeting.

Visit our Annual Meeting website at www.conocophillips.com/annualmeeting to learn more about our Annual Meeting, review and download this Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2019 (the “Annual Report”), submit questions in advance of the Annual Meeting, and sign up for electronic delivery of materials for future annual meetings.

March 30, 2020

By Order of the Board of Directors

Kelly B. Rose

Corporate Secretary

Your vote is very important to us and to our business. Even if you plan to participate in the Annual Meeting, please vote right away. For more information on voting, please see “Available Information and Questions and Answers About the Annual Meeting and Voting” beginning on page 110.

Important Notice Regarding the Availability of Proxy Materials for the 2020 Annual Meeting of Stockholders to be Held on May 12, 2020: This Proxy Statement and our 2019 Annual Report are available at www.conocophillips.com/annualmeeting.

4	ConocoPhillips

Proxy Summary

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting. For more complete information regarding ConocoPhillips’ 2019 performance, please review our Annual Report.

About ConocoPhillips

COMPANY OVERVIEW

Headquartered in Houston, Texas, ConocoPhillips had operations and activities in 17 countries, $71 billion of total assets, and approximately 10,400 employees as of December 31, 2019. Production excluding Libya averaged 1,305 thousand barrels of oil equivalent per day (“MBOED”) in 2019, and proved reserves were 5.3 billion barrels of oil equivalent (“BBOE”) as of December 31, 2019. Our key focus areas include safely operating producing assets, executing major developments, and exploring for new resources in promising areas. Our portfolio includes resource-rich unconventional plays in North America; lower-risk conventional assets in North America, Europe, Asia, and Australia; several liquefied natural gas developments; and an inventory of global conventional and unconventional exploration prospects.

Across our 17 countries of operations, more than 10,000 people work in a truly integrated way to find and produce oil and natural gas.

Global Operations and Activities	Employees	2019 Production*	2019 Proved Reserves
17 Countries as of Dec. 31, 2019	~10,400 as of Dec. 31, 2019	1,305 MBOED	5.3 Billion BOE

* Production excludes Libya.

2020 Proxy Statement	5

Proxy Summary

CONTINUED STRONG EXECUTION OF OUR VALUE PROPOSITION IN 2019

In late 2016, ConocoPhillips launched a unique value proposition aimed at delivering superior returns to stockholders through price cycles by maintaining disciplined capital allocation and responsible execution. The value proposition was based on a view that our business, while opportunity-rich, is also mature, capital-intensive, and cyclical. To succeed, we believed that it was necessary to focus on returns, maintain a strong balance sheet, grow cash from operations, and generate peer-leading distributions to stockholders. Our value proposition is underpinned by these principles and as a result, management set forth clear strategic priorities specifying how cash flows from the business were to be allocated.

Our strategic priorities in 2019 reflect a recommitment to those we first laid out three years ago:

1	2	3	4	5
Invest enough capital to sustain production and pay existing dividend;	Grow dividend annually;	Maintain ‘A’ credit rating;	Return > 30 percent of cash from operations to stockholders annually; and	Disciplined investment to expand cash from operations.

We have aligned our strategy with the reality that our business is mature, capital-intensive and cyclical.

>	Because the business is mature, we stay disciplined and allocate capital to deliver strong free cash flow and returns on, and of, capital. In 2019, our combined share repurchases as well as dividend payments represented a return of 43% of CFO[2] to stockholders, all of which was funded from free cash flow.
>	We have a world-class, diverse, low cost of supply portfolio, and optimize our investments to lower our capital intensity. Our portfolio is diversified both geologically and geographically. Since launching our value proposition in late 2016, we have grown our resource base with a cost of supply below $40 per barrel West Texas Intermediate.
>	We address the cyclical nature of our business by maintaining a low cash breakeven price and maintaining financial strength. Our capital program can be funded at what we believe is a peer-leading cash flow breakeven price and we maintain a balance sheet with a leverage ratio of net debt to CFO[2] of less than one turn. We strive to be resilient to lower prices, while retaining full upside to higher prices.

Building on successful years in 2017 and 2018, ConocoPhillips achieved several important milestones in 2019, as shown below:

2019 Highlights - Continued Delivering on Our Value Proposition

Financials	Strategy	Operations	Portfolio

>  $7.2B earnings, $6.40 EPS; $4.0B adjusted earnings[1], $3.59 adjusted EPS[1]

>  $11.1B cash provided by operating activities, $11.7B CFO[2]; $5B free cash flow[1]

>  Ending cash[3] of $8.4B

>  Reduced asset retirement obligations (“ARO”) by $2.3B primarily resulting from dispositions[4]

>  Achieved 11% ROCE[1]

>  Returned ~43% of CFO[2] to stockholders

>  Paid $1.5B in dividends; increased quarterly dividend by 38%

>  Repurchased $3.5B of shares; increased authorization by $10B to $25B in early 2020

>  Continued ESG leadership

>  Delivered underlying production growth of 5%[5]

>  Grew Lower 48 Big 3 production by 22%

>  Started GMT-2 construction; sanctioned Tor II and Malikai Phase 2

>  Progressed exploration/ appraisal in Alaska and Montney

>  Achieved a new company record in safety performance with 0.14 total recordable rate (“TRR”)

>  Generated $3B of disposition proceeds; $2B of dispositions pending[6]

>  Completed acquisitions in Lower 48, Alaska and Argentina

>  Awarded new Indonesia production sharing contract

>  100% total reserve replacement; 117%organic replacement[7]

[1]	Adjusted earnings, adjusted EPS, free cash flow and return on capital employed (“ROCE”) are non-GAAP measures. Further information related to these measures as well as reconciliations to the nearest GAAP measure are included on Appendix A.
[2]	2019 cash provided by operating activities is $11.1B. Excluding operating working capital change of ($0.6B), cash from operations is $11.7B. Cash from operations (“CFO”) is a non-GAAP measure and is further defined on Appendix A.

6	ConocoPhillips

Proxy Summary

[3]	Ending cash includes cash, cash equivalents, and restricted cash totaling $5.4B and short-term investments of $3.0B. Restricted cash was $0.3B.
[4]	$2.3B reduction in ARO includes both closed and pending dispositions, of which $741 million was classified as held for sale as of December 31, 2019.
[5]	Underlying production excludes Libya and the impact of closed asset dispositions and acquisitions.
[6]	Pending dispositions as of December 31, 2019 include assets for which we have entered into sales agreements, including Australia-West, Niobrara, and Waddell Ranch in the Lower 48. These dispositions are subject to closing adjustments, as well as regulatory and other approvals. The Niobrara and Waddell Ranch dispositions closed in the first quarter of 2020, and the Australia-West disposition is expected to close in early 2020.
[7]	Reserve replacement is a ratio representing the change in proved reserves, net of production, divided by current year production. Organic reserve replacement is a ratio representing the change in proved reserves, net of production and excluding acquisitions and dispositions, divided by current year production. Further information and calculation of these measures are included in Other Measures on Appendix A.

Importantly, we delivered these milestones while operating safely and continuing to drive our leadership position in ESG matters. We maintained our ongoing practice of engaging with stockholders throughout 2019 and received consistent feedback that our disciplined, returns-focused strategy is the right one for our business and that our disclosures were addressing the things that our stockholders care about most.

INDUSTRY-LEADING TRANSFORMATION

Since 2016, we have transformed our company by improving drivers across all aspects of the business. The chart below describes the highlights of this three-year transformation:

3-Year Highlights - Improving Underlying Performance & Transforming Our Business

Financials	Strategy	Operations	Portfolio

>  $31.1B cash provided by operating activities, $31B CFO; $13.1B free cash flow[1]

>  Reduced debt by ~$12B

>  Single-A rated by all credit agencies

>  Finished 1st in performance peer group for 2017-2019 TSR[2]

>  Finished 1st in performance peer group for 3-year Adjusted ROCE and Adjusted CROCE improvement[3]

>  Returned ~44% of CFO[1] to stockholders

>  Paid over $4B in dividends; increased quarterly dividend by 68%

>  Authorization for share repurchase program at $25B; repurchased $9.5B of shares

>  Named to the S&P 500 Index and Dow Jones Sustainability Index

>  Improvements in incidents, spills, process safety and TRR

>  Grew Lower 48 Big 3 production by 54%

>  Achieved major project startups in Alaska, Norway, and China; sanctioned GMT-2, Tor II and, Malikai Phase 2

>  Successful exploration in Alaska, Norway, and Malaysia; added resources in Canada’s Montney

>  Strengthened portfolio with ~$19B of asset sales to optimize the portfolio

>  Acquired bolt-on interests and acreage in Alaska, Canada and Lower 48

>  23% total reserve replacement; 143% organic replacement[4]

>  Grew <$40/BBL WTI CoS resource base; reduced average CoS to <$30/BBL WTI[5]

>  Awarded new Indonesia production sharing contract

[1]	CFO and free cash flow are non-GAAP measures. Further information about these measures, as well as a reconciliation to the nearest GAAP measure can be found in Appendix A.
[2]	Total Shareholder Return (“TSR”) is calculated on the 20-day average methodology. Further information about this measure can be found in “Compensation Discussion & Analysis – Corporate Performance Criteria”, beginning on page 68.
[3]	Adjusted ROCE and Adjusted cash return on capital employed (“CROCE”) are non-GAAP measures. Further information and calculation of these measures can be found in “Compensation Discussion & Analysis – Corporate Performance Criteria”, beginning on page 68.
[4]	Reserve replacement is a ratio representing the change in proved reserves, net of production, divided by production for the period. Organic reserve replacement is a ratio representing the change in proved reserves, net of production and excluding acquisitions and dispositions, divided by production for the period. Further information and calculation of these measures are included in Other Measures on Appendix A.
[5]	Cost of supply (“CoS”) is the West Texas Intermediate equivalent price that generates a 10% return on a point forward and fully-burdened basis.

2020 Proxy Statement	7

Proxy Summary

Importantly, our three-year performance has been recognized by the market. While the sector experienced ongoing volatility, ConocoPhillips’ three-year TSR outperformed our performance peers and the energy sector, generally.

For the three years ended December 31, 2019, TSR was 11.3%.

*	TSR in this chart is calculated using the closing price on December 30, 2016 and the closing price on December 31, 2019 and assumes common stock dividends paid during the stated period are reinvested.

Stockholder Engagement

ConocoPhillips understands the importance of maintaining a robust stockholder engagement program. During 2019, ConocoPhillips continued this long-standing practice. Executives and management from our human resources, legal, investor relations, government affairs, and sustainable development groups routinely engaged with stockholders. When appropriate, directors also met with stockholders on a variety of topics, including strategy and value proposition, corporate governance, executive compensation, human capital management, culture, climate change, and sustainability. We spoke with representatives from our top institutional investors, mutual funds, public pension funds, labor unions, and socially responsible funds to hear their views on these important topics. Overall, investors expressed strong support for ConocoPhillips. We believe our regular stockholder engagement was productive and provided an open exchange of ideas and perspectives for both ConocoPhillips and our stockholders. For more information, see “Stockholder Engagement and Board Responsiveness” beginning on page 17 and “2019 Say on Pay Vote Result, Stockholder Engagement, and Board Responsiveness” beginning on page 53.

8	ConocoPhillips

Proxy Summary

Director Nominees

The Board recommends a vote FOR each of the 13 nominees listed below.

All of the nominees are currently serving as directors. All directors, other than the CEO, are independent.

			Director	Committee Memberships
Nominees	Principal Occupation	Age*	Since	EC	AFC	HRCC	DAC	PPC
Charles E. Bunch	Former Chairman and Chief Executive Officer, PPG Industries, Inc.	70	2014
Caroline Maury Devine	Former President and Managing Director of a Norwegian affiliate of ExxonMobil	69	2017
John V. Faraci	Former Chairman and Chief Executive Officer, International Paper Company	70	2015
Jody Freeman	Archibald Cox Professor of Law, Harvard Law School	56	2012
Gay Huey Evans OBE	Chairman, London Metal Exchange	65	2013
Jeffrey A. Joerres	Former Executive Chairman and Chief Executive Officer, ManpowerGroup Inc.	60	2018
Ryan M. Lance	Chairman and Chief Executive Officer, ConocoPhillips	57	2012
Admiral William H. McRaven	Retired U.S. Navy Four-Star Admiral (SEAL)	64	2018
Sharmila Mulligan	Chief Strategy Officer, Alteryx	54	2017
Arjun N. Murti	Senior Advisor, Warburg Pincus	50	2015
Robert A. Niblock Lead Director	Former Chairman, President and Chief Executive Officer, Lowe’s Companies, Inc.	57	2010
David T. Seaton	Former Chairman and Chief Executive Officer, Fluor Corporation	58	2020
R.A. Walker	Former Chairman and Chief Executive Officer, Anadarko Petroleum Corporation	63	2020

* As of March 30, 2020	Executive Committee (“EC”)	Audit and Finance Committee (“AFC”)	Human Resources and Compensation Committee (“HRCC”)

	Committee on Directors’ Affairs (“DAC”)	Public Policy Committee (“PPC”)	Red indicates Chair

2020 Proxy Statement	9

Proxy Summary

BOARD REFRESHMENT AND DIVERSITY

The Committee on Directors’ Affairs regularly evaluates the size and composition of the Board and continually assesses whether the composition appropriately relates to ConocoPhillips’ strategic needs, which change as our business environment evolves. When conducting its review of the appropriate skills and qualifications desired of directors, the Committee on Directors’ Affairs considers diversity of age, skills, gender, and ethnicity. As shown below, the Board balances its commitment to maintaining institutional knowledge with the need for fresh perspectives that board refreshment and director succession planning provide.

Director Nominee Tenure Diversity

Director Nominee Gender Diversity	Gender Diversity in Board Leadership Roles

Director Nominee Age Diversity

Diversity of Board Skills and Experience

CEO or senior officer	Financial reporting	Industry
CEO or senior officer experience demonstrates a practical understanding of organizations, processes, strategy, risk, and risk management.	Financial reporting, audit knowledge, and experience in capital markets, both debt and equity, are critical to ConocoPhillips’ success.	Industry experience provides valuable perspective on issues specific to our business within the energy industry.

Global	Regulatory/ government	Environmental/ sustainability
Global business or international experience provides valued perspectives on how well we grow our businesses outside the United States.	Regulatory/government experience offers valuable insight into how the energy industry is heavily regulated and directly affected by governmental actions and decisions.	Environmental/sustainability experience ensures that strategic business essentials and long-term value creation for stockholders are achieved with a responsible, sustainable business model.

Technology	Public company board service	Human capital management
Technology expertise adds exceptional value to our Board as we increasingly utilize our global data assets to monitor and optimize our operations.	Public company board service experience supports our goals of strong board and management accountability, transparency, and protection of stockholder interests.	Human capital management experience is essential for effective oversight on matters such as culture, succession planning, development and retention.

10	ConocoPhillips

Proxy Summary

Governance Highlights

Our Board oversees the development and execution of our strategy. We have robust governance practices and procedures that support our strategy. To maintain and enhance independent oversight, our Board is focused on its composition and effectiveness and has implemented a number of measures for continuous improvement.

The measures outlined below align our corporate governance structure with our strategic objectives and enable the Board to effectively communicate and execute our culture of compliance and rigorous risk management.

Comprehensive, Integrated Governance Practices

>  Our Board is committed to regular renewal and refreshment. We are continuously focused on the director recruitment and selection process. As a result, we have an experienced and diverse group of nominees. See “How Are Nominees Selected?” beginning on page 34.

>  Our Board’s thorough onboarding and director education processes complement this recruitment process.

>  Our independent Lead Director’s robust duties are set forth in our Corporate Governance Guidelines.

>  Our independent directors meet privately in executive session at each regularly scheduled Board meeting.

>  Our Board reviews CEO and senior management succession and development plans at least annually and assesses candidates during Board and committee meetings and in less formal settings.

>  Our Board and committees conduct intensive and thoughtful annual evaluations, including self-evaluations and peer assessments. See “Board and Committee Evaluations” on page 23.

>  Our directors provide feedback on Board and committee effectiveness, including areas such as Board composition and the Board/management succession-planning process.

>  Our Board regularly assesses its leadership structure.

>  Our Board’s decision-making is informed by input from stockholders.

The governance best practices we have adopted support these general principles:

>  Annual election of all directors

>  Long-standing commitment to sustainability

>  Stock ownership guidelines for directors and executives

>  Independent Audit and Finance, Human Resources and Compensation, Directors’ Affairs and Public Policy committees

>  Transparent public policy engagement

>  Prohibition on pledging and hedging for all employees

>  Proxy access

>  Active stockholder engagement

>  Independent Board except our CEO

>  Executive sessions of independent directors held at each regularly scheduled Board meeting

>  Independent Lead Director

>  Majority vote standard in uncontested elections

>  Clawback Policy

2020 Proxy Statement	11

Proxy Summary

Executive Compensation

2019 COMPENSATION PROGRAM STRUCTURE

Each year the Human Resources and Compensation Committee (the “HRCC”), advised by its independent compensation consultant and informed by feedback from stockholders, undertakes a rigorous process to set and review executive compensation. The HRCC believes a substantial portion of our executive compensation should be equity-based and focused on rewarding long-term performance and furthermore, that this approach most closely aligns the interests of our top executives with those of our stockholders.

The four primary elements of our executive compensation program are designed to provide a target total value for compensation that is competitive with our peers and attracts and retains the talented executives necessary to manage a large and complex company like ConocoPhillips. The following chart summarizes the principal components of our executive compensation program and the performance drivers of each element.

2019 Element of Pay	Overview	Key Benchmarks/Performance Measures
Annual Salary	Fixed cash compensation to attract and retain executives and balance at-risk compensation Range: Salary grade minimum / maximum	> Benchmarked to compensation reference group median; adjusted for experience, responsibility, performance, and potential
Variable Cash Incentive Program (“VCIP”)

Variable annual cash compensation to motivate and reward executives for achieving annual goals and strategic milestones that are critical to our strategic priorities

Range: 0% - 200% of target for corporate performance, inclusive of individual adjustments

>  Health, Safety, and Environmental (20%)

>  Operational (20%)

>  Financial —Absolute and Relative Adjusted ROCE/CROCE (20%)

>  Strategic Milestones (20%)

>  Relative TSR (20%)

>  Measured over a one-year performance period and aligned with our strategic priorities

Long-Term Incentive Program (“LTIP”)

Variable long-term equity-based compensation to motivate and reward executives for achieving multi-year strategic priorities

Granted at beginning of three-year performance period with final cash payout following the conclusion of the performance period based on HRCC assessment of progress toward pre-established corporate performance metrics and stock price on the settlement date

Range: 0% - 200% of total target award, inclusive of corporate performance adjustments

>  Relative TSR (50%)(3)

>  Financial – Relative Adjusted ROCE/CROCE   (30%)(3)

>  Strategic Objectives (20%)(3)

>  Measured over a three-year performance period and aligned with our strategic priorities

>  Stock price

Long-term equity-based compensation designed to encourage executive retention while incentivizing absolute performance that is aligned with stockholder interests

Annual award settles in cash on 3rd anniversary of grant date based on the stock price on the settlement date(2)

Range: 0% - 100% of target

> Stock price > Vest in three years

(1)	Prior to the 2018 equity grants, the LTIP consisted of the performance share program weighted at 60% and the stock option program weighted at 40%. Effective with equity grants in 2018, the HRCC approved replacing stock options with three-year, time-vested restricted stock units at a weight of 35% and increasing the weighting of performance shares to 65%.
(2)	Beginning with 2020 grants, Executive Restricted Stock Unit grants will be settled in shares rather than cash to provide additional common stock ownership through the Company’s executive compensation programs, and better align with market practice.
(3)	Performance share programs commencing prior to 2019, including PSP 17, include Strategic Objectives as a PSP measure; however, effective with performance share programs commencing in 2019, Strategic Objectives has been eliminated as a performance measure from the PSP and the weighting of relative TSR has increased from 50% to 60% and relative Financial (Adjusted ROCE/CROCE) has increased from 30% to 40%. This change eliminates discretion for determining payouts under the LTIP, which will now be determined solely on a formulaic basis.

12	ConocoPhillips

Proxy Summary

COMPENSATION AND GOVERNANCE PRACTICES

Management and the HRCC believe pay and performance are best aligned through a rigorous review process of our executive compensation programs. This process, which is described under the heading “HRCC Annual Compensation Cycle” on page 63, consists of benchmarking against our peers, completing four distinct performance reviews, incorporating stockholder feedback, and seeking the assistance of an independent third-party compensation consultant.

In connection with this ongoing review and based on feedback received through our stockholder outreach program, the HRCC maintains what it believes are best practices for executive compensation. Below is a summary of those practices.

WHAT WE DO

Pay for Performance: We align executive compensation with corporate and individual performance on both a short-term and long-term basis. The majority of our target total direct compensation for employees who are a senior vice president or higher, executives who report directly to the CEO, or any other employee considered an officer under Section 16(b) of the Securities Exchange Act of 1934 (“Senior Officers”) is variable incentive compensation. Actual total direct compensation varies based on the extent of achievement of, among other things, safety, operational, and financial performance, and strategic goals, as well as stock performance and individual performance.
Stock Ownership Guidelines: Our Stock Ownership Guidelines require executives to own stock or have an interest in restricted stock units valued at a multiple of base salary, ranging from 1.8 times base salary for lower level executives to six times base salary for the CEO. Each director is expected to own stock in the amount of the aggregate annual equity grants he or she received during his or her first five years on the Board. All of our Named Executive Officers and current directors meet or exceed these requirements.
Mitigation of Risk: Our compensation plans have provisions designed to mitigate undue risk, including caps on the maximum level of payouts, clawback provisions, varied performance measurement periods, and multiple performance metrics. In addition, the Board, the HRCC, and management perform an annual risk assessment to identify potential undue risk created by our incentive plans.
Clawback Policy: Executives’ incentive compensation is subject to a clawback that applies in the event of certain financial restatements. This is in addition to provisions contained in our award documents that, if an executive engages in any activity we determine is detrimental to ConocoPhillips, permit us to suspend the right to exercise, refuse to honor the exercise of awards already requested, or cancel awards granted.
Independent Compensation Consultant: The HRCC retained Frederic W. Cook & Co., Inc. (“FW Cook”) to serve as its independent executive compensation consultant. During 2019, FW Cook provided no other services to ConocoPhillips.
Double Trigger: Beginning with awards granted pursuant to long-term incentive programs in 2014, equity awards do not vest in the event of a change in control unless there is also a qualifying termination of employment.
Limited Payouts: The HRCC has implemented caps on all executive incentive programs. In 2019, the HRCC approved reducing the cap on the annual incentive program from 250% of target to 200% for the Executive Leadership Team, which includes the Named Executive Officers. Payouts under the Performance Share Program are limited to 200% of the total target award.

WHAT WE DON’T DO

No Excise Tax Gross Ups for Future Change in Control Plan Participants: In 2012, we eliminated excise tax gross ups for future participants in our Change in Control Severance Plan.
No Current Payment of Dividend Equivalents on Unvested Long-Term Incentives: Dividend equivalents on unvested restricted stock units awarded under the long-term incentive programs are only paid out to the extent that the underlying award is ultimately earned.
No Repricing of Underwater Stock Options: Our plans do not permit us to reprice, exchange, or buy out underwater options without stockholder approval.
No Pledging, Hedging, Short Sales, or Derivative Transactions: Company policies prohibit all of our employees from pledging, hedging, or trading in derivatives of ConocoPhillips stock.
No Employment Agreements for Our Named Executive Officers: All compensation for our Named Executive Officers is established by the HRCC.

2020 Proxy Statement	13

14	ConocoPhillips

Sustainability

Our Approach

ConocoPhillips recognizes the importance of delivering energy to the world and we are committed to demonstrating leadership in the production of natural gas and oil by being competitive both financially and with our environmental and social performance. As we manage through the uncertainty of the energy transition, natural gas and oil will still be in demand in a 2-degree world and flexibility and resilience will be required to ensure that supply. Our governance structure is designed to ensure that management of sustainability-related risks and opportunities throughout the organization is incorporated into our strategic and operating decisions. Our governance model extends from the Board’s Public Policy Committee, through the executive team, to leaders and internal subject matter experts.

Operated assets and major projects are examined through our sustainable development (“SD”) risk management process against the physical, social and political settings of our operations to ascertain potential risks. Sustainability-related risks are identified for climate change, water, biodiversity and stakeholder engagement, and action plans for each priority risk include line-of-sight goals for business units and key functions.

Sustainable Development Risk Management

2020 Proxy Statement	15

Sustainability

MANAGING CLIMATE-RELATED RISKS

Our comprehensive governance framework provides Board and management oversight of our climate-related risk processes and mitigation plans as outlined in our Managing Climate-Related Risks report. Our integrated management system approach to identify, assess, characterize, and manage climate-related risks links directly to the enterprise risk management process, which includes an annual review by executive leadership and the Board.

We use scenarios in our strategic planning process to:

>	gain a better understanding of external factors that impact our business;
>	test the robustness of our strategy across different business environments;
>	communicate risks appropriately; and
>	adjust prudently to changes in the business environment.

We also have a long-term target to reduce our greenhouse gas emissions intensity which will be reviewed in 2020 as part of our ongoing governance. This goal demonstrates our commitment to greenhouse gas emissions reductions and managing climate-related risks and issues throughout the business. It also ensures that appropriate risk management discussions occur throughout the lifecycles of our assets.

MANAGING LOCAL WATER RISKS

Access to water is essential to the communities and ecosystems near our operations and to our ability to produce natural gas and oil. Fresh water is a limited resource in regions experiencing water scarcity, and local availability may be affected in the future by physical effects of climate change, such as droughts. Although access to water and water scarcity are issues of global importance, we manage water risks and mitigate potential impacts to water resources locally, taking into account the unique social, economic, and environmental conditions of each basin or offshore marine area.

MANAGING LOCAL BIODIVERSITY RISKS

Biodiversity, which is the variety of terrestrial and marine plant and animal species, is important to maintaining ecosystem health and is an aspect of human well-being. Every basin or marine area has a unique combination of habitats, plant, and animal species. We address potential impacts to areas with biological or cultural significance through the use of the Mitigation Hierarchy, which includes four prioritized steps: (1) Avoid; (2) Minimize; (3) Restore; and (4) Offset.

ENGAGING STAKEHOLDERS

Active stakeholder engagement and dialogue is an integral part of our sustainability commitment and is how we go about implementing or “operationalizing” our commitment to human rights, including indigenous peoples’ rights, and our commitment to the communities where we operate. For each of our assets, we develop a stakeholder engagement plan that identifies those who can influence or be affected by our activities and outlines how we will engage with them to build long-term value for both ConocoPhillips and our stakeholders.

RECOGNITION

Notable ESG achievements in 2019 include:

>	Named to the Dow Jones Sustainability Index for the 13th consecutive year, ranked as the highest energy company in North America;
>	Rated “AA” by MSCI, the second highest possible score;
>	Achieved a score of 89.1/100 from Sustainalytics;
>	Received the best possible score of “1” on both environmental and social metrics from ISS QualityScore; and
>	Achieved a B rating for CDP, which is above the industry and North American average.

To learn more about sustainable development at ConocoPhillips, please view our Sustainability Report on our website under “Company Reports and Resources.”

16	ConocoPhillips

Corporate Governance Matters

The Committee on Directors’ Affairs and our Board annually review our governance structure, taking into account changes in Securities and Exchange Commission (the “SEC”) and New York Stock Exchange (the “NYSE”) rules, as well as current best practices. Our Corporate Governance Guidelines address the matters shown below, among others.

> Director qualifications; > Director responsibilities; > Board committees; > Director access to officers, employees, and independent advisors;	> Director compensation and stock ownership requirements; > Director orientation and continuing education;	> Chief Executive Officer evaluation and management succession planning; and > Board performance evaluations.

The Corporate Governance Guidelines are posted on our website under “Investors > Corporate Governance” and are available in print upon request (see “Available Information and Questions and Answers about the Annual Meeting and Voting” beginning on page 110).

Stockholder Engagement and Board Responsiveness

ConocoPhillips is committed to engaging in constructive and meaningful conversations with stockholders and to building and managing long-term relationships based on mutual trust and respect. The Board values the input and insights of our stockholders and believes that consistent and effective Board-stockholder communication strengthens the Board’s role as an active, informed, and engaged fiduciary.

BOARD OVERSIGHT OF ENGAGEMENT

In an effort to continuously improve ConocoPhillips’ governance processes and communications, the Committee on Directors’ Affairs has adopted Board and Shareholder Communication and Engagement Guidelines. Recognizing that director attendance at the annual meeting provides stockholders with a valuable opportunity to communicate with Board members, we expect directors to attend. In 2019, all of the directors standing for re-election participated in the annual meeting. We anticipate that all of the director nominees will attend the Annual Meeting in May. We also support an open and transparent process for stockholders and other interested parties to contact the Board in between annual meetings as noted under “Communications with the Board of Directors” on page 20.

The Board-Driven Stockholder Engagement Process

Deliberate, assess, and prepare

The Board regularly assesses and monitors investor sentiment, stockholder voting results, and trends in governance, executive compensation, human capital management, culture, regulatory, environmental, social, and other matters. With that foundation, the Board identifies and prioritizes potential topics for stockholder engagement.

Reach out and engage

Management regularly meets with stockholders to actively solicit input on a range of issues and reports stockholder views to our Board. With management’s assistance, and when appropriate, members of the Board will engage in dialogue with stockholders, which clarifies and deepens the Board’s understanding of stockholder concerns and provides stockholders with insight into our Board’s processes.

Evaluate and respond

Stockholder input informs our Board’s ongoing process of continually improving governance and other practices. Specifically, the Board and management regularly review stockholder input to evaluate any identified issues and concerns. The Board responds, as appropriate, with continued discussion with stockholders and enhancements to policy, practices, and disclosure.

2020 Proxy Statement	17

Corporate Governance Matters

ONGOING ENGAGEMENT AND BOARD REPORTING

Executives and management from ConocoPhillips’ human resources, legal, investor relations, government affairs, and sustainable development groups and, when appropriate, directors meet with stockholders regularly on a variety of topics. Management provides reports to the Board and its committees regarding the key themes and results of these conversations, including typical investor concerns and questions, emerging issues, and pertinent corporate governance matters.

In 2019, we actively reached out to investors owning more than 50 percent of our stock to invite them to participate in in-depth discussions with our engagement team. We gained valuable feedback during these discussions, which was shared with the Board and its relevant committees.

By the Numbers: Stockholder Engagement in Spring and Fall 2019

BOARD RESPONSIVENESS

Our Board is committed to constructive engagement with investors. We regularly evaluate and respond to the views expressed by our stockholders. This dialogue has led to enhancements in our corporate governance, environmental, social, and executive compensation activities that the Board believes are in the best interest of ConocoPhillips and our stockholders.

To better communicate with our stockholders, ConocoPhillips has formed a Governance Leadership Team, which is an engagement team comprised of management and internal subject matter experts on strategy, governance, compensation, compliance, human capital management, and environmental and social issues, to lead a comprehensive, year-round stockholder engagement program.

The Governance Leadership Team that spearheaded our 2019 outreach efforts consisted of the following members of ConocoPhillips management: Ellen R. DeSanctis, Senior Vice President, Corporate Relations; Mark Keener, Vice President, Investor Relations; Heather Sirdashney, Vice President, Human Resources; Brian Pittman, General Manager, Compensation and Benefits; Shannon B. Kinney, Deputy General Counsel, Governance, Corporate, and Employment and Chief Compliance Officer; Lloyd Visser, Global Head, Sustainable Development; and James Viray, Director, Stakeholder Engagement & Social Responsibility. In some instances, our Lead Director, Robert A. Niblock, also participated in the stockholder meetings.

18	ConocoPhillips

Corporate Governance Matters

In these meetings, we discussed our strategy and value proposition, corporate governance, executive compensation, human capital management, culture, climate change, and sustainability. In 2019, the feedback received from our stockholders on these and other topics was overwhelmingly positive.

What We Learned from Our Meetings with Stockholders
>	Stockholders were interested in our governance and performance on sustainable development risk management and provided positive feedback on our continued leadership in sustainability initiatives and disclosures
>	Stockholders commended the changes to our compensation programs and appreciated the improved disclosures regarding targets, target setting and results in response to stockholders’ previously expressed desire for increased transparency
>	Stockholders were interested in how our Board and senior management attract and retain top-tier talent and appreciated learning more about how we are engaging our workforce for feedback to consistently improve as an organization
>	Stockholders were interested in our process for refreshment of our Board and applauded the gender diversity and composition of our Board
>	Stockholders appreciated the opportunity to meet with our Governance Leadership Team and members of our Board for open discussion and to directly ask management questions

Changes Informed by Stockholder Input
As part of our continued commitment to constructive engagement with our stockholders, we devote a meaningful amount of time to discussing the views voiced by our stockholders and share such input with our Board and its committees, where applicable, for their consideration. Our dialogue has led to the following changes:
>	Published our Managing Climate-Related Risks report
>	Joined the Climate Leadership Council to participate in the ongoing dialogue about carbon pricing and framing the issues in alignment with our principles
>	Continued transparency around targets and results for our annual and long-term incentive programs (see pages 71-79)
>	Beginning in 2019, capped the annual incentive payout at 200% of target, inclusive of individual adjustments, for the Executive Leadership Team, including Named Executive Officers (previously capped at 250%)
>	Effective with the annual incentive and performance share programs commencing in 2020, added the S&P 500 Total Return Index* to the performance peer group, broadening the performance benchmark beyond industry peers to further align executive pay with long-term stockholder interests
>	Adopted a percentile-based payout matrix to determine formulaic payouts of relative metrics in performance-based programs (see page 71), while in prior years, the relative payout matrix was based on the Company’s rank among performance peers
>	Beginning with 2020 grants, Executive Restricted Stock Unit grants will be settled in shares rather than cash to provide additional common stock ownership through the Company’s executive compensation programs, and better align with market practice
>	Effective with performance share programs commencing in 2019, eliminated the Strategic Objectives performance measure from the Performance Share Program and increased the weighting of relative TSR from 50% to 60% and relative Financial metrics (Adjusted ROCE/CROCE) from 30% to 40%, eliminating discretion in determining payouts under the LTIP, which will now be determined solely on a formulaic basis
>	Provided additional disclosures regarding our commitment to culture and human capital management (see page 25)
>	Elected two new directors to our Board with extensive industry experience

*	Relative TSR metrics only

2020 Proxy Statement	19

Corporate Governance Matters

Communications with the Board of Directors

Stockholders and interested parties may write or call our Board by contacting our Corporate Secretary as provided below:

Write to:	Call:	Email:	Annual Meeting Website:
ConocoPhillips Board of Directors c/o Corporate Secretary ConocoPhillips P.O. Box 4783 Houston, TX 77210-4783	(281) 293-3030	boardcommunication@ conocophillips.com	www.conocophillips.com/ annualmeeting

Relevant communications will be distributed to the full Board or to individual directors, as appropriate. The Corporate Secretary will not forward business solicitations, or advertisements, junk mail and mass mailings, new product suggestions, product complaints, product inquiries, resumes and other forms of job inquiries, surveys, or communications that are unduly hostile, threatening, illegal, or similarly unsuitable. Any communication that is filtered out is available to any director upon request.

Board Leadership Structure

Board Overview

> > >	Chairman of the Board and Chief Executive Officer: Ryan M. Lance Lead Director: Robert A. Niblock Active engagement by all directors	> >

12 of our 13 director nominees are independent

All members of the Audit and Finance Committee, Human Resources and Compensation Committee, Committee on Directors’ Affairs, and Public Policy Committee are independent

CHAIRMAN AND CEO ROLES

ConocoPhillips believes that independent board oversight is an essential component of strong corporate performance and enhances stockholder value. A combined position of Chairman and CEO is only one element of our leadership structure, which also includes an independent Lead Director and active non-employee directors. Furthermore, each of the Audit and Finance, Human Resources and Compensation, Directors’ Affairs, and Public Policy committees is made up entirely of independent directors. While the Board retains the authority to separate the positions of Chairman and CEO if it deems appropriate in the future, the Board believes the combined role of Chairman and CEO is currently effective. Combining these roles places one person in a position to guide the Board in setting priorities for ConocoPhillips and in addressing the risks and challenges we face. The Board believes that, while its independent directors bring a diversity of skills and perspectives to the Board, Mr. Lance, by virtue of his day-to-day involvement in managing ConocoPhillips, is best suited to perform this unified role.

The Board believes there is no single organizational model that is the best and most effective in all circumstances. As a result, the Board periodically considers whether the offices of Chairman and CEO should be combined and who should serve in such capacities. The Board will continue to reexamine its corporate governance policies and leadership structures on an ongoing basis to ensure that they continue to meet our needs.

INDEPENDENT DIRECTORS

The Board believes its current structure and processes encourage the independent directors to be actively involved in guiding the work of the Board. The Chairs of the Board’s committees establish their agendas and review their committee materials in advance of meetings, conferring with other directors and members of management as each deems appropriate. Moreover, each director is authorized to suggest agenda items and to raise matters that are not on the agenda at Board and committee meetings.

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Corporate Governance Matters

Our Corporate Governance Guidelines require the independent directors to meet in executive session at every meeting. Additionally, if the offices of Chairman and CEO are held by the same person, a lead director must be selected from among the non-employee directors. Robert A. Niblock currently serves as Lead Director.

Our Lead Director presides at executive sessions of the independent directors. Each executive session may include a discussion of the performance of the Chairman and CEO, matters concerning the relationship of the Board with the Chairman and CEO and other members of senior management, and such other matters as the independent directors deem appropriate. No formal action of the Board is taken at these meetings, although the independent directors may subsequently recommend matters for consideration by the full Board. The Board may invite guest attendees for the purpose of making presentations, responding to questions by the directors, or providing counsel on specific matters within their areas of expertise. In addition to chairing the executive sessions, the Lead Director manages the discussion with our CEO following the independent directors’ executive sessions, extensively participates in the discussion of CEO performance, and ensures that the Board’s self-assessments are conducted annually.

Board Independence

The Corporate Governance Guidelines contain director independence standards that are consistent with the standards set forth in the NYSE Listed Company Manual to assist the Board in determining the independence of ConocoPhillips’ directors. The Board has determined that each director, except Mr. Lance, meets the standards regarding independence set forth in the Corporate Governance Guidelines and is free of any material relationship with ConocoPhillips (either directly or indirectly as a partner, stockholder, or officer of an organization that has a relationship with ConocoPhillips). In making such determination, the Board specifically considered the fact that many of our directors may be directors, retired officers, and stockholders of companies with which we conduct business. In addition, some of our directors may serve as employees of, or consultants or advisors to, companies that do business with ConocoPhillips and its affiliates. In all cases, the Board determined that the nature of the business conducted and the interest of the director by virtue of such position were immaterial both to ConocoPhillips and to the director.

In recommending that each non-employee director be found independent, our Board, with input from the Committee on Directors’ Affairs, considered relationships that, while not constituting related-party transactions in which a director had a direct or indirect material interest, nonetheless involved transactions between ConocoPhillips and a company with which a director is affiliated, whether through employment status or by virtue of serving as a director. Included in the Committee’s review were the following transactions, which occurred in the ordinary course of business. In all instances, it was determined that the nature of the business conducted and the dollar amounts involved were immaterial, both to ConocoPhillips and the relevant counterparty, and fell within independence standards set forth in the ConocoPhillips Corporate Governance Guidelines and the NYSE Listed Company Manual.

Director	Matters Considered
Charles E. Bunch	Ordinary course business transactions with Marathon Petroleum Corporation
Caroline Maury Devine	Ordinary course business transactions with Technip and FMC Technologies Inc.
John V. Faraci	Ordinary course business transactions with International Paper Co., Royal Bank of Canada, U.S. Steel Corporation, and the National Fish and Wildlife Foundation
Gay Huey Evans OBE	Ordinary course business transactions with Standard Chartered PLC and the Financial Reporting Council
Jeffrey A. Joerres	Ordinary course business transactions with Johnson Controls International plc
William H. McRaven	Ordinary course business transactions with The University of Texas System
Arjun N. Murti	Ordinary course business transactions with RS Energy Group Inc.
Robert A. Niblock	Ordinary course business transactions with Lowe’s Companies, Inc.
David T. Seaton	Ordinary course business transactions with The Mosaic Company, the American Petroleum Institute and the Business Roundtable
R.A. Walker	Ordinary course business transactions with Anadarko Petroleum Corporation, BOK Financial Corporation and CenterPoint Energy Corporation

2020 Proxy Statement	21

Corporate Governance Matters

Related Party Transactions

In accordance with SEC rules, we maintain a policy on related party transactions (“Related Party Transaction Policy”), which requires the Audit and Finance Committee to review all known Reportable Related Party Transactions. A Reportable Related Party Transaction is a transaction, arrangement or relationship (or series of similar transactions, arrangements or relationships) in which:

>	We (or one of our subsidiaries) was, is or will be a participant;
>	The aggregate amount involved exceeds $120,000 in any fiscal year; and
>	Any person who is, or at any time since the beginning of the Company’s last fiscal year was, an executive officer, director, director nominee or holder of at least 5% of our equity securities (each a “Covered Person”), or any of such person’s immediate family members had, has or will have a direct or indirect material interest.

In accordance with the Related Party Transaction Policy, Covered Persons are required to identify affiliations or relationships that they or their immediate family members have that could reasonably be expected to give rise to a Reportable Related Party Transaction. Based on this information, our legal staff, in consultation with the finance team, performs the necessary diligence to determine whether a Reportable Related Party Transaction exists. Upon determining that a transaction was, is, or will be a Reportable Related Party Transaction, the General Counsel presents all relevant facts and circumstances to the Audit and Finance Committee, which reviews transactions for materiality and determines whether the transaction is in the best interest of ConocoPhillips, before either approving, ratifying, or disapproving it. In making its decision, the Audit and Finance Committee considers whether the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party and the extent of the Covered Person’s interest in the transaction, taking into account the conflicts of interest provisions of ConocoPhillips’ Code of Business Ethics and Conduct and such other factors as it believes are relevant.

The Audit and Finance Committee approved or ratified the following transaction:

We employ Cameron Smith, son-in-law of William L. Bullock, Jr., our President, Asia Pacific & Middle East, in a non-executive position. The aggregate value of the compensation paid to Mr. Smith during fiscal year 2019 was approximately $210,057, consisting of salary, annual incentive (earned in fiscal 2019 and paid in fiscal 2020), and restricted stock units. In addition, Mr. Smith received the standard benefits provided to other non-executive ConocoPhillips employees for his services during fiscal year 2019.

22	ConocoPhillips

Corporate Governance Matters

Board and Committee Evaluations

Each year, the Board performs a rigorous full Board evaluation, and each director performs a self-evaluation and an evaluation of each of his or her peers. Generally, the evaluation process described below is managed by the Corporate Secretary’s office with oversight by the Committee on Directors’ Affairs. However, the Committee on Directors’ Affairs periodically retains an independent third party to manage the evaluation process to ensure it remains as thorough and transparent as possible.

In addition to participating in the full Board evaluation, members of each committee also complete a detailed questionnaire annually to evaluate how well the committee is operating and to suggest improvements. Each committee’s Chair summarizes the responses and reviews them with the members of his or her respective committee.

The Committee on Directors’ Affairs reviews these evaluation processes annually and develops any changes it deems necessary to maintain best practices.

2020 Proxy Statement	23

Corporate Governance Matters

Board Risk Oversight

While our management team is responsible for the day-to-day management of risk, the Board has broad oversight responsibility for our risk-management programs. In this role, the Board is responsible for ensuring that the risk-management processes designed and implemented by management are functioning as intended and that necessary steps are taken to foster a culture of prudent decision-making throughout the organization.

In order to maintain effective Board oversight across the entire enterprise, the Board delegates to individual committees certain elements of its oversight function, as shown below. In addition, the Board delegates authority to the Audit and Finance Committee to manage the risk oversight efforts of the various committees. As part of this authority, the Audit and Finance Committee regularly discusses ConocoPhillips’ enterprise risk-management policies and facilitates appropriate coordination among committees to ensure that our risk-management programs are functioning properly. The Board receives regular updates from its committees on individual categories of risk, including strategy, reputation, operations, climate change, people, technology, investment, political, legislative, regulatory, and market, and receives a report periodically from the Chair of the Audit and Finance Committee about oversight efforts and coordination.

The Board exercises its oversight function with respect to all material risks to ConocoPhillips, which are identified and discussed in our public filings with the SEC.

Code of Business Ethics and Conduct

ConocoPhillips has adopted a worldwide Code of Business Ethics and Conduct, which applies to all directors, officers, and employees. The Code of Business Ethics and Conduct is designed to help resolve ethical issues in an increasingly complex global business environment and covers topics such as conflicts of interest, insider trading, competition and fair dealing, discrimination and harassment, confidentiality, payments to government personnel, anti-boycott laws, U.S. embargos and sanctions, compliance procedures, employee complaint procedures, expectations for supervisors, internal investigations, use of social media, and money laundering. In accordance with good corporate governance practices, we periodically review and revise the Code of Business Ethics and Conduct as necessary.

The Code of Business Ethics and Conduct is posted on our website under “Investors > Corporate Governance.” Any amendments to the Code of Business Ethics and Conduct or waivers of it for our directors and executive officers will be posted on our website promptly to the extent required by law. Stockholders may request printed copies of our Code of Business Ethics and Conduct by following the instructions located under “Available Information and Questions and Answers About the Annual Meeting and Voting” beginning on page 110.

24	ConocoPhillips

Corporate Governance Matters

Commitment to our Culture

We believe our performance is not merely about what we do, but how we do it. The way we do our work is what sets us apart and drives our performance. We run our business under a set of guiding principles we call our SPIRIT Values – Safety, People, Integrity, Responsibility, Innovation, and Teamwork. These set the tone for how we behave with all our stakeholders, internally and externally. They are shared by everyone in our organization, distinguish us from competitors, and are a source of pride.

We know that our people are one of our greatest assets. Our reputation and integrity require that each employee, officer, director, and those working on our behalf maintain personal responsibility for ethical business conduct. We respect one another and have created an inclusive environment that reflects the different backgrounds, experiences, ideas, and perspectives of our employees. We recognize that a strong corporate culture is critical to our long-term success. Senior management is influential in defining and shaping our corporate culture and sets the expectations and tone for an ethical work environment. Our Board also provides valuable oversight in assessing and monitoring our corporate culture. ConocoPhillips has a longstanding commitment to ensuring respectful, fair, and non-discriminatory treatment for all employees and maintaining a workforce that is free from all forms of unlawful conduct.

Policies & Training	Board Oversight	Internal Resources	Investigative Processes

>  Code of Business Ethics and Conduct; mandatory annual attestations completed by all employees

>  Equal Employment Opportunity and Affirmative Action Policies/Programs

>  Workplace Harassment Prevention Training required for all employees

>  Audit and Finance Committee provides oversight to Global Compliance & Ethics (“GC&E”) organization

>  Five in-person Committee/Board meetings throughout the year

>  Compliance program activity, key metrics and aggregate investigative updates shared with the Audit and Finance Committee

>  Multiple avenues to seek guidance or report workplace ethical concerns

>  Ethics Helpline, accessible by phone or online

>  Employees can also report to Supervisor, Human Resources representatives, or directly to GC&E

>  Fair and confidential investigative processes conducted by an independent investigator

>  Anonymous reporting always available, zero tolerance for retaliation

>  GC&E reviews all investigation summaries and recommendations to ensure global consistency

Human Capital Management

We depend on our employees to successfully execute our differential strategy and we value their contributions. Their focus on accountability and performance enables us to safely find and deliver energy to the world. Effectively engaging, developing, retaining, and rewarding our more than 10,000 employees is a priority for our executives, and for the Board, which provides oversight to elements of our human capital management. We understand and believe that an engaged workforce is a powerful determinant of business success, and in 2019 we launched a multi-year effort to solicit feedback from our employees via an employee survey we called “Perspectives.” In our first Perspectives survey, we had 86% employee participation and achieved a satisfaction score that was 5 points higher than general industry and 11 points higher than our energy peers who used the same platform. Based on survey results, leaders across the company took responsibility for developing action plans for their areas of accountability to respond to employee feedback. We track progress on the action plans and expect to resurvey our employees in 2020.

COMPENSATION PROGRAMS

The Human Resources and Compensation Committee oversees many of our employee compensation programs. Our compensation programs are competitive with local markets and are generally comprised of a base pay rate, the annual Variable Cash Incentive Program, and for eligible employees, the Restricted Stock Unit Program. From the CEO to the front-line worker, every employee participates in our annual incentive program, which aligns employee compensation with ConocoPhillips’ success on critical performance metrics and also recognizes individual performance. Our Restricted Stock Unit Program is designed to attract and retain employees, reward performance, and align employee interest with stockholders by encouraging stock ownership. Compensation programs for our top executives are described beginning on page 51.

2020 Proxy Statement	25

Corporate Governance Matters

DIVERSITY AND INCLUSION

The Human Resources and Compensation Committee oversees diversity and inclusion (“D&I”) across the entire organization. Three areas guide our actions and drive progress: (1) leadership accountability; (2) employee awareness; and (3) processes and programs. D&I is a critical part of our culture. We have established governance supporting D&I efforts within ConocoPhillips. In 2019, we named a D&I Champion (a member of our Executive Leadership Team) and formed a global D&I Council with responsibility for advocating, advising and serving as ambassadors on D&I across the company. Leaders around the world are accountable for having local D&I plans and meet regularly to discuss challenges, opportunities, best practices and progress. We actively monitor diversity statistics on a global basis and publicly report representation of women and minorities in leadership roles. Our disability accommodation policy is available to all employees and accessible in more than one way. Employees have access to training resources such as unconscious bias training, as well as networking and support opportunities with employee resource groups. These groups raise awareness about important D&I topics and help influence greater awareness of diversity and inclusion.

To sustain progress, we link our efforts to our daily activities, including:

>	Educating managers on inclusive hiring practices;

>	Conducting immersive D&I training for senior leaders and influencers;

>	Working with a strategic job board partner to connect with individuals and veterans with disabilities that want to find employment with an inclusive employer;

>	Ensuring diversity of internal and external candidate slates; and

>	Creating balanced interview teams to mitigate any unconscious bias.

We also apply our high standards for diversity and inclusion throughout our supply chain by identifying and facilitating opportunities to utilize products and services from businesses owned by women and minorities. We have recently expanded our supplier diversity program to support the inclusion and utilization of suppliers that are service-disabled veteran-owned businesses.

TALENT DEVELOPMENT

Talent development is overseen by our Committee on Directors’ Affairs and the Human Resources and Compensation Committee. We recognize that in order to deliver on our strategy, we need to have a skilled, engaged and aligned workforce. We seek to attract, develop, and retain employees through a combination of on-the-job learning, formal training, and regular feedback and mentoring. Talent Management Teams guide employee development and career progression by skills and location. We recently introduced a new performance management program focused on increased objectivity, credibility and transparency. The new program includes broad stakeholder feedback, frequent real-time recognition and the introduction of a new ‘how’ rating to assess behaviors to ensure they are in line with our guiding principles. ConocoPhillips has identified leadership competencies that provide a common baseline of knowledge, skills, abilities, and behaviors to support employee performance, growth, and success. All employees have access to a voluntary 360-feedback tool to receive feedback on their strengths and opportunities relative to these competencies. We offer training on a broad range of technical and professional skills, from petrotechnical data analytics to communication skills.

HEALTH AND WELL-BEING

We work to ensure our global benefits are competitive, inclusive, aligned with company culture, and allow our employees to meet their individual needs and the needs of their families. We provide flexible work schedules and competitive time off, including parental leave policies in many locations. Beginning in 2020, our U.S. parental leave benefit increased from 2 weeks to 6 weeks, and we extended the increased benefit to U.S. employees who became new parents (birth mothers, non-birth parents, adoptive parents) in 2019. Combined with our maternity benefit (8 weeks), new birth mothers are eligible for up to 14 weeks of paid leave in 2020. It is important that we help families focus on this most important job.

Our global wellness programs include biometric screenings and fitness challenges designed to educate and promote a healthy lifestyle. All employees have access to our employee assistance program, and many of our locations offer custom programs to support mental well-being. Retirement and savings benefit plans are intended to support employees’ financial futures and are competitive with local markets.

26	ConocoPhillips

Corporate Governance Matters

Compensation Programs Oversight by HRCC	Diversity & Inclusion Oversight by HRCC	Talent Development Oversight by DAC/HRCC	Health & Well-being

>  Compensation programs reward and drive performance

>  Annual incentive links individual and company performance

>  Long-term incentives align with interest of stockholders

>  Global equitable pay practices

>  Inclusion efforts focus on leadership/metrics, education and programs/processes

>  All leadership candidate lists are diverse

>  Inclusion resource center; unconscious bias training

>  Active employee network groups with 5,000+ members (e.g., Black Employee Network, Women’s Network)

> Robust succession planning for future leaders > Multi-year leadership development plan > Talent Management Teams shepherd employee development > Annual performance management process; 360 feedback

>  Competitive global benefits informed by external market practices and employee needs

>  Physical and mental well-being programs

>  Global biometric screenings and fitness challenges

>  Flexible work schedules and competitive time-off

External Recognition	> Human Rights Campaign’s Corporate Equality Index: Perfect score > Forbes America’s Best Employers for Diversity > Forbes World’s Best Employers > FORTUNE’s 2020 World’s Most Admired Companies

Executive Succession Planning and Leadership Development

Succession planning and leadership development are top priorities for the Board and management. On an ongoing basis, the Board, with oversight by the Committee on Directors’ Affairs, plans for succession to the role of CEO and other senior management positions. The Human Resources and Compensation Committee assists in succession planning, as necessary, and reviews and makes recommendations to the Board regarding people strategies and leadership development initiatives. To assist the Board, the CEO periodically reports on individual senior executives’ potential to succeed to the position of CEO and provides an assessment of potential successors to other key positions.

Public Policy Engagement

Legislators and regulators govern all aspects of our industry and can have considerable influence on our success. Accordingly, senior leadership and our Board encourage involvement in activities that advance ConocoPhillips’ goals. As a company, we engage in activities that include lobbying, making contributions to candidates and political organizations from our corporate treasury and our employee political action committee, and participating in trade associations.

The Board’s Public Policy Committee has approved policies and guidelines to help ConocoPhillips maintain alignment with our SPIRIT Values and policy principles and compliance with local, state, and federal laws that govern corporate involvement in activities of a political or public policy nature. The Public Policy Committee also approves the budget for political contributions and monitors compliance with these plans. In addition, all of these activities are carefully managed by our Government Affairs division in an effort to yield the best business result for ConocoPhillips and to satisfy the various reporting requirements. To learn more about our political contribution activity and view our disclosures related to candidates, political organizations, and trade associations, please visit “About Us > Sustainability Approach > Policies and Positions” at www.conocophillips.com.

2020 Proxy Statement	27

Corporate Governance Matters

Board Meetings and Committees

The Board met five times in 2019. Each director attended at least 75% of the aggregate of the Board and applicable committee meetings held in 2019.

The Board has five standing committees: (1) the Executive Committee; (2) the Audit and Finance Committee; (3) the Human Resources and Compensation Committee; (4) the Committee on Directors’ Affairs; and (5) the Public Policy Committee. The Board determined that all of the members of the Audit and Finance Committee, the Human Resources and Compensation Committee, the Committee on Directors’ Affairs, and the Public Policy Committee are independent directors within the meaning of SEC regulations, the listing standards of the NYSE, and ConocoPhillips’ Corporate Governance Guidelines. Each committee, other than the Executive Committee, conducts an annual self-evaluation as described under “Board and Committee Evaluations” on page 23. The charters for our standing committees can be found on ConocoPhillips’ website at www.conocophillips.com under “Investors > Corporate Governance > Committees.” Stockholders may request printed copies of these charters by following the instructions under “Available Information and Questions and Answers About the Annual Meeting and Voting” beginning on page 110.

The committee memberships and respective primary responsibilities of each committee, as well as the number of meetings each committee held in 2019, are shown below.

Executive

2019 meetings | 4 Ryan M. Lance | Chair Charles E. Bunch John V. Faraci Jody Freeman Robert A. Niblock

Primary responsibilities

>   Exercises the authority of the full Board between Board meetings on all matters other than: (1) those matters expressly delegated to another committee of the Board; (2) the adoption, amendment, or repeal of any of our By-Laws; and (3) matters that cannot be delegated to a committee under statute or our Certificate of Incorporation or By-Laws.

Audit and Finance

2019 meetings | 10 John V. Faraci | Chair Gay Huey Evans OBE William H. McRaven Sharmila Mulligan David T. Seaton R.A. Walker

Primary responsibilities

>   Discusses with management, the independent auditors, and the internal auditors the integrity of ConocoPhillips’ accounting policies, internal controls, financial statements, financial reporting practices, and select financial matters, including our capital structure, complex financial transactions, financial risk management, retirement plans, and tax planning.

>   Reviews the qualifications, independence, and performance of our independent auditors and the qualifications and performance of our internal auditors and chief compliance officer.

>   Reviews our compliance with legal and regulatory requirements and corporate governance, including our Code of Business Ethics and Conduct.

>   Discusses with management and the chief compliance officer the implementation and effectiveness of the Company’s global compliance and ethics program.

>   Maintains open and direct lines of communication with the Board and our management, internal auditors, independent auditors, and the global compliance and ethics organization.

>   Assists the Board in fulfilling its oversight of enterprise risk management, particularly with regard to: (1) market-based risks; (2) financial reporting; (3) effectiveness of information systems and cybersecurity; and (4) commercial trading.

>   Reviews, and coordinates the review by other committees of, significant corporate risk exposures and steps management has taken to monitor, control, and report such exposures.

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Corporate Governance Matters

Human Resources and Compensation

2019 meetings | 7 Charles E. Bunch | Chair John V. Faraci Jeffrey A. Joerres William H. McRaven Sharmila Mulligan Arjun N. Murti

Primary responsibilities

>   Oversees our executive compensation policies, plans, programs, and practices and reviews our retention strategies.

>   Assists the Board in discharging its responsibilities relating to the fair and competitive compensation of our executives and other key employees.

>   Together with the Lead Director, annually reviews the performance of the CEO.

>   Annually reviews and determines compensation for the CEO and our Senior Officers.

>   Reviews and makes recommendations to the Board regarding people strategies and initiatives, such as leadership development, cultural and diversity and inclusion management.

>   Assists the Board in fulfilling its oversight of enterprise risk management, particularly risks in connection with compensation programs and practices and retention strategies.

Directors’ Affairs

2019 meetings | 5 Robert A. Niblock | Chair Charles E. Bunch C. Maury Devine Jody Freeman Jeffrey A. Joerres Arjun N. Murti

Primary responsibilities

>   Selects and recommends director candidates to be submitted for election at the Annual Meeting and to fill any vacancies on the Board.

>   Recommends committee assignments to the Board.

>   Reviews and recommends to the Board compensation and benefits policies for non-employee directors.

>   Monitors the orientation and continuing education programs for directors.

>   Conducts an annual assessment of the qualifications and performance of the Board and each of the directors.

>   Reviews and reports to the Board annually on the succession-planning process for the CEO and senior management.

>   Assists the Board in fulfilling its oversight of enterprise risk management, particularly risks in connection with governance policies and procedures.

Public Policy

2019 meetings | 5 Jody Freeman | Chair C. Maury Devine Gay Huey Evans OBE Robert A. Niblock David T. Seaton R.A. Walker

Primary responsibilities

>   Advises the Board on current and emerging domestic and international public policy issues.

>   Assists the Board in developing and reviewing policies and budgets for charitable and political contributions.

>   Reviews and makes recommendations to the Board on, and monitors compliance with, policies, programs, and practices with regard to health, safety, environmental protection, government relations, and similar matters.

>   Assists the Board in fulfilling its oversight of enterprise risk management, particularly risks in connection with social, political, safety, and environmental, operational integrity, and public policy aspects of our business and the communities where we operate.

2020 Proxy Statement	29

Corporate Governance Matters

Non-Employee Director Compensation

Our non-employee director compensation program consists primarily of an equity component and a cash component.

OBJECTIVES AND PRINCIPLES

The Board’s goal in designing director compensation is to provide a competitive package that will enable us to attract and retain highly-skilled individuals with relevant experience to oversee ConocoPhillips’ strategic direction. Our compensation program also reflects the time and talent required to serve on the board of a complex, multinational corporation. The Board seeks to provide sufficient flexibility in the form of compensation to meet directors’ varying needs while ensuring that a substantial portion of compensation is linked to the long-term success of ConocoPhillips.

Compensation for non-employee directors is reviewed annually by the Committee on Directors’ Affairs and set upon approval by the Board. Compensation for non-employee directors has remained unchanged since 2013. At that time, the Board approved the current levels of compensation after a recommendation from the Committee on Directors’ Affairs, which had undertaken a review with an independent compensation consultant.

In 2019, for the fourth year in a row, the Committee on Directors’ Affairs met with a second independent compensation consultant to review the non-employee director compensation program and to determine whether to recommend any changes to that program. These reviews included comparisons of director compensation levels with, and examined trends in director compensation, at the compensation reference group and the Fortune 50 – 150 companies. See “Process for Determining Executive Compensation — Peers and Benchmarking” beginning on page 64. In connection with these reviews, the consultant noted that our director compensation program was within the limits set out in the stockholder-approved 2014 Omnibus Stock and Performance Incentive Plan under which director awards are made. All four years, the Board agreed with the recommendation of the Committee on Directors’ Affairs that no change in director compensation was warranted.

EQUITY COMPENSATION

Non-employee directors receive an annual grant of restricted stock units with an aggregate value of $220,000 on the date of grant. The restricted stock units are fully vested at grant and are credited with dividend equivalents in the form of additional restricted stock units, but they cannot be sold or otherwise transferred.

Prior to each annual grant, a director may elect the schedule on which the restrictions will lapse. When restrictions lapse, a director will receive unrestricted shares of ConocoPhillips stock in exchange for his or her restricted stock units. Regardless of the schedule a director elects, all restrictions on a director’s restricted stock units will lapse in the event of the director’s retirement, disability, or death, or upon a change in control of ConocoPhillips, unless the director has elected to defer receipt of the shares until a later date. Directors forfeit the units if, before restrictions lapse (and prior to any change in control), the Board finds sufficient cause for forfeiture.

Restricted stock units granted to directors who are not residents of the United States may have modified terms in accordance with applicable laws and tax rules. Thus, the restricted stock units granted to Mr. Norvik, who served as a director until his retirement effective May 14, 2019, had slightly different terms responsive to the tax laws of his home country (Norway); the most notable difference is that the restrictions lapsed only in the event of retirement, death, or loss of position, including upon a change in control.

CASH COMPENSATION

In 2019, each non-employee director received $115,000 annual cash compensation, as well as the following additional cash compensation based upon their respective committee assignments:

>	Lead Director—$35,000

>	Chair of the Audit and Finance Committee—$25,000

>	Chair of the Human Resources and Compensation Committee—$20,000

>	Chair of any other committee—$10,000

>	All other Audit and Finance Committee members—$10,000

>	All other Human Resources and Compensation Committee members—$7,500

>	All other committee members—$5,000

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Corporate Governance Matters

This cash compensation is payable in monthly installments. Each director may elect, on an annual basis, to receive all or part of his or her cash compensation in unrestricted stock or in restricted stock units or to have the amount credited to a deferred compensation account. Any such unrestricted stock or restricted stock units will be issued on the last business day of each month and valued using the average of the high and the low market prices of ConocoPhillips common stock on such date. The restricted stock units issued in lieu of cash compensation are subject to the same restrictions as the annual restricted stock units described under “Equity Compensation” on page 30.

The Board has approved modifications of the compensation for directors who are taxed under the laws of other countries. In 2019, Mr. Norvik, a Norwegian director, was the only director to receive compensation subject to such modification. Mr. Norvik, who served as a director until his retirement effective May 14, 2019, received compensation that would otherwise have been received as cash only as restricted stock units. Restricted stock units issued to Mr. Norvik were subject to the same restrictions as the annual restricted stock unit grants described under “Equity Compensation” on page 30.

DEFERRAL OF COMPENSATION

Directors can elect to defer their cash compensation into the Deferred Compensation Plan for Non-Employee Directors of ConocoPhillips (“Director Deferral Plan”). Deferred amounts are deemed to be invested in various mutual funds and similar investment choices, including ConocoPhillips common stock, selected by the director from a prescribed list. Mr. Norvik (from Norway) could not defer cash compensation.

MATCHING GIFT PROGRAM

All active and retired directors are eligible to participate in the ConocoPhillips Matching Gift Program. This program provides a dollar-for-dollar match of a gift of cash or securities (up to a maximum of $10,000 annually per donor for active directors and $5,000 annually per donor for retired directors) to tax-exempt charities and educational institutions, excluding religious, political, fraternal, or athletic organizations. The Board believes the Matching Gift Program is consistent with ConocoPhillips’ commitment to social responsibility.

OTHER COMPENSATION

We provide transportation or reimburse the cost of transportation when a director travels on ConocoPhillips business, including to attend meetings of the Board or a committee. From time to time, spouses and other guests of directors may be invited to attend certain meetings at the request of the Board. The Board believes this creates a collegial environment that enhances the effectiveness of the Board. If spouses or other guests are invited to attend meetings, ConocoPhillips reimburses directors for the out-of-pocket cost of the additional travel and related incidental expenses. Any such reimbursement is treated by the Internal Revenue Service as taxable income to the applicable director. Directors do not receive gross-ups to compensate for the resulting income taxes.

STOCK OWNERSHIP

Each director is expected to own ConocoPhillips stock in the amount of the aggregate annual equity grants received during his or her first five years on the Board. Directors are expected to reach this level of target ownership within five years of joining the Board. Actual shares of stock, restricted stock, or restricted stock units, including deferred stock units, may be counted in satisfying the stock ownership guidelines. The holdings of each of our directors currently meet or exceed these guidelines.

2020 Proxy Statement	31

Corporate Governance Matters

NON-EMPLOYEE DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)(3)	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation on Earnings	All Other Compensation(4)	Total
C.E. Bunch	$135,833	$220,016	$—	$—	$—	$10,000	$365,849
C.M. Devine	126,667	220,016	—	—	—	10,000	356,683
J.V. Faraci	147,860	220,016	—	—	—	10,000	377,876
J. Freeman	130,000	220,016	—	—	—	—	350,016
G. Huey Evans	130,000	220,016	—	—	—	14,200	364,216
J.A. Joerres	130,000	220,016	—	—	—	—	350,016
W.H. McRaven	132,500	220,016	—	—	—	—	352,516
S. Mulligan	132,500	220,016	—	—	—	—	352,516
A.N. Murti	128,333	220,016	—	—	—	—	348,349
R.A. Niblock	156,888	220,016	—	—	—	10,000	386,904
H.J. Norvik (retired)(5)	69,957	220,016	—	—	—	23,840	313,813

(1)	Reflects 2019 annual cash compensation of $115,000 payable to each non-employee director. In 2019, non-employee directors serving in specified committee positions also received the following additional cash compensation:

>	Lead Director—$35,000	>	All other Audit and Finance Committee members—$10,000

>	Chair of the Audit and Finance Committee—$25,000	>	All other Human Resources and Compensation Committee members—$7,500

>	Chair of the Human Resources and Compensation Committee—$20,000	>	All other committee members—$5,000

>	Chair of any other committee—$10,000

Amounts shown include prorated amounts attributable to committee reassignments, which may occur during the year. Amounts shown in the Fees Earned or Paid in Cash column include any amounts that were voluntarily deferred to the Director Deferral Plan, received in ConocoPhillips common stock, or received in restricted stock units. Messrs. Faraci and Norvik received 100% of their cash compensation in restricted stock units in 2019, and Mr. Niblock received 60% of his cash compensation in restricted stock units in 2019, with an aggregate grant date fair value as shown in the table. All other directors received their cash compensation in cash or deferred such amounts into the Director Deferral Plan.

(2)	Amounts represent the aggregate grant date fair value of stock awards granted under our non-employee director compensation program. On January 15, 2019, each non-employee director received a 2019 annual grant of restricted stock units with an aggregate value of $220,000 based on the average of the high and low price for our common stock, as reported on the NYSE, on the grant date. These grants are made in whole shares, with fractional share amounts rounded up, resulting in a grant of shares with a value of $220,016 to each person who was a director on January 15, 2019.

(3)	The following table reflects, for each director, the aggregate number of stock awards outstanding as of December 31, 2019:

Name	Number of Deferred Shares or Units of Stock
C.E. Bunch	22,019
C.M. Devine	7,243
J.V. Faraci	29,951
J. Freeman	22,232
G. Huey Evans	25,868
J.A. Joerres	4,348
W.H. McRaven	3,395
S. Mulligan	7,243
A.N. Murti	30,292
R.A. Niblock	56,309
H.J. Norvik (retired)	—

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Corporate Governance Matters

The following table lists delivery of director stock awards in 2019:

Name	Number of Shares Acquired on Award Delivery	Value Realized Upon Award Delivery
C.E. Bunch	—	$ —
C.M. Devine	—	—
J.V. Faraci	—	—
J. Freeman	3,335	222,487
G. Huey Evans	—	—
J.A. Joerres	—	—
W.H. McRaven	—	—
S. Mulligan	—	—
A.N. Murti	—	—
R.A. Niblock	—	—
H.J. Norvik (retired)	82,687	5,068,387

(4)	The following table reflects, for each director, the items contained in All Other Compensation. None of the directors, other than Mr. Norvik as described below, had aggregate personal benefits or perquisites of $10,000 or more in value.

Name	Tax Reimbursement Gross-Up(a)	Retirement Gifts(b)	Matching Gift Amounts(c)	Total
C.E. Bunch	$ —	$ —	$10,000	$10,000
C.M. Devine	—	—	10,000	10,000
J.V. Faraci	—	—	10,000	10,000
J. Freeman	—	—	—	—
G. Huey Evans	—	—	14,200	14,200
J.A. Joerres	—	—	—	—
W.H. McRaven	—	—	—	—
S. Mulligan	—	—	—	—
A.N. Murti	—	—	—	—
R.A. Niblock	—	—	10,000	10,000
H.J. Norvik (retired)	7,341	16,499	—	23,840

(a)	The amounts shown are for payments by ConocoPhillips relating to certain taxes incurred by the director for imputed income. These occurred when a retirement presentation was made to Mr. Norvik upon his retirement from the Board. ConocoPhillips has a practice of making gift presentations to its retiring directors, especially those of long service. The fair value of the retirement presentation was imputed to Mr. Norvik’s income. In such circumstances, if a director is imputed income in accordance with applicable tax laws, ConocoPhillips generally will reimburse the director for the resulting increased tax costs. All such tax reimbursements have been included above, regardless of whether the corresponding perquisite or personal benefit is required to be reported pursuant to SEC rules and regulations.

(b)	The amounts shown are the fair value for a retirement presentation and costs for Mr. Norvik’s spouse to travel to attend his retirement event. ConocoPhillips has a practice of making gift presentations to its retiring directors, especially those of long service.

(c)	ConocoPhillips maintains a Matching Gift Program under which we match certain gifts by directors to charities and educational institutions, excluding religious, political, fraternal, or athletic organizations, that are tax-exempt under Section 501(c)(3) of the Internal Revenue Code of the United States or meet similar requirements under the applicable law of other countries. For active directors, the program matches up to $10,000 in each program year. Administration of the program can cause us to pay more than $10,000 in a single fiscal year due to a lag in processing claims. The amounts shown are for the actual payments by ConocoPhillips in 2019. Mr. Lance is eligible for the Matching Gift Program as an executive rather than as a director. Information on the value of matching gifts for Mr. Lance is provided in the Summary Compensation Table on page 85 and the notes to that table.

(5)	Mr. Norvik retired from the Board effective May 14, 2019. The amounts in the table above include his prorated compensation reflecting the portion of 2019 that he served as a director.

2020 Proxy Statement	33

Item 1: Election of Directors and Director Biographies

What am I Voting On?

You are voting on a proposal to elect the 13 nominees named in this Proxy Statement to one-year terms as ConocoPhillips directors.

WHAT IS THE MAKEUP OF THE BOARD OF DIRECTORS AND HOW OFTEN ARE THE MEMBERS ELECTED?

Our Board currently has 13 members. Directors are elected at the annual stockholder meeting each year. Any vacancy on the Board created between annual stockholder meetings (if, for example, a current director resigns or the size of the Board is increased) may be filled by a majority vote of the remaining directors then in office. Any director appointed to fill a vacancy would hold office until the next election.

Under our Corporate Governance Guidelines, directors generally may not stand for re-election after they reach the age of 72.

WHAT IF A NOMINEE IS UNABLE OR UNWILLING TO SERVE?

All director nominees have consented to serve. However, should a director become unable or unwilling to serve before the date of the Annual Meeting and the Board does not elect to reduce the size of the Board, shares represented by proxies may be voted for a substitute nominated by the Board.

HOW ARE DIRECTORS COMPENSATED?

Please see our discussion of non-employee director compensation beginning on page 30.

HOW ARE NOMINEES SELECTED?

The Committee on Directors’ Affairs regularly evaluates the size and composition of the Board and continually assesses whether the composition appropriately relates to ConocoPhillips’ strategic needs, which change as the business environment evolves. We seek director candidates who possess the highest personal and professional ethics, integrity, and values and who are committed to representing the long-term interests of all ConocoPhillips’ stakeholders.

The chart below shows our process for identifying and integrating new directors.

How We Select New Board Members

34	ConocoPhillips

Item 1: Election of Directors and Director Biographies

Our Corporate Governance Guidelines contain director independence standards consistent with the standards prescribed in the NYSE Listed Company Manual and provide that, at all times, at least a substantial majority of the Board must meet those standards. The Committee on Directors’ Affairs also seeks to ensure that the Board reflects a range of talents, ages, skills, personal attributes, and expertise—particularly in the areas of leadership and management, financial reporting, issues specific to oil- and gas-related industries, both domestic and international markets, public policy and government regulation, technology, public company board service, human capital management and environmental and sustainability matters —sufficient to provide sound and prudent guidance with respect to ConocoPhillips’ strategic needs. The Board seeks to maintain a diverse membership and also requires that its members be able to dedicate the time and resources necessary to ensure the diligent performance of their duties, including attending Board and applicable committee meetings. To that end, the Committee on Directors’ Affairs considers the number of other boards on which each candidate already serves. Directors should advise the Chair of the Board and the Chair of the Committee on Directors’ Affairs in advance of accepting an invitation to serve on another public company board.

The following are some of the key qualifications and skills the Committee on Directors’ Affairs considered in evaluating the director nominees. The chart on the next page shows how these qualifications and skills are distributed among our nominees. The individual biographies beginning on page 38 provide additional information about how each nominee’s specific experiences, qualifications, and skills align with and further the strategic direction of ConocoPhillips.

CEO or senior officer. We believe that directors with CEO or senior officer experience provide valuable insights. These individuals have a demonstrated record of leadership and a practical understanding of organizations, processes, strategy, risk and risk management, and the methods to drive change and growth. Through their service as top leaders at other companies, they also bring valuable perspectives on common issues affecting large and complex organizations.	Financial reporting. We measure operating and strategic performance by reference to financial targets. In addition, accurate financial reporting and robust auditing are critical to ConocoPhillips’ success. Accordingly, we seek to have a number of directors who could qualify as audit committee financial experts (as defined by SEC rules), and we expect all of our directors to be financially knowledgeable. We also believe it is important to have knowledge and experience in capital markets, both debt and equity, given our position as a large publicly-traded company.	Industry. We seek to have directors with significant experience in the energy industry. These directors have valuable perspective on issues specific to our business.

Global. As a global energy company, our future success depends, in part, on how well we grow our businesses outside the United States. Directors with global business or international experience provide valued perspectives on our operations.	Regulatory/government. The perspectives of directors who have experience within the regulatory field are important. The energy industry is heavily regulated and directly affected by governmental actions and decisions, and we believe that directors with government experience offer valuable insight in this regard.	Technology. Experience or expertise in information technology helps us pursue and achieve our business objectives. Leadership and understanding of technology, cybersecurity risk, cloud computing, scalable data analytics, and big data technologies add exceptional value to our Board as we increasingly utilize our global data assets to monitor and optimize our operations.

Public company board service. ConocoPhillips aspires to the highest standards of corporate governance and ethical conduct. Service on the boards and board committees of other large, publicly-traded companies provides an understanding of corporate governance practices and trends and insights into: (1) board management; (2) relations between the board, the CEO, and senior management; (3) agenda setting; and (4) succession planning. We believe this experience supports our goals of strong board and management accountability, transparency, and protection of stockholder interests.	Human capital management. We could not execute our differential strategy without employees, which is why we value directors with experience in effectively engaging, developing, retaining and rewarding employees.	Environmental/sustainability. We adhere to robust operating standards and procedures that have delivered a proven track record. Our sustainable development approach is integrated into ConocoPhillips’ planning and decision making. We believe this experience strengthens the Board’s oversight and ensures that strategic business essentials and long-term value creation for stockholders are achieved with a responsible, sustainable business model which fosters a stable and healthy environment for tomorrow and proactively addresses stakeholder interests.

2020 Proxy Statement	35

Item 1: Election of Directors and Director Biographies

NOMINEE SKILLS MATRIX					Nominee Skills
Nominees and Primary Occupation	Other Current U.S. Public Company Directorships	Dir. Since	Age	Ind.
Charles E. Bunch Former Chairman and Chief Executive Officer, PPG Industries, Inc.	> PNC Financial Services Group > Marathon Petroleum Corporation > Mondelẽz International, Inc.	2014	70
Caroline Maury Devine Former President and Managing Director of a Norwegian affiliate of ExxonMobil	> John Bean Technologies Corporation > Valeo	2017	69
John V. Faraci Former Chairman and Chief Executive Officer, International Paper Company	> PPG Industries, Inc. > United States Steel Corporation > United Technologies Corporation	2015	70
Jody Freeman Archibald Cox Professor of Law, Harvard Law School		2012	56
Gay Huey Evans OBE Chairman, London Metal Exchange		2013	65
Jeffrey A. Joerres Former Executive Chairman and Chief Executive Officer, ManpowerGroup Inc.	> The Western Union Company > Artisan Partners Asset Management Inc.	2018	60
Ryan M. Lance Chairman and Chief Executive Officer, ConocoPhillips		2012	57
Admiral William H. McRaven Retired U.S. Navy Four-Star Admiral (SEAL)		2018	64
Sharmila Mulligan Chief Strategy Officer, Alteryx		2017	54
Arjun N. Murti Senior Advisor, Warburg Pincus		2015	50
Robert A. Niblock Former Chairman, President, and Chief Executive Officer, Lowe’s Companies, Inc.	> Lamb Weston	2010	57
David T. Seaton Former Chairman and Chief Executive Officer, Fluor Corporation	> The Mosaic Company	2020	58
R.A. Walker Former Chairman and Chief Executive Officer, Anadarko Petroleum Corporation	> BOK Financial Corporation	2020	63

36	ConocoPhillips

Item 1: Election of Directors and Director Biographies

Generally, the Committee on Directors’ Affairs identifies candidates through business and organizational contacts of the directors and management, though third-party search firms occasionally assist as well. Stockholders are also welcome to recommend director candidates for consideration. If you wish to recommend a candidate for nomination to the Board, please follow the procedures described under “Submission of Future Stockholder Proposals and Nominations” on page 109 for nominations made directly by a stockholder. Candidates recommended by stockholders are evaluated on the same basis as all other candidates.

After the 2019 Annual Meeting of Stockholders, at which eleven of the current nominees for directors were elected, the Committee on Directors’ Affairs recommended and the Board concurred in electing Mr. David T. Seaton and Mr. R.A. Walker to the Board effective March 2, 2020. Both Mr. Seaton and Mr. Walker were identified as part of the Committee on Directors’ Affairs regular process for identifying potential director nominees. Both were identified by a recommendation from members of management.

WHAT VOTE IS REQUIRED TO APPROVE THIS PROPOSAL?

Each nominee requires the affirmative vote of a majority of the votes cast at the Annual Meeting; the number of votes cast “for” a director must exceed the number of votes cast “against” that director. In a contested election (if the number of nominees exceeded the number of directors to be elected), directors would be elected by a plurality of the shares represented at the meeting and entitled to vote on the election of directors.

WHAT IF A DIRECTOR NOMINEE DOES NOT RECEIVE A MAJORITY OF THE VOTES CAST?

If a nominee who is serving as a director is not elected at the Annual Meeting and no one else is elected in place of that director, then, under Delaware law, the director continues to serve on the Board as a “holdover director.” However, under our By-Laws, a holdover director is required to tender a resignation to the Board. The Committee on Directors’ Affairs then would consider the resignation and recommend to the Board whether to accept or reject it or whether some other action should be taken. The Board would then make a decision, without participation by the holdover director. The Board is required to disclose publicly (by a news release, filing with the SEC, or other broadly disseminated means of communication) its decision regarding the tendered resignation and the rationale behind that decision within 90 days from the date the election results are certified.

2020 Proxy Statement	37

Item 1: Election of Directors and Director Biographies

WHO ARE THIS YEAR’S DIRECTOR NOMINEES?

The following 13 directors are standing for election to hold office until the 2021 Annual Meeting of Stockholders. Each of the director nominees is a current director.

Charles E. Bunch

Former Chairman and Chief Executive Officer, PPG Industries, Inc.

Age: 70

Director Since: May 2014

ConocoPhillips Committees:

  Human Resources
and Compensation
Committee (Chair)

  Committee on
Directors’ Affairs

  Executive Committee

Other current U.S. public
company directorships:

>  PNC Financial Services Group

>  Marathon
Petroleum Corporation

>  Mondelēz International, Inc.

Mr. Bunch served as Chairman and Chief Executive Officer of PPG Industries, Inc. from July 2005 to August 2015 and Executive Chairman from September 2015 to September 2016. He was President and Chief Operating Officer of PPG from July 2002 until he was elected President and Chief Executive Officer in March 2005 and Chairman and Chief Executive Officer in July 2005. Before becoming President and Chief Operating Officer, he was Executive Vice President of PPG from 2000 to 2002 and Senior Vice President, Strategic Planning and Corporate Services of PPG from 1997 to 2000. Mr. Bunch was with PPG for more than 35 years prior to his retirement, holding positions in finance and planning, marketing, and general management in the United States and Europe. He currently serves on the boards of PNC Financial Services Group, Marathon Petroleum Corporation, and Mondelẽz International, Inc. He previously served as a director of H.J. Heinz Company; as chairman of the Federal Reserve Bank of Cleveland, the National Association of Manufacturers, and the American Coatings Association; and as a member of the University of Pittsburgh’s board of trustees.

Skills and Qualifications:

The Board values Mr. Bunch’s experience as a director and CEO in a highly-regulated industry, as well as his management and finance experience. Additionally, Mr. Bunch has a strong background in management development and compensation. His international business experience with global issues facing a large, multinational public company enables him to provide the Board with valuable operational and financial expertise.

   CEO or senior officer

   Financial reporting

   Global

   Regulatory/government

Public company
board service

Human capital
management

Caroline Maury Devine

Former President and Managing Director of a Norwegian affiliate of ExxonMobil

Age: 69

Director Since: October 2017

ConocoPhillips Committees:

  Committee on
Directors’ Affairs

  Public Policy Committee

Other current U.S. public
company directorships:

>  John Bean Technologies
Corporation

>  Valeo

Ms. Devine served as President and Managing Director of a Norwegian affiliate of ExxonMobil from 1996 to 2000 and, since 1988, held various corporate positions in Mobil Corporation and was responsible for shareholder relations and governance issues, as well as international government relations with an emphasis on Vietnam, Indonesia, Nigeria, and Russia.

Ms. Devine previously served the U.S. government for 15 years in positions on the White House Domestic Policy Staff, in the U.S. Embassy in Paris, and in the Drug Enforcement Administration. She is currently a member of the Council on Foreign Relations.

In addition to current positions on the boards of John Bean Technologies Corporation and Valeo, Ms. Devine previously served on the boards of Det Norske Veritas, FMC Technologies, Inc., Technip and the Nominating Committee of Petroleum Geo-Services ASA. She is a former Fellow at Harvard University’s Belfer Center for Science and International Affairs.

Skills and Qualifications:

Ms. Devine’s broad range of expertise in international affairs within the industry, as well as her government experience and service on other public company boards, are very valuable. Her senior officer experience demonstrates an understanding of organizations and the ability to deliver results.

   CEO or senior officer

   Financial reporting

   Industry

   Global

   Regulatory/government

  Public company board service

Environmental/
sustainability

Human capital
management

38	ConocoPhillips

Item 1: Election of Directors and Director Biographies

John V. Faraci

Former Chairman and Chief Executive Officer, International Paper Company

Age: 70

Director Since: January 2015

ConocoPhillips Committees:

  Audit and Finance
Committee (Chair)

  Human Resources and
Compensation Committee

  Executive Committee

Other current U.S. public
company directorships:

>  PPG Industries, Inc.

>  United States
Steel Corporation

>  United Technologies
Corporation

Mr. Faraci served as Chairman and Chief Executive Officer of International Paper Company from 2003 until his retirement in 2014. He spent his career of more than 40 years at International Paper, also serving as the company’s Chief Financial Officer and in various other financial, planning and management positions. Mr. Faraci serves on the board of directors for PPG Industries, Inc., United States Steel Corporation and United Technologies Corporation. He is a trustee of the American Enterprise Institute, Denison University, and the National Fish and Wildlife Foundation. He is also an operating partner with Advent International and a member of the RBC Capital Markets Advisory Council.

Skills and Qualifications:

The Board values Mr. Faraci’s experience as a director and CEO. His international business experience at a large public company enables him to provide the Board with valuable operational and financial expertise and an informed management perspective on global business issues.

   CEO or senior officer

   Financial reporting

   Global

Public company
board service

Environmental/
sustainability

Human capital
management

Jody Freeman

Archibald Cox Professor of Law, Harvard Law School
Age: 56 Director Since: July 2012 ConocoPhillips Committees: Public Policy Committee (Chair) Committee on Directors’ Affairs Executive Committee

Ms. Freeman is the Archibald Cox Professor of Law at Harvard Law School and founding director of the Harvard Law School Environmental and Energy Law and Policy Program. She is a nationally renowned scholar of administrative law and environmental law, and an expert on federal energy regulation and climate change.

Ms. Freeman formerly served as Counselor for Energy and Climate Change in the White House from 2009 to 2010 and as an independent consultant to the National Commission on the Deepwater Horizon Oil Spill and Offshore Drilling in 2010.

Ms. Freeman has served as a member of the Administrative Conference of the United States, which advises the government on regulatory innovation. She currently serves on the Advisory Council of the Electric Power Research Institute.

Ms. Freeman is a Fellow of the American College of Environmental Lawyers, and a member of the American Academy of Arts and Sciences and a member of the Council on Foreign Relations.

Skills and Qualifications:

Ms. Freeman’s expertise in environmental and energy law and policy and her unique experiences in shaping federal environmental and energy policy, especially in matters critical to ConocoPhillips’ operations, enable her to provide valuable insight into our policies and practices.

   Industry

   Regulatory/government

Environmental/sustainability

2020 Proxy Statement	39

Item 1: Election of Directors and Director Biographies

Gay Huey Evans OBE

Chairman, London Metal Exchange
Age: 65 Director Since: March 2013 ConocoPhillips Committees: Audit and Finance Committee Public Policy Committee

Ms. Huey Evans is Chairman of the Board of Directors of the London Metal Exchange and a member of Her Majesty’s Treasury Board, Sub-Committee, and Nominations Committee. She is also a non-executive director of Standard Chartered PLC and Itau BBA International Limited. She also currently serves as Trustee of the Beacon Awards, which celebrate British philanthropy; a Trustee of Wellbeing of Women, where she is Chair of the Investment Committee; and a Senior Advisor of Chatham House. She was Vice Chairman, Investment Banking and Investment Management at Barclays Capital from 2008 to 2010. She was previously head of governance of Citi Alternative Investments (EMEA) from 2007 to 2008 and President of Tribeca Global Management (Europe) Ltd. from 2005 to 2007, both part of Citigroup. From 1998 to 2005, she was director of the markets division and head of the capital markets sector at the U.K. Financial Services Authority. She previously held various senior management positions with Bankers Trust Company in New York and London. Ms. Huey Evans previously served on the boards of Aviva plc, The London Stock Exchange Group plc., and Falcon Private Wealth Ltd.

Skills and Qualifications:

Ms. Huey Evans’ in-depth knowledge of, and insight into, global capital markets from her extensive experience in the international financial services industry brings valuable expertise to ConocoPhillips’ businesses.

   Financial reporting

   Public company
board service

   Regulatory/government

   Global

Jeffrey A. Joerres

Former Executive Chairman and Chief Executive Officer, ManpowerGroup Inc.

Age: 60

Director Since: July 2018

ConocoPhillips Committees:

  Human Resources and
Compensation Committee

  Committee on
Directors’ Affairs

Other current U.S. public
company directorships:

>  The Western Union
Company

>  Artisan Partners Asset
Management Inc.

Mr. Joerres served as Chief Executive Officer of ManpowerGroup Inc. from 1999 to 2014, as Chairman of the Board from 2001 to 2014, and as Executive Chairman from May 2014 to December 2015. Mr. Joerres joined ManpowerGroup in 1993 and served as Vice President of Marketing and Senior Vice President of European Operations and Marketing and Major Account Development.

He currently serves on the boards of The Western Union Company and Artisan Partners Asset Management Inc. He previously served as a director of Johnson Controls International plc and Artisan Funds, Inc. Additionally, Mr. Joerres is on the board of the Green Bay Packers, Boys and Girls Clubs of Milwaukee, BMO Harris Bradley Center, and Kohler Co. He is a minority owner in the Milwaukee Bucks. Mr. Joerres is a former director and Chairman of the Federal Reserve Bank of Chicago.

Skills and Qualifications:

Mr. Joerres’s extensive global leadership and human capital management experience and substantial involvement on both public and private boards enable him to provide guidance to the Board with respect to ConocoPhillips’ people and operations.

   CEO or senior officer

   Financial reporting

   Global

Regulatory/government

Public company
board service

Human capital
management

40	ConocoPhillips

Item 1: Election of Directors and Director Biographies

Ryan M. Lance

Chairman and Chief Executive Officer, ConocoPhillips
Age: 57 Director Since: April 2012 ConocoPhillips Committees: Executive Committee (Chair)

Mr. Lance was appointed Chairman and Chief Executive Officer in May 2012, having previously served as Senior Vice President, Exploration and Production—International since May 2009. Prior to that he served as President, Exploration and Production—Asia, Africa, Middle East and Russia/Caspian since April 2009. Mr. Lance previously served as President, Exploration and Production—Europe, Asia, Africa and the Middle East from September 2007 to April 2009. From February 2007 to September 2007, he served as Senior Vice President, Technology, and, prior to that, Mr. Lance served as Senior Vice President, Technology and Major Projects beginning in 2006. He served as President, Downstream Strategy, Integration and Specialty Businesses from 2005 to 2006.

Skills and Qualifications:

Mr. Lance’s service as Chairman and Chief Executive Officer of ConocoPhillips makes him well qualified to serve both as a director and Chairman of the Board. Mr. Lance’s extensive experience in the industry as an executive in our exploration and production businesses, and as the global representative of ConocoPhillips, make his service as a director invaluable.

   CEO or senior officer

   Industry

   Global

Regulatory/government

Environmental/
sustainability

Human capital
management

Admiral William H. McRaven

Retired U.S. Navy Four-Star Admiral (SEAL)
Age: 64 Director Since: October 2018 ConocoPhillips Committees: Audit and Finance Committee Human Resources and Compensation Committee

William H. McRaven is a retired U.S. Navy Four-Star Admiral (SEAL) and the former Chancellor of the University of Texas System. During his time in the military, he commanded special operations forces at every level, eventually taking charge of all U.S. Special Operations. His military career included combat during Desert Storm and both the Iraq and Afghanistan wars. As the Chancellor of the University of Texas System from January 2014 until May 2018, he led one of the nation’s largest and most respected systems of higher education, with over 230,000 students and 100,000 faculty, staff, and healthcare professionals.

Admiral McRaven is a recognized national authority on U.S. foreign policy and has advised Presidents George W. Bush and Barack Obama and other U.S. leaders on defense issues. He currently serves on the Council on Foreign Relations and the National Football Foundation.

Skills and Qualifications:

Admiral McRaven’s international, logistical, and administrative experience brings valuable expertise on global business issues and government relations to the Board.

   CEO or senior officer

   Financial reporting

   Global

Regulatory/government

Human capital
management

2020 Proxy Statement	41

Item 1: Election of Directors and Director Biographies

Sharmila Mulligan

Chief Strategy Officer, Alteryx
Age: 54 Director Since: July 2017 ConocoPhillips Committees: Audit and Finance Committee Human Resources and Compensation Committee

Ms. Mulligan is the Chief Strategy Officer at Alteryx. She joined Alteryx in April 2019 through the company’s acquisition of ClearStory Data, where she served as Founder and Chief Executive Officer since its inception in September 2011. From 2009 to 2011, Ms. Mulligan served as Executive Vice President for Aster Data Systems, Inc. until its acquisition by Teradata Corporation. Prior to Aster Data, Ms. Mulligan was a Vice President of Software Solutions for HP Inc. Prior to HP, Ms. Mulligan was Executive Vice President of Products and Marketing at Opsware Inc. from 2002 until its eventual acquisition by HP in 2007. Prior to Opsware Inc., Ms. Mulligan led Product Management and held Vice President positions at Netscape Communications, Microsoft, and General Magic. Ms. Mulligan is on the board of Lattice Engines, Inc. and an advisor to, and investor in, numerous enterprise software and consumer technology companies.

Skills and Qualifications:

Ms. Mulligan’s experience in cloud computing, scalable data analytics, and a broad range of big data technologies plus Internet of Things and Artificial Intelligence innovation adds exceptional value to the Board. Her experience as a CEO enables her to provide the Board with beneficial strategic leadership qualities.

   CEO or senior officer

   Human capital
management

   Financial reporting

Technology

Arjun N. Murti

Senior Advisor, Warburg Pincus
Age: 50 Director Since: January 2015 ConocoPhillips Committees: Human Resources and Compensation Committee Committee on Directors’ Affairs

Mr. Murti is Senior Advisor at Warburg Pincus. He previously served as a Partner at Goldman Sachs from 2006 to 2014. Prior to becoming Partner, he served as Managing Director from 2003 to 2006 and as Vice President from 1999 to 2003. During his time at Goldman Sachs, Mr. Murti worked as a sell-side equity research analyst covering the energy sector. He was co-director of equity research for the Americas from 2011 to 2014. Previously, Mr. Murti held equity analyst positions at JP Morgan Investment Management from 1995 to 1999 and at Petrie Parkman from 1992 to 1995.

Skills and Qualifications:

Mr. Murti brings to the Board a deep understanding of financial oversight and accountability with his experience as a Partner at Goldman Sachs. He has spent more than 25 years in the financial services industry with an extensive focus, both domestic and global, on the energy industry. This experience provides the Board valuable insight into financial management and analysis.

   Financial reporting

   Industry

Global

42	ConocoPhillips

Item 1: Election of Directors and Director Biographies

Robert A. Niblock, Lead Director

Former Chairman, President, and Chief Executive Officer, Lowe’s Companies, Inc.

Age: 57

Director Since: February 2010

ConocoPhillips Committees:

  Committee on Directors’
Affairs (Chair)

  Public Policy Committee

  Executive Committee

Other current U.S. public
company directorships:

>  Lamb Weston

Mr. Niblock served as Chairman of the Board and Chief Executive Officer of Lowe’s Companies, Inc. from January 2005 until July 2018 and as President of Lowe’s from 2011 until July 2018, after having served in that role from 2003 to 2006. Mr. Niblock became a member of the board of directors of Lowe’s when he was named Chairman- and CEO-elect in 2004. Mr. Niblock joined Lowe’s in 1993 and during his career with the company, he also served as Vice President and Treasurer, Senior Vice President, and Executive Vice President and CFO. Before joining Lowe’s, Mr. Niblock had a nine-year career with accounting firm Ernst & Young. Mr. Niblock served as a member of the board of directors of the Retail Industry Leaders Association from 2003 until 2018 and served as its Secretary from 2012 until 2018. He previously served as its chairman in 2008 and 2009 and as vice chairman in 2006 and 2007.

Skills and Qualifications:

The Board values his experience as a CEO and in financial reporting matters. Mr. Niblock’s experience as a CEO of a large public company allows him to provide the Board with valuable operational and financial expertise.

   CEO or senior officer

Human capital
management

   Financial reporting

Public company
board service

David T. Seaton

Former Chairman and Chief Executive Officer, Fluor Corporation
Age: 58 Director Since: March 2020 ConocoPhillips Committees: Audit and Finance Committee Public Policy Committee Other current U.S. public company directorships: > The Mosaic Company

Mr. Seaton is the former Chairman and Chief Executive Officer of Fluor Corporation. He became CEO and joined Fluor’s board of directors in February 2011, and was elected to the role of Chairman of the board in February 2012. Mr. Seaton held numerous positions in both operations and sales globally since joining the company in 1985.

Mr. Seaton serves on the board of directors of The Mosaic Company and the National Association of Manufacturers. He has served in leadership positions of numerous business associations, including the Business Roundtable, the International Business Council, the American Petroleum Institute and the U.S.-Saudi Arabian Business Council. In 2011, he was appointed by the U.S. Secretary of Energy to serve as a member of the National Petroleum Council.

Mr. Seaton is currently the Chairman of the National Board of Governors of the Boys and Girls Clubs of America, and previously served in leadership positions for the Boys and Girls Clubs of America and United Way of Greater Dallas.

Skills and Qualifications:

As a former CEO of a multinational engineering and construction company, Mr. Seaton brings valuable experience and expertise in operational and financial matters. The Board believes Mr. Seaton’s international business experience with global issues facing a large, multinational public company make him well qualified to serve as a member of the Board.

   CEO or senior officer

   Financial reporting

   Industry

   Global

   Regulatory/government

   Public company
board service

Human capital
management

2020 Proxy Statement	43

Item 1: Election of Directors and Director Biographies

R.A. Walker

Former Chairman and Chief Executive Officer, Anadarko Petroleum Corporation
Age: 63 Director Since: March 2020 ConocoPhillips Committees: Audit and Finance Committee Public Policy Committee Other current U.S. public company directorships: > BOK Financial Corporation

Mr. Walker is currently a Senior Advisor to Crane Capital. He previously served as Chairman and Chief Executive Officer (CEO) of Anadarko Petroleum Corporation until August of 2019, when the company was purchased by Occidental Petroleum. He joined Anadarko in 2005 as Senior Vice President and Chief Financial Officer, later serving as President and Chief Operating Officer, before becoming CEO in 2012. Prior to his time at Anadarko, he worked in the oil and gas industry, investment and commercial banking, and as an institutional investor.

Skills and Qualifications:

In addition to his former role as Chairman and CEO of Anadarko, Mr. Walker has significant energy industry, commercial and investment banking and asset management experience, as well as technology, regulatory, governmental and international business experiences. He has served on and chaired numerous boards of public and private companies, industry trade associations and philanthropic organizations bringing a broad range of experience and expertise to the Board.

   CEO or senior officer

   Financial reporting

   Industry

   Global

   Regulatory/government

  Public company
board service

Human capital
management

Technology

FOR	The Board recommends you vote FOR each nominee standing for election as director.

44	ConocoPhillips

Audit and Finance Committee Report

The Audit and Finance Committee (the “Audit Committee”) assists the Board in fulfilling its responsibility to provide independent, objective oversight for ConocoPhillips’ financial reporting functions and internal control systems.

The Audit Committee currently consists of six non-employee directors. The Board has determined that each member of the Audit Committee satisfies the requirements of the NYSE as to independence and financial literacy. The Board has determined that at least one member, John V. Faraci, is an audit committee financial expert as defined by the SEC.

The responsibilities of the Audit Committee are set forth in the written charter adopted by the Board and last amended on October 4, 2019. The charter is available on our website at www.conocophillips.com under “Investors > Corporate Governance.”

The Audit Committee’s responsibilities include:

> Discussing with management, the independent auditors, and the internal auditor the integrity of ConocoPhillips’ accounting policies, internal controls, financial statements, financial reporting practices, and select financial matters, including capital structure, complex financial transactions, financial risk management, retirement plans, and tax planning;

>  Reviewing, and coordinating the review by other committees of, significant corporate risk exposures and steps management has taken to monitor, control, and report such exposures;

>  Reviewing the qualifications, independence, and performance of our independent auditors and the qualifications and performance of our internal auditors and chief compliance officer;

>  Reviewing ConocoPhillips’ overall direction and compliance with legal and regulatory requirements and internal policies, including our Code of Business Ethics and Conduct;

> Assisting the Board in fulfilling its oversight of enterprise risk management, particularly with respect to: (1) market-based risks; (2) financial reporting; (3) effectiveness of information systems and cyber-security; and (4) commercial trading;

>  Discussing with management and the chief compliance officer the implementation and effectiveness of our global compliance and ethics program; and

>  Maintaining open and direct lines of communication with the Board and management, our Compliance and Ethics Office, the internal auditors, and the independent auditors.

Management is responsible for preparing ConocoPhillips’ financial statements in accordance with generally accepted accounting principles, or GAAP, and for developing, maintaining, and evaluating our internal controls over financial reporting and other control systems. The independent registered public accountant is responsible for auditing the annual financial statements prepared by management, assessing the internal control over financial reporting, and expressing an opinion with respect to each.

One of the Audit Committee’s primary responsibilities is to assist the Board in its oversight of the integrity of ConocoPhillips’ financial statements. The following report summarizes certain of the Audit Committee’s activities in this regard for 2019.

Review with Management. The Audit Committee reviewed and discussed with management the audited consolidated financial statements included in ConocoPhillips’ Annual Report on Form 10-K for the year ended December 31, 2019, which included a discussion of the quality—not just the acceptability—of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures. The Audit Committee also discussed management’s assessment of the effectiveness of our internal control over financial reporting as of December 31, 2019, included in the financial statements.

Discussions with Internal Audit. The Audit Committee reviewed ConocoPhillips’ internal audit plan and discussed the results of internal audit activity throughout the year. ConocoPhillips’ General Auditor met with the Audit Committee at every in-person meeting in 2019 and was available to meet without management present at each of these meetings.

2020 Proxy Statement	45

Audit and Finance Committee Report

Discussions with the Independent Registered Public Accounting Firm. The Audit Committee met throughout the year with Ernst & Young LLP (“EY”), ConocoPhillips’ independent registered public accounting firm, including meeting with EY at each in-person meeting; EY was also available to meet without management present at each of these meetings. The Audit Committee has discussed with EY the matters required to be discussed by standards of the Public Company Accounting Oversight Board, or PCAOB. The Audit Committee has received the written disclosures and the letter from EY required by PCAOB rules and has discussed with EY its independence from ConocoPhillips. In addition, the Audit Committee considered the non-audit services EY provides to ConocoPhillips and concluded that EY’s independence has been maintained.

Recommendation to the ConocoPhillips Board of Directors. Based on its review and discussions noted above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in ConocoPhillips’ Annual Report on Form 10-K for the year ended December 31, 2019.

THE CONOCOPHILLIPS AUDIT AND FINANCE COMMITTEE

John V. Faraci, Chair

Gay Huey Evans OBE

William H. McRaven

Sharmila Mulligan

David T. Seaton

R.A. Walker

46	ConocoPhillips

Item 2: Proposal to Ratify the Appointment of Ernst & Young LLP

What am I Voting On?

The Audit Committee has appointed EY to serve as ConocoPhillips’ independent registered public accounting firm for fiscal year 2020. You are voting on a proposal to ratify such appointment.

WHAT ARE THE AUDIT COMMITTEE’S RESPONSIBILITIES WITH RESPECT TO THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM?

The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of the independent registered public accounting firm retained to audit our financial statements and has the authority to determine whether to retain or terminate the independent auditor.

The Audit Committee reviews the experience and qualifications of the senior members of the independent auditor’s team and is directly involved in the appointment of the lead audit partner. Neither the lead audit partner nor the reviewing audit partner performs audit services for ConocoPhillips for more than five consecutive fiscal years. The Audit Committee also is responsible for determining and approving the audit engagement fees and other compensation associated with retaining the independent auditor.

The Audit Committee has evaluated the qualifications, independence, and performance of EY and believes that continuing to retain EY to serve as our independent registered public accounting firm is in the best interest of ConocoPhillips’ stockholders.

WHAT SERVICES DOES THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM PROVIDE?

Audit services of EY for fiscal year 2019 included an audit of our consolidated financial statements, an audit of the effectiveness of our internal control over financial reporting, and services related to periodic filings made with the SEC. Additionally, EY provided certain other services as described below.

HOW MUCH WAS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM PAID FOR 2019 AND 2018?

EY’s fees for professional services totaled $13.8 million for 2019 and $14.5 million 2018. EY’s fees for professional services included the following:

> Audit Fees—fees for audit services, which related to the fiscal year consolidated audit, the audit of the effectiveness of internal controls, quarterly reviews, registration statements, comfort letters, statutory and regulatory audits, and related accounting consultations, were $12.6 million for 2019 and $12.9 million for 2018.

> Audit-Related Fees—fees for audit-related services, which consisted of audits in connection with benefit plan audits, other subsidiary audits, special reports, asset dispositions, and related accounting consultations, were $1.1 million for 2019 and $1.4 million for 2018.

> Tax Fees—fees for tax services, which consisted of tax compliance services and tax planning and advisory services, were $0.1 million for 2019 and $0.2 million for 2018.

> All Other Fees—fees for other services were negligible in 2019 and 2018.

2020 Proxy Statement	47

Item 2: Proposal to Ratify the Appointment of Ernst & Young LLP

The Audit Committee has considered whether the non-audit services provided to ConocoPhillips by EY impaired EY’s independence and concluded they did not.

WHO REVIEWS THESE SERVICES AND FEES?

The Audit Committee has adopted a pre-approval policy that provides guidelines for the audit, audit-related, tax, and other non-audit services that EY may provide to ConocoPhillips. The policy (1) identifies the guiding principles that must be considered by the Audit Committee in approving services to ensure that EY’s independence is not impaired; (2) describes the audit, audit-related, tax, and other services that may be provided and the non-audit services that are prohibited; and (3) sets forth pre-approval requirements for all permitted services. Under the policy, all services to be provided by EY must be pre-approved by the Audit Committee. The Audit Committee has delegated authority to review and approve services to its Chair. Any such approval must be reported to the entire Audit Committee at the next scheduled Audit Committee meeting.

WILL A REPRESENTATIVE OF ERNST & YOUNG BE PRESENT AT THE MEETING?

One or more representatives of EY will be present at the Annual Meeting. The representative(s) will have an opportunity to make a statement and will be available to respond to appropriate questions from stockholders.

WHAT VOTE IS REQUIRED TO APPROVE THIS PROPOSAL?

Approval of this proposal requires the affirmative vote of a majority of the shares present and entitled to vote on the proposal. If the appointment of EY is not ratified, the Audit Committee will reconsider the appointment.

FOR	The Audit and Finance Committee recommends you vote FOR the ratification of the appointment of Ernst & Young LLP as ConocoPhillips’ independent registered public accounting firm for fiscal year 2020.

48	ConocoPhillips

Item 3: Advisory Approval of Executive Compensation

What am I Voting On?

Stockholders are being asked to vote on the following advisory resolution:

RESOLVED, that the stockholders approve the compensation of ConocoPhillips’ Named Executive Officers as described in the “Compensation Discussion and Analysis” section and in the tabular disclosures regarding Named Executive Officer compensation (together with the accompanying narrative disclosures) in this Proxy Statement.

ConocoPhillips is providing stockholders with the opportunity to vote on an advisory resolution, commonly known as “Say on Pay,” considering approval of the compensation of ConocoPhillips’ Named Executive Officers.

The Human Resources and Compensation Committee, which is responsible for the compensation of our executive officers, has overseen the development of a compensation program designed to attract, retain, and motivate executives who enable us to achieve our strategic and financial goals. The “Compensation Discussion and Analysis” and the tabular disclosures regarding Named Executive Officer compensation, together with the accompanying narrative disclosures, explain the trends in compensation and application of our compensation philosophies and practices for the years presented.

The Board believes that ConocoPhillips’ executive compensation program aligns the interests of our executives with those of our stockholders. Our compensation program is guided by the philosophy that ConocoPhillips’ ability to responsibly deliver energy and provide sustainable value is driven by superior individual performance. The Board believes we must offer competitive compensation to attract and retain experienced, talented, and motivated employees. In addition, the Board believes employees in leadership roles within the organization are motivated to perform at their highest levels when performance-based pay constitutes a significant portion of their compensation. The Board believes that our philosophy and practices have resulted in executive compensation decisions that are aligned with company and individual performance, are appropriate in value, and have benefited ConocoPhillips and its stockholders.

WHAT IS THE EFFECT OF THIS RESOLUTION?

Because your vote is advisory, it will not be binding upon the Board. However, the Human Resources and Compensation Committee and the Board will take the outcome of the vote into account when considering future executive compensation arrangements.

WHAT VOTE IS REQUIRED TO APPROVE THIS PROPOSAL?

Approval of this proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal.

FOR	The Board recommends you vote FOR the advisory approval of the compensation of ConocoPhillips’ Named Executive Officers.

2020 Proxy Statement	49

Role of the Human Resources and Compensation Committee

Authority and Responsibilities

The Human Resources and Compensation Committee (the “HRCC”) is responsible for providing independent, objective oversight for ConocoPhillips’ executive compensation programs, and for determining the compensation of our Senior Officers. Our internal guidelines define a Senior Officer as an employee who is a senior vice president or higher, any executive who reports directly to the CEO, or any other employee considered an officer under Section 16(b) of the Securities Exchange Act of 1934. As of December 31, 2019, ConocoPhillips had 14 active Senior Officers. In addition, the HRCC acts as administrator of the compensation programs and certain of the benefit plans for Senior Officers and as an avenue of appeal for current and former Senior Officers disputing compensation or certain benefits. Finally, the HRCC assists the Board in overseeing the integrity of ConocoPhillips’ executive compensation practices and programs described in the “Compensation Discussion and Analysis” beginning on page 51.

A complete listing of the authority and responsibilities of the HRCC is set forth in the written charter adopted by the Board and last amended on December 7, 2018, which is available on our website at www.conocophillips.com under “Investors > Corporate Governance.”

Members

The HRCC currently consists of six members. All members must meet the independence requirements for “non-employee” directors under the Securities Exchange Act of 1934, for “independent” directors under the NYSE Listed Company Manual, and for “outside” directors under the Internal Revenue Code. The members of the HRCC and the member to be designated as Chair are reviewed and recommended annually by the Committee on Directors’ Affairs to the full Board.

Meetings

The HRCC holds regularly scheduled meetings in association with each regular Board meeting and meets by teleconference between such meetings as necessary. In 2019, the HRCC had seven meetings. The HRCC reserves time at each regularly scheduled meeting to review matters in executive session with no members of management or management representatives present except as specifically requested by the HRCC. Additionally, the HRCC meets with the Lead Director at least annually to evaluate the performance of the CEO. More information regarding the HRCC’s activities at such meetings appears in the “Compensation Discussion and Analysis” beginning on page 51.

Continuous Improvement

The HRCC is committed to a process of continuous improvement in exercising its responsibilities. To that end, the HRCC:

> Routinely receives training regarding best practices for executive compensation;

> With the assistance of management and consultants, independent compensation consultants, and, when deemed appropriate, independent legal counsel, regularly reviews its responsibilities and governance practices in light of ongoing changes in the legal and regulatory arena and trends in corporate governance;

> Annually reviews its charter and proposes any desired changes to the Board;

> Annually conducts an assessment of its performance that evaluates the effectiveness of its actions and seeks ideas to improve its processes and oversight; and

> Regularly reviews and assesses whether our executive compensation programs are having the desired effects without encouraging an inappropriate level of risk.

50	ConocoPhillips

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes the material elements of the compensation of our Named Executive Officers (“NEOs”) and describes the objectives and principles underlying ConocoPhillips’ executive compensation programs, the compensation decisions we have recently made under those programs, and the factors we considered in making those decisions.

In 2019, our NEOs included the following:

Ryan M. Lance Chairman and Chief Executive Officer	Donald E. Wallette, Jr. Executive Vice President and Chief Financial Officer	Matthew J. Fox Executive Vice President and Chief Operating Officer

Kelly B. Rose Senior Vice President, Legal, General Counsel, and Corporate Secretary	William L. Bullock, Jr. President, Asia Pacific and Middle East

Our executive compensation philosophy is focused on linking pay with performance. It is designed to reflect appropriate governance practices, align with the needs of our business, and maintain a strong link between executive pay and successful execution of our strategy.

For an overview of ConocoPhillips and our operations, see page 5 of our Proxy Summary

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Compensation Discussion and Analysis

Executive Overview

2019 COMPENSATION PROGRAM STRUCTURE

Each year the HRCC, advised by its independent compensation consultant and informed by feedback from stockholders, undertakes a rigorous process to establish and review executive compensation. The HRCC believes a substantial portion of our executive compensation should be equity-based and focused on rewarding long-term performance and furthermore, that this approach most closely aligns the interests of our top executives with those of our stockholders.

The four primary elements of our executive compensation program are designed to provide a target total value for compensation that is competitive with our peers and attracts and retains the talented executives necessary to manage a large and complex company like ConocoPhillips. The following chart summarizes the principal components of our executive compensation program and the performance drivers of each element.

2019 Element of Pay	Overview	Key Benchmarks/Performance Measures
Annual
Salary	Fixed cash compensation to attract and retain executives and balance at-risk compensation Range: Salary grade minimum / maximum	> Benchmarked to compensation reference group median; adjusted for experience, responsibility, performance, and potential
Variable Cash Incentive Program (“VCIP”)

Variable annual cash compensation to motivate and reward executives for achieving annual goals and strategic milestones that are critical to our strategic priorities

Range: 0% - 200% of target for corporate performance, inclusive of individual adjustments

> Health, Safety, and Environmental (20%)

> Operational (20%)

> Financial — Absolute and Relative Adjusted ROCE/CROCE (20%)

> Strategic Milestones (20%)

> Relative TSR (20%)

> Measured over a one-year performance period and aligned with our strategic priorities

Long-Term Incentive Program (“LTIP”)

Variable long-term equity-based compensation to motivate and reward executives for achieving multi-year strategic priorities

Granted at beginning of three-year performance period with final cash payout following the conclusion of the performance period based on HRCC assessment of progress toward pre-established corporate performance metrics and stock price on the settlement date

Range: 0% - 200% of total target award, inclusive of corporate performance adjustments

> Relative TSR (50%)(3)

> Financial – Relative Adjusted   ROCE/CROCE (30%)(3)

> Strategic Objectives (20%)(3)

> Measured over a three-year performance   period and aligned with our   strategic priorities

> Stock price

Long-term equity-based compensation designed to encourage executive retention while incentivizing absolute performance that is aligned with stockholder interests

Annual award settles in cash on 3rd anniversary of grant date based on the stock price on the settlement date(2)

Range: 0% - 100% of target

> Stock price > Vest in three years

(1)	Prior to the 2018 equity grants, the LTIP consisted of the performance share program weighted at 60% and the stock option program weighted at 40%. Effective with equity grants in 2018, the HRCC approved replacing stock options with three-year, time-vested restricted stock units at a weight of 35% and increasing the weighting of performance shares to 65%.

(2)	Beginning with 2020 grants, Executive Restricted Stock Unit grants will be settled in shares rather than cash to provide additional common stock ownership though the Company’s executive compensation programs, and better align with market practice.

(3)	Performance share programs commencing prior to 2019, including PSP 17, include Strategic Objectives as a PSP measure; however, effective with performance share programs commencing in 2019, Strategic Objectives has been eliminated as a performance measure from the PSP and the weighting of relative TSR has increased from 50% to 60% and relative Financial (Adjusted ROCE/CROCE) has increased from 30% to 40%. This change eliminates discretion for determining payouts under the LTIP, which will now be determined solely on a formulaic basis.

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Compensation Discussion and Analysis

2019 SAY ON PAY VOTE RESULT, STOCKHOLDER ENGAGEMENT, AND BOARD RESPONSIVENESS

ConocoPhillips regularly engages in dialogue with stockholders to continue to reinforce our understanding of stockholder views regarding our compensation programs. The Board and the HRCC value these discussions and also encourage stockholders to provide feedback about our executive compensation programs as described on page 20 under “Communications with the Board of Directors.”

Strong Say On Pay Support In 2019

We continue to remain committed to our stockholder engagement as we value our stockholders’ input on our executive compensation programs. We were pleased with the results of the 2019 Say on Pay vote, which received support of stockholders representing approximately 92% of our outstanding stock. We remain committed to ongoing dialogue with stockholders and other stakeholders to obtain their input on key matters and inform our management and Board about the issues that our stockholders tell us matter most to them.

Stockholder Engagement In 2019

Aligned with our commitment to ongoing stockholder engagement, ConocoPhillips maintains a Governance Leadership Team, which is an engagement team comprised of management and internal subject-matter experts on strategy, governance, compensation, compliance, human capital management, and environmental and social issues, to lead a comprehensive, year-round stockholder engagement program.

The Governance Leadership Team that spearheaded our 2019 outreach efforts consisted of the following members of ConocoPhillips management: Ellen R. DeSanctis, Senior Vice President, Corporate Relations; Mark Keener, Vice President, Investor Relations; Heather Sirdashney, Vice President, Human Resources; Brian Pittman, General Manager, Compensation and Benefits; Shannon B. Kinney, Deputy General Counsel, Governance, Corporate, and Employment and Chief Compliance Officer; Lloyd Visser, Global Head, Sustainable Development; and James Viray, Director, Stakeholder Engagement & Social Responsibility. In some instances, our Lead Director, Robert A. Niblock, also participated in the stockholder meetings. In these meetings, we discussed our strategy and value proposition, corporate governance, executive compensation, human capital management, culture, climate change, and sustainability.

By the Numbers: Stockholder Engagement in Spring and Fall 2019

In 2019, the feedback received from our stockholders was overwhelmingly positive. Stockholders commended the continuing changes to our compensation programs as being very responsive to stockholder concerns previously expressed and appreciated the increased disclosures regarding our programs.

Stockholders were generally very satisfied with the level of disclosure in our proxy statement in 2019.

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Compensation Discussion and Analysis

Changes for 2019 and 2020

Our pay programs continually evolve to incorporate stockholder feedback, market best practices, and performance and retention considerations. Additionally, we strive to continue to clarify and simplify our compensation-related disclosure while providing thorough and meaningful details of our process. We have made the following changes to our pay programs and disclosure:

2019 Changes:
>	Capped the annual incentive payout at 200% of target, inclusive of individual adjustments, for the Executive Leadership Team, including Named Executive Officers (previously capped at 250%)
>	Adopted a percentile-based payout matrix to determine formulaic payouts of relative metrics in performance-based programs (see page 71), while in prior years, the relative payout matrix was based on the Company’s rank among performance peers
>	Effective with performance share programs commencing in 2019, eliminated the Strategic Objectives performance measure from PSP and increased the weighting of relative TSR from 50% to 60% and relative Financial metrics (Adjusted ROCE/CROCE) from 30% to 40%
This change eliminates discretion for determining payouts under the LTIP, which will now be determined solely on a formulaic basis.
2020 Changes:
>	Beginning with 2020 grants, Executive Restricted Stock Unit grants will be settled in shares instead of cash to provide additional common stock ownership through the Company’s executive compensation programs, and better align with market practice
>	Effective with the annual incentive and performance share programs commencing in 2020, added the S&P 500 Total Return Index* to the performance peer group, broadening the performance benchmark beyond industry peers and further aligning executive pay with long-term stockholder interests

*	Relative TSR metrics only.

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Compensation Discussion and Analysis

CONTINUED STRONG EXECUTION OF OUR VALUE PROPOSITION IN 2019

In late 2016, ConocoPhillips launched a unique value proposition aimed at delivering superior returns to stockholders through price cycles by maintaining disciplined capital allocation and responsible execution. The value proposition was based on a view that our business, while opportunity-rich, is also mature, capital-intensive, and cyclical. To succeed, we believed that it was necessary to focus on returns, maintain a strong balance sheet, grow cash from operations, and generate peer-leading distributions to stockholders. Our value proposition is underpinned by these principles and as a result, management set forth clear strategic priorities specifying how cash flows from the business were to be allocated.

Our strategic priorities in 2019, reflect a recommitment to those we first laid out three years ago:

1	2	3	4	5
Invest enough capital to sustain production and pay existing dividend;	Grow dividend annually;	Maintain ‘A’ credit rating;	Return > 30 percent of cash from operations to stockholders annually; and	Disciplined investment to expand cash from operations.

We have aligned our strategy with the reality that our business is mature, capital-intensive and cyclical.

>	Because the business is mature, we stay disciplined and allocate capital to deliver strong free cash flow and returns on, and of, capital. In 2019, our combined share repurchases as well as dividend payments represented a return of 43% of CFO[2] to stockholders, all of which was funded from free cash flow.

>	We have a world-class, diverse, low cost of supply portfolio, and optimize our investments to lower our capital intensity. Our portfolio is diversified both geologically and geographically. Since launching our value proposition in late 2016, we have grown our resource base with a cost of supply below $40 per barrel West Texas Intermediate.

>	We address the cyclical nature of our business by maintaining a low cash breakeven price and maintaining financial strength. Our capital program can be funded at what we believe is a peer-leading cash flow breakeven price and we maintain a balance sheet with a leverage ratio of net debt to CFO[2] of less than one turn. We strive to be resilient to lower prices, while retaining full upside to higher prices.

Building on successful years in 2017 and 2018, ConocoPhillips achieved several important milestones in 2019, as shown below:

2019 Highlights – Continued Delivering on Our Value Proposition

> $7.2B earnings, $6.40 EPS; $4.0B adjusted earnings[1], $3.59 adjusted EPS[1]

> $11.1B cash provided by operating activities, $11.7B CFO[2]; $5B free cash flow[1]

> Ending cash[3] of $8.4B

> Reduced asset retirement obligations (“ARO”) by $2.3B primarily resulting from dispositions[4]

> Achieved 11% ROCE[1]

> Returned ~43% of CFO[2] to stockholders

> Paid $1.5B in dividends; increased quarterly dividend by 38%

> Repurchased $3.5B of shares; increased authorization by $10B to $25B in early 2020

> Continued ESG leadership

> Delivered underlying production growth of 5%[5]

> Grew Lower 48 Big 3 production by 22%

> Started GMT-2 construction; sanctioned Tor II and Malikai Phase 2

> Progressed exploration/ appraisal in Alaska and Montney

> Achieved a new company record in safety performance with 0.14 total recordable rate (“TRR”)

> Generated $3B of disposition proceeds; $2B of dispositions pending[6]

> Completed acquisitions in Lower 48, Alaska and Argentina

> Awarded new Indonesia production sharing contract

> 100% total reserve replacement; 117% organic replacement[7]

[1]	Adjusted earnings, adjusted EPS, free cash flow and return on capital employed (“ROCE”) are non-GAAP measures. Further information related to these measures as well as reconciliations to the nearest GAAP measure are included on Appendix A.

[2]	2019 cash provided by operating activities is $11.1B. Excluding operating working capital change of ($0.6B), cash from operations is $11.7B. Cash from operations (“CFO”) is a non-GAAP measure and is further defined on Appendix A.

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Compensation Discussion and Analysis

[3]	Ending cash includes cash, cash equivalents, and restricted cash totaling $5.4B and short-term investments of $3.0B. Restricted cash was $0.3B.

[4]	$2.3B reduction in ARO includes both closed and pending dispositions, of which $741 million was classified as held for sale as of December 31, 2019.

[5]	Underlying production excludes Libya and the impact of closed asset dispositions and acquisitions.

[6]	Pending dispositions as of December 31, 2019 include assets for which we have entered into sales agreements, including Australia-West, Niobrara, and Waddell Ranch in the Lower 48. These dispositions are subject to closing adjustments, as well as regulatory and other approvals. The Niobrara and Waddell Ranch dispositions closed in the first quarter of 2020 and the Australia-West disposition is expected to close in early 2020.

[7]	Reserve replacement is a ratio representing the change in proved reserves, net of production, divided by current year production. Organic reserve replacement is a ratio representing the change in proved reserves, net of production and excluding acquisitions and dispositions, divided by current year production. Further information and calculation of these measures are included in Other Measures on Appendix A.

Importantly, we delivered these milestones while operating safely and continuing to drive our leadership position in ESG matters. We maintained our ongoing practice of engaging with stockholders throughout 2019 and received consistent feedback that our disciplined, returns-focused strategy is the right one for our business and that our disclosures were addressing the things that our stockholders care about most.

INDUSTRY-LEADING TRANSFORMATION

Since 2016, we have transformed our company by improving drivers across all aspects of the business. The chart below describes the highlights of this three-year transformation:

3-Year Highlights – Improving Underlying Performance & Transforming Our Business

> $31.1B cash provided by operating activities, $31B CFO; $13.1B free cash flow[1]

> Reduced debt by ~$12B

> Single-A rated by all credit agencies

> Finished 1st in performance peer group for 2017-2019 TSR[2]

> Finished 1st in performance peer group for 3-year Adjusted ROCE and Adjusted CROCE improvement[3]

> Returned ~44% of CFO[1] to stockholders

> Paid over $4B in dividends; increased quarterly dividend by 68%

> Authorization for share repurchase program at $25B; repurchased $9.5B of shares

> Named to the S&P 500 Index and Dow Jones Sustainability Index

> Improvements in incidents, spills, process safety and TRR

> Grew Lower 48 Big 3 production by 54%

> Achieved major project startups in Alaska, Norway, and China; sanctioned GMT-2, Tor II and, Malikai Phase 2

> Successful exploration in Alaska, Norway, and Malaysia; added resources in Canada’s Montney

> Strengthened portfolio with ~$19B of asset sales to optimize the portfolio

> Acquired bolt-on interests and acreage in Alaska, Canada and Lower 48

> 23% total reserve replacement; 143% organic replacement[4]

> Grew <$40/BBL WTI CoS resource base; reduced average CoS to <$30/BBL WTI[5]

> Awarded new Indonesia production sharing contract

[1]	CFO and free cash flow are non-GAAP measures. Further information about these measures, as well as a reconciliation to the nearest GAAP measure can be found in Appendix A.

[2]	Total Shareholder Return (“TSR”) is calculated on the 20-day average methodology. Further information about this measure can be found in “Compensation Discussion & Analysis – Corporate Performance Criteria”, beginning on page 68.

[3]	Adjusted ROCE and Adjusted cash return on capital employed (“CROCE”) are non-GAAP measures. Further information and calculation of these measures can be found in “Compensation Discussion & Analysis – Corporate Performance Criteria”, beginning on page 68.

[4]	Reserve replacement is a ratio representing the change in proved reserves, net of production, divided by production for the period. Organic reserve replacement is a ratio representing the change in proved reserves, net of production and excluding acquisitions and dispositions, divided by production for the period. Further information and calculation of these measures are included in Other Measures on Appendix A.

[5]	Cost of supply (“CoS”) is the West Texas Intermediate equivalent price that generates a 10% return on a point forward and fully-burdened basis.

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Compensation Discussion and Analysis

Importantly, our three-year performance has been recognized by the market. While the sector experienced ongoing volatility, ConocoPhillips’ three-year TSR outperformed our performance peers and the energy sector, generally.

For the three years ended December 31, 2019, TSR was 11.3%.

Total Shareholder Return* – 3 Year

*	TSR in this chart is calculated using the closing price on December 30, 2016 and the closing price on December 31, 2019 and assumes common stock dividends paid during the stated period are reinvested.

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Compensation Discussion and Analysis

EXECUTIVE COMPENSATION – STRATEGIC ALIGNMENT

Our executive compensation programs are designed to align compensation with ConocoPhillips’ disciplined, returns-focused strategy and with the long-term interests of our stockholders. Our goal to deliver superior returns to stockholders through price cycles is tied to the five strategic cash flow allocation priorities discussed under “Continued Strong Execution of our Value Proposition in 2019” beginning on page 55. Our compensation metrics are directly tied to our strategic priorities, which provide comprehensive and integrated support for our value proposition. The following diagram maps each metric to our strategic priorities. We believe this demonstrates clear alignment between our strategic priorities for value creation and executive compensation.

(1)	Performance share programs commencing prior to 2019, including PSP 17, include Strategic Objectives as a PSP measure; however, effective with performance share programs commencing in 2019, Strategic Objectives has been eliminated as a performance measure from the PSP and the weighting of relative TSR has increased from 50% to 60% and relative Financial (Adjusted ROCE/CROCE) has increased from 30% to 40%. This change eliminates discretion for determining payouts under the LTIP, which will now be determined solely on a formulaic basis.

58	ConocoPhillips

Compensation Discussion and Analysis

PAY FOR PERFORMANCE

Our executive compensation programs align pay with performance that advances our strategic priorities and interests of stockholders. As shown below, approximately 90 percent of the CEO’s 2019 target pay and approximately 83 percent of the other NEOs’ 2019 target pay was performance-based. Stock-based, long-term incentives make up the largest portion of performance-based pay.

In 2019, the HRCC increased Mr. Lance’s LTIP target awards by $1 million (see the Grants of Plan-Based Awards Table on page 89). This was the first increase in Mr. Lance’s overall direct target compensation since 2013. In reaching its decision, the HRCC considered Mr. Lance’s tenure, his overall performance, the performance of ConocoPhillips during his tenure as CEO and the relative positioning of target compensation for Mr. Lance as compared to the market median of the compensation reference group. Mr. Lance’s salary and VCIP target remain unchanged and the increase to his LTIP target awards had no pension impact.

2019 Target Compensation for CEO

2019 Average Target Compensation for Other NEOs

2019 COMPENSATION METRIC HIGHLIGHTS

Executive compensation in 2019 reflects performance during both our short- and long-term incentive program periods. Performance highlights in 2019 include:

HSE	Operational	Financial
Continuous improvement on all HSE metrics versus prior year; however, a serious incident at a drilling location resulted in fatal injuries to a contractor; best-in-class among integrated and independent peers; achieved a new record with lowest workforce TRR on record; implemented numerous impactful enterprise initiatives and recognized as HSE industry leader	Achieved Production, Capital, Operating and Overhead Costs targets while maintaining strong performance with development and major project milestones	Achieved target absolute Adjusted ROCE and absolute Adjusted CROCE; finished in the 98th and 95th percentile for Adjusted ROCE and Adjusted CROCE, respectively, based on absolute results relative to performance peers

Strategic Milestones		TSR*
Exceeded stockholder distributions target – distributed ~43% of CFO to stockholders; achieved strategic milestones on dispositions ahead of target; delivered slightly above target underlying production growth at 9.7% on a per debt-adjusted share basis; maintained differential leadership in financial, environmental and social performance through continuous improvement of sustainable development risk management		One-year TSR finished in the 65th percentile; outperforming the majority of our performance peers

*	Consistent with market practice, measuring TSR performance for compensation purposes is based on a 20-trading day simple average prior to the beginning of a period of time and a 20-trading day simple average prior to the end of the stated period and assumes common stock dividends paid during the stated period are reinvested.

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Compensation Discussion and Analysis

See “Continued Strong Execution of our Value Proposition in 2019” on page 55 and “Process for Determining Executive Compensation” beginning on page 62 for a description of how our executive compensation metrics are designed to align compensation with ConocoPhillips’ disciplined, returns-focused strategy. Also see “2019 Executive Compensation Analysis and Results” beginning on page 71 for a discussion and analysis of payout decisions.

Philosophy and Principles of our Executive Compensation Program

Our Goals	Our goals are to attract, retain, and motivate high-quality employees and to maintain high standards of principled leadership so we can responsibly deliver energy to the world and provide sustainable value for our stakeholders, now and in the future.

Our Philosophy – Pay for Performance

We believe that:

>  Our ability to responsibly deliver energy and provide sustainable value is driven by superior individual performance;

>  A company must offer competitive compensation to attract and retain experienced, talented, and motivated employees;

>  Employees in leadership roles are motivated to perform at their highest levels when performance-based pay is a significant portion of their compensation; and

>  The use of judgment by the HRCC plays an important role in establishing increasingly challenging corporate performance criteria to align executive compensation with company performance.

Our Strategic Principles

To achieve our goals, we implement our philosophy through the following principles:

>  Establish target compensation levels that are competitive with the companies that we compete against for executive talent;

>  Create a strong link between executive pay and successful execution of our strategy;

>  Encourage prudent risk-taking by our executives;

>  Motivate performance using compensation to reward specific individual accomplishments;

>  Retain talented individuals;

>  Maintain flexibility to better respond to the cyclical energy industry; and

>  Integrate all elements of compensation into a comprehensive package that aligns goals, efforts, and results throughout the organization.

Components of Executive Compensation

The four primary elements of our executive compensation program are designed to provide a target total value for compensation that is competitive with our peers and attracts and retains the talented executives necessary to manage a large and complex organization such as ConocoPhillips.

BASE SALARY

Base salary is a central component of compensation for all of our salaried employees. Management, with the assistance of Mercer, its outside compensation consultant, thoroughly examines the scope and complexity of jobs throughout ConocoPhillips and benchmarks the competitive compensation practices for such jobs. As a result of this work, management has developed a compensation structure that assigns all positions specific salary grades. For our executives, the base salary midpoint increases as the salary grade increases, but at a lesser rate than the overall target incentive compensation percentages increase. The result is a higher percentage of at-risk compensation as an executive’s salary grade rises.

Base salary is important to give employees financial stability for personal planning purposes. There are also motivational and reward aspects to base salary, as base salary can be changed to account for considerations such as assigned roles, responsibilities and duties, experience, individual performance, and time in position. We set base salaries to be competitive within our compensation reference group and, for certain staff positions, Fortune 50-150 Industrials, taking into account responsibilities and duties, individual performance, and time in position. See “Process for Determining Executive Compensation—Peers and Benchmarking” beginning on page 64 for a discussion of our position benchmarking exercise.

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Compensation Discussion and Analysis

PERFORMANCE-BASED PAY PROGRAMS

Annual Incentive

All of our employees throughout the world—including our executives—participate in our annual incentive program, called the Variable Cash Incentive Program (“VCIP”). It is our primary vehicle for recognizing company, business unit, and individual performance for the prior year. We believe that having an annual “at risk” compensation element gives all employees a financial stake in the achievement of our business objectives and motivates them to use their best efforts to ensure the achievement of those objectives. We also believe that all participating employees can have the opportunity to establish and achieve their specified goals within one year.

The base VCIP award is weighted equally for corporate and business unit performance for most employees, but the Executive Leadership Team, which includes the NEOs, only participates in the corporate performance component. See “Process for Determining Executive Compensation—Corporate Performance Criteria” beginning on page 68 for details regarding performance criteria. The HRCC has discretion to adjust base awards up or down depending on individual performance. For all NEOs other than the CEO, this decision is based on the input of the CEO, and, for the CEO, this is based on the HRCC’s evaluation of the CEO, conducted jointly with the Lead Director. The final award, inclusive of any adjustments, may not exceed 200 percent of the target.

Long-Term Incentives

Our primary long-term incentive compensation programs for executives are the Performance Share Program (“PSP”) and the Executive Restricted Stock Unit Program, which replaced the Stock Option Program effective with equity grants made in 2018. The HRCC approved replacing stock options with three-year, time-vested restricted stock units under the Executive Restricted Stock Unit Program in response to stockholder feedback and to be consistent with market trends. In addition, the HRCC increased the weighting of the long-term incentive award in the form of performance-based restricted stock units under the PSP from 60 percent to 65 percent and assigned a weight of 35 percent to the Executive Restricted Stock Unit Program. Approximately 54 of our current employees participate in these programs.

Performance Share Program

The PSP rewards executives based on ConocoPhillips’ performance over a three-year period. Each year, the HRCC establishes performance metrics and targets for a new three-year performance period. Thus, performance results in any given year are considered in three overlapping performance periods. We believe use of a multi-year performance period helps to focus management on longer-term results. PSP award targets are set in shares at the beginning of the performance period, and actual cash payouts based on the HRCC’s evaluation of performance are calculated using our stock price after the conclusion of the three-year performance period. Thus, the value of the performance shares is tied to stock price performance throughout the performance period.

Targets for participants whose salary grades are changed during a performance period are prorated to align incentive levels with the individual’s current level of responsibility. Changes in salary not accompanied by a change in salary grade do not affect the existing targets.

At the end of the performance period, the final award may not exceed 200 percent of the total target award (the initial target award set in restricted stock units, at the beginning of the performance period, together with reinvested dividend equivalents during the performance period). The final award is determined by the HRCC following several detailed reviews of company performance. Final awards are based on the HRCC’s evaluation of ConocoPhillips’ performance relative to the pre-established performance metrics and targets (discussed under “Process for Determining Executive Compensation—Performance Criteria”). The HRCC reviews and determines compensation for the CEO and considers input from the CEO with respect to the other NEOs.

In December 2018, the HRCC approved additional changes to the PSP. Effective with performance share programs commencing in 2019, the Strategic Objectives performance measure was eliminated from the PSP, the weighting of relative TSR increased from 50 percent to 60 percent and the weighting of relative Financial metrics (Adjusted ROCE/CROCE) increased from 30 percent to 40 percent. This change eliminates discretion for determining payouts under the LTIP, which will now be determined solely on a formulaic basis.

Executive Restricted Stock Unit Program

Effective in 2018, in response to stockholder feedback and consistent with market trends, the HRCC implemented the Executive Restricted Stock Unit Program in place of the Stock Option Program. Like the PSP, the Executive Restricted Stock Unit Program is designed to reward our executive officers for long-term share performance and encourage executive retention while incentivizing

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Compensation Discussion and Analysis

absolute performance that is aligned with stockholder interests. The units vest three years following the date of grant, which is competitive with industry peers. Awards granted in 2018 and 2019 will be settled in cash; however, beginning with awards granted in 2020, awards will be settled in shares of common stock, which will provide additional common stock ownership through our executive compensation programs and better align with market practice.

The combination of the PSP and the Executive Restricted Stock Unit Program, along with our Stock Ownership Guidelines described under “Executive Compensation Governance—Alignment of Interests—Stock Ownership and Holding Requirements” on page 82, provides a comprehensive package of long-term compensation incentives for our executives that align their interests with those of our long-term stockholders.

Stock Option Program

Per the approval of our HRCC, the Stock Option Program was discontinued effective with equity grants made in 2018 and was replaced with the Executive Restricted Stock Unit Program. The practice under the Stock Option Program was to set option exercise prices no lower than the fair market value of ConocoPhillips stock at the time of the grant. Because an option’s value is derived solely from an increase in our stock price, options only reward recipients if the value of our stock appreciates. Options granted in 2017 have three-year vesting provisions and are exercisable for a period of ten years following the grant date in order to incentivize our executives to increase ConocoPhillips’ stock price over the long term.

Off-Cycle Awards

ConocoPhillips may make awards outside the PSP or the Executive Restricted Stock Unit Program. Currently, off-cycle awards are generally granted to certain incoming executives for one or more of the following reasons: (1) to induce an executive to join ConocoPhillips (occasionally replacing compensation the executive will lose by leaving the prior employer); (2) to induce an executive of an acquired company to remain with ConocoPhillips for a certain period of time following the acquisition; or (3) to provide a pro rata equity award to an executive who joins ConocoPhillips during an ongoing performance period that the executive is ineligible to participate in under the standard PSP or Executive Restricted Stock Unit Program provisions. In these cases, the HRCC has sometimes approved a shorter period for restrictions on transfers of restricted stock units than those issued under the PSP or Executive Restricted Stock Unit Program. Any off-cycle awards to Senior Officers must be approved by the HRCC.

Process for Determining Executive Compensation

Our executive compensation programs take into account market-based compensation for executive talent; internal pay equity among our employees; ConocoPhillips’ past practices; corporate, business unit, and individual results; and the talents, skills, and experience that each individual executive brings to ConocoPhillips. Our NEOs each serve without an employment agreement. All compensation for these officers is set by the HRCC as described below.

RISK ASSESSMENT

ConocoPhillips has considered the risks associated with each of its executive and broad-based compensation programs and policies. As part of the analysis, we considered the performance measures we use, as well as the different types of compensation, varied performance measurement periods, and extended vesting schedules utilized under each incentive compensation program. As a result of this review, management concluded the risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on ConocoPhillips. As part of the Board’s oversight of ConocoPhillips’ risk management programs, the HRCC conducts a similar review with the assistance of its independent compensation consultant. The HRCC agrees with management’s conclusion that the risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on ConocoPhillips.

HUMAN RESOURCES AND COMPENSATION COMMITTEE

The HRCC annually reviews and determines compensation for the CEO and for each of the NEOs. This comprehensive and ongoing process begins in February, when performance targets and target compensation are established for the upcoming year, and final incentive program payouts for the preceding year are evaluated and approved. During this process, illustrated in the diagram on the following page, the HRCC makes critical decisions on competitive compensation levels; program design; performance targets; corporate, business unit, and individual performance; and appropriate pay adjustments necessary to reflect short- and long-term performance.

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Compensation decisions reflect input from the HRCC’s independent consultant and ConocoPhillips’ consultant, stockholders, and management. Among other things, the HRCC considers annual benchmark data provided by the consultants, dialogue with our largest stockholders, and four in-depth management reviews of ongoing corporate performance. This comprehensive and rigorous process allows the HRCC to make informed decisions and adjust compensation positively or negatively, although VCIP, PSP, and Executive Restricted Stock Unit awards may never exceed 200 percent, 200 percent, and 100 percent of the total target award, respectively.

HRCC ANNUAL COMPENSATION CYCLE

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MANAGEMENT

ConocoPhillips’ Human Resources department supports the HRCC in the execution of its responsibilities and manages the development of the materials for each committee meeting, including market data, individual and company performance metrics, and compensation recommendations. The CEO considers performance and makes individual recommendations to the HRCC on base salary, annual incentive, and long-term equity compensation with respect to Senior Officers, including all NEOs other than himself. The HRCC reviews, discusses, modifies, and approves, as appropriate, these recommendations. No member of the management team, including the CEO, has a role in determining his or her own compensation.

COMPENSATION CONSULTANTS

The HRCC has the sole authority to retain a compensation consultant to assist in the evaluation of the compensation of the CEO and the Senior Officers and has sole authority to approve such consultant’s fees and other retention terms and to terminate such consultant. Similarly, the HRCC has authority to retain, terminate, and obtain advice and assistance from external legal, accounting, or other advisors and consultants.

The HRCC retained FW Cook to serve as its independent executive compensation consultant in 2019. The HRCC has adopted specific guidelines for its outside compensation consultants, which (1) require that work done by such consultants other than at the direction of the HRCC be approved in advance by the HRCC; (2) require the HRCC to conduct a review to determine if it is advisable to replace the independent consultant after a period of five years; and (3) prohibit ConocoPhillips from employing any individual who worked on our account for a period of one year after that individual leaves the employ of the independent consultant. FW Cook has provided an annual attestation of its compliance with our guidelines.

Separately, management retained Mercer to, among other things, assist it in compiling compensation data, conducting analyses, providing consulting services, and supplementing internal resources for market analysis.

The HRCC considered whether any conflict of interest exists with either FW Cook or Mercer in light of SEC rules. The HRCC assessed the following factors relating to each consultant in its evaluation: (1) other services provided to us by the consultant; (2) fees paid by us as a percentage of the consulting firm’s total revenue; (3) policies or procedures maintained by the consulting firm that are designed to prevent a conflict of interest; (4) any business or personal relationships between the individual consultants involved in the engagement and a member of the HRCC; (5) any ConocoPhillips stock owned by the individual consultants involved in the engagement; and (6) any business or personal relationships between our executive officers and the consulting firm or the individual consultants involved in the engagement. Both FW Cook and Mercer provided the HRCC with appropriate assurances addressing such factors. Based on this information, the HRCC concluded that the work of the consultants did not raise any conflict of interest. The HRCC also took into consideration all factors relevant to FW Cook’s independence from management, including those specified in Section 303A.05(c) of the NYSE Listed Company Manual, and determined that FW Cook is independent and performs no other services for ConocoPhillips.

PEERS AND BENCHMARKING

We compete for the best talent with our industry peers and with the broader market. Accordingly, the HRCC regularly reviews the market data, pay practices, and compensation ranges among both energy industry peers and general industry companies to ensure that we continue to offer competitive executive pay programs. Our peer groups are reviewed regularly by the HRCC and updated as appropriate. To properly benchmark compensation and measure performance, ConocoPhillips has two peer groups, a compensation reference group and a performance peer group. We source peer company data from compensation consultant surveys and public disclosures.

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Setting Target Compensation – Compensation Reference Group

Compensation Reference Group and Methodology

The HRCC regularly assesses the market competitiveness of our executive compensation program based on data from a compensation reference group. The compensation reference group is made up of 12 energy industry companies and 12 similarly sized general industry companies that are comparable to ConocoPhillips in terms of size, scope, and compensable factors. This reference group was selected because the companies, as a whole, represent organizations of similar size, scale, complexity and global reach as ConocoPhillips. Accordingly, in analyzing the appropriate composition of the reference group that would help inform 2019 target compensation decisions, the HRCC considered the following criteria:

(1)	companies with which we compete for business opportunities and executive talent;
(2)	companies with significant operations and capital investments, medium- and long-term project investment cycles, and complex global operations;
(3)	size, including revenues, assets, and market capitalization; and
(4)	industry focus, particularly companies in the energy industry.

Compensation Reference Group

> 3M Company	> Exxon Mobil Corporation*	> Merck & Co., Inc.
> Bristol-Myers Squibb Company	> General Dynamics Corporation	> Northrop Grumman Corporation
> Anadarko Petroleum Corporation*	> Honeywell International Inc.	> Occidental Petroleum Corporation*
> Apache Corporation*	> Halliburton Company*	> Phillips 66*
> Caterpillar Inc.	> Johnson & Johnson	> Pfizer Inc.
> Chevron Corporation*	> Lockheed Martin Corporation	> Raytheon Company
> Cummins Inc.	> Marathon Oil Corporation*	> Schlumberger N.V.*
> Devon Energy Corporation*	> Marathon Petroleum Corporation*	> Valero Energy Corporation*

* Energy industry companies

The data is used to assess the competitive market value for executive jobs, assess pay practices, validate targets for pay programs, test the compensation strategy, observe trends, and provide a general competitive foundation for decision making. Our compensation reference group had 2018 annual revenues ranging from $5.8 billion to $279.3 billion and median revenues of $34.5 billion (for 2018, we had revenues of $37.5 billion) and year-end 2018 market cap ranging from $10.0 billion to $346.1 billion and median market cap of $46.5 billion (for 2018, we had a market cap of $71.8 billion).

Mercer gathers and performs an analysis of market data for each NEO, comparing each of their individual components of compensation, as well as total compensation, to that of the compensation reference group. This competitive analysis consists of comparing the market data of each of the pay elements and total compensation at the 25th, 50th, and 75th percentiles of the compensation reference group to compensation for each of our NEOs. Total compensation for each NEO is structured to target market competitive pay levels at approximately the 50th percentile in base salary and short- and long-term incentive opportunities, taking into account responsibilities and duties, experience, individual performance, and time in position. The HRCC’s independent consultant, FW Cook, reviews and independently advises on the conclusions reached as a result of this benchmarking. In reviewing 2019 target compensation for the CEO, the HRCC considered Mr. Lance’s tenure, his overall

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performance, the performance of ConocoPhillips during his tenure as CEO and the relative positioning of target compensation for Mr. Lance as compared to the market median of the compensation reference group. Based on these considerations and Mr. Lance’s strong execution of the company’s disciplined returns-focused value proposition, the HRCC increased Mr. Lance’s LTIP target awards for 2019 by $1 million (see the Grants of Plan-Based Awards Table on page 88-89). This was the first increase in Mr. Lance’s overall target direct compensation since 2013.

Measuring Performance—Performance Peer Group

Our performance peer group is used to evaluate relative business results in both our annual incentive and performance share programs. This includes both relative TSR and relative Adjusted ROCE/CROCE. The HRCC believes our performance is best measured against both large independent E&P companies with diverse portfolios and the largest publicly-held, international, integrated oil and gas companies that we compete against in our business operations. We believe that our performance peer group is representative of the companies that investors use for relative performance comparisons.

The tables below show the performance peer group that was established for evaluating both relative TSR and relative Adjusted ROCE/CROCE for the periods indicated.

Performance Peer Group for 2019 VCIP

> Anadarko Petroleum Corporation*	> EOG Resources, Inc.	> Noble Energy, Inc.
> Apache Corporation	> Exxon Mobil Corporation	> Occidental Petroleum Corporation
> Chevron Corporation	> Hess Corporation
> Devon Energy Corporation	> Marathon Oil Corporation

Performance Peer Group for PSP 17

PSP performance period running from January 2017 through December 2019
> Anadarko Petroleum Corporation*	> Devon Energy Corporation	> Occidental Petroleum Corporation
> Apache Corporation	> Exxon Mobil Corporation	> Royal Dutch Shell plc
> BP plc	> Marathon Oil Corporation	> Total SA
> Chevron Corporation

*	In August 2019, Occidental Petroleum Corporation acquired Anadarko Petroleum Corporation. Each of Occidental Petroleum Corporation and Anadarko Petroleum Corporation were in our performance peer group during the respective performance periods; after the acquisition, we retained only the combined company for the full performance period.

Effective for the annual incentive and performance share programs commencing in 2020, the S&P 500 Total Return Index will be added to the performance peer group (for relative TSR metrics only), which will broaden the performance benchmark beyond industry peers. The HRCC believes that adding the index to the performance peer group is appropriate because the index reflects the companies that we compete with for capital in the broader market. Additionally, the inclusion of the index as a performance peer further aligns executive pay with long-term stockholder interests as we will be required to outperform both industry peers and a market-based index to receive a maximum payout.

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INTERNAL PAY EQUITY

We believe our compensation structure provides a framework for an equitable compensation ratio among our executives, with higher targets for jobs involving greater duties and responsibilities. Our compensation program is designed so that the individual target level rises as salary grade level increases, with the portion of performance-based compensation rising as a percentage of total targeted compensation. One result of this structure is that an executive’s actual total compensation as a multiple of the total compensation of his or her subordinates will increase in periods of above-target performance and decrease in times of below-target performance. The HRCC reviews the compensation of Senior Officers periodically to ensure the equitable compensation of officers with similar levels of responsibilities.

DEVELOPING PERFORMANCE MEASURES

We believe our performance measures appropriately reflect the performance of ConocoPhillips consistent with our strategy as an independent E&P company. Specifically, the HRCC has approved a balance of metrics, some that measure performance relative to our peer group and some that measure progress in executing our strategic milestones and objectives. We have selected multiple metrics, as described herein, because we believe no single metric is sufficient to capture the performance we are seeking to drive. Moreover, reliance on any metric in isolation is unlikely to promote the well-rounded executive performance necessary to enable us to achieve long-term success. It is for this reason that metrics are assessed in tandem, rather than each with a separate weighting and threshold. The HRCC reassesses performance metrics periodically to confirm that they remain appropriate.

SETTING INCREASINGLY CHALLENGING TARGETS

Targets for each metric are set in accordance with our rigorous internal budget. The HRCC believes that increasingly challenging performance metrics best assess ConocoPhillips’ performance relative to its strategy as an independent E&P company. Increasingly challenging targets can mean year-over-year performance target increases for safety, efficiency, emission reductions, unit cost targets, and margins. However, it can also mean the same or lower performance targets, recognizing the changing commodity price environment. For example, delivering flat production targets following significant capital and operating cost reductions or establishing production targets below those set in prior years after significant asset dispositions would be considered “increasingly challenging.”

PERFORMANCE CRITERIA

We use corporate performance criteria in determining individual payouts for our NEOs. The HRCC considers all the elements described below before making a final determination. In response to stockholder feedback and consistent with our strategy and focus as an independent E&P company, the HRCC approved certain measures for VCIP and PSP and the weight assigned to each measure. This is reflected in the charts below.

*	Performance share programs commencing prior to 2019, including PSP 17, include Strategic Objectives as a PSP measure; however, effective with performance share programs commencing in 2019, Strategic Objectives has been eliminated as a performance measure from the PSP and the weighting of relative TSR has increased from 50% to 60% and relative Financial (Adjusted ROCE/CROCE) has increased from 30% to 40%. This change eliminates discretion for determining payouts under the LTIP, which will now be determined solely on a formulaic basis.

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Corporate Performance Criteria

We utilize multiple measures of performance in our compensation programs to ensure that no single aspect of performance is driven in isolation. The HRCC approved compensation metrics that are consistent with our strategic cash flow allocation priorities and, therefore, align with our goal to deliver superior returns to stockholders through price cycles. See “Continued Strong Execution of our Value Proposition in 2019” beginning on page 55 for a discussion of our value proposition and strategic priorities. The HRCC determines the ultimate payout of our programs based on how well ConocoPhillips performs against targets set for these metrics. The compensation metrics and how they align with our strategic priorities and desired outcomes are described below.

(1)	Performance share programs commencing prior to 2019, including PSP 17, include Strategic Objectives as a PSP measure; however, effective with performance share programs commencing in 2019, Strategic Objectives has been eliminated as a performance measure from the PSP and the weighting of relative TSR has increased from 50% to 60% and relative Financial (Adjusted ROCE/CROCE) has increased from 30% to 40%. This change eliminates discretion for determining payouts under the LTIP, which will now be determined solely on a formulaic basis.

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Health, Safety, and Environmental (VCIP and PSP)

Everything we do depends on safely executing our business plans and operating to high standards of HSE stewardship. We view this as our fundamental license to operate. We have a comprehensive HSE program across our entire company, which includes criteria for process and personal safety. We include relative Total Recordable Rate and absolute Process Safety Events in our compensation metrics to reinforce our commitment to be an industry leader in HSE, drive continuous HSE improvement, and provide accountability for HSE at all levels of the organization, including among our senior leaders.

Total Recordable Rate is a measure of the rate of recordable injury cases in a year. Process Safety Events refers to the control of process hazards in a facility with the potential to impact people, property, or the environment. This includes the prevention, control, and mitigation of unintentional releases of hazardous material or energy from primary containment. We invest significant resources and provide focused attention to continually improve our safety culture and performance across the entire company.

Operational (VCIP only)

As an E&P company, strong operational performance is essential for delivering on our commitments to stockholders. Our operational compensation metrics include absolute targets for Production, Capital, Operating and Overhead Costs, and Operational Milestones.

Our primary source of revenue and cash flow is the sale of our produced oil and gas. Therefore, we set an annual Production target, and we measure the achievement of production results against the approved target. Importantly, our annual Production target is tied to annual targets for Capital, Operating and Overhead Costs, and Operational Milestones. This is designed to ensure that we do not inadvertently incentivize actions, such as growing at all costs, that are misaligned with our strategic priorities. Effective capital and operating cost management also helps us achieve a low cost of supply portfolio in support of our returns-focused strategy. The Operational targets are also designed to create alignment within our workforce around delivering business plans while maintaining discipline. Our Operational Milestones are intended to drive a focus on key actions or decisions that support delivery of our plan.

Financial (VCIP and PSP)

The Financial metrics in our compensation programs strongly align with our returns-focused strategy and are core to delivering our value proposition of superior returns through cycles. Furthermore, based on observation and analysis, we believe that our Financial compensation metrics also strongly correlate to total shareholder returns and, thus, value creation for stockholders. We include Adjusted ROCE and Adjusted CROCE in both our VCIP and PSP programs to ensure that we maintain financial discipline and balance short- and long-term performance.

For VCIP, our Financial compensation measure includes Adjusted ROCE and Adjusted CROCE, relative to peers, as well as absolute targets for both Adjusted ROCE and Adjusted CROCE. For PSP, our Financial compensation measure includes Adjusted ROCE and Adjusted CROCE, relative to peers. An evaluation of our absolute performance is an important component of the Financial measure as it demonstrates how we performed against targets set in accordance with our rigorous internal budget. An evaluation of performance relative to peers is an important component of the Financial measure, as it ensures rigor in the target and that the results are commensurate with our performance against our performance peer group. These relative metrics are measured from third quarter to third quarter for the relevant period for VCIP and PSP since full-year peer data is not publicly available at the time the HRCC makes its annual assessment of performance. For the purposes of establishing comparability in assessing our performance relative to peers, Adjusted ROCE and Adjusted CROCE as used for our Financial compensation metrics will differ from that of ROCE and CROCE as calculated for other periodic reporting.

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Each of the Financial metrics is described in more detail below:

Adjusted Return on Capital Employed (“ROCE”) – ROCE is an important metric for ensuring that ConocoPhillips is efficiently allocating capital. We believe that ROCE is a strong indicator of long-term share price performance, but it should also be included in short-term compensation metrics to reinforce discipline and a focus on profitability.

We adjust ROCE to remove the impact of non-operational results and special items that are unusual or nonrecurring. We calculate Adjusted ROCE as follows:

adjusted earnings plus after-tax interest expense plus minority interest	÷	average capital employed (total equity plus total debt)

Adjusted Cash Return on Capital Employed (“CROCE”) – Similar to ROCE, CROCE measures ConocoPhillips’ performance in efficiently allocating capital. However, while ROCE is based on adjusted earnings, CROCE is based on cash flow. This is relevant because it measures the ability of our capital investments to generate and expand cash flow consistent with our value proposition.

We also adjust CROCE to remove the impact of non-operational results and special items that are unusual or nonrecurring. We calculate Adjusted CROCE as follows:

adjusted earnings plus after-tax interest expense plus minority interest plus depreciation, depletion and amortization (DD&A)	÷	average capital employed (total equity plus total debt)

Strategic Milestones and Objectives (VCIP and pre-2019 PSP)

Delivering on our value proposition requires that we take actions and steward the business in ways that are not exclusively operational or financial in nature. Our Strategic Milestones and Objectives represent specific actions that are critical to implementing our strategy and aligning our workforce. Strategic Milestones are set annually for VCIP, and, prior to the 2019 performance share program, Strategic Objectives were also included for each three-year PSP period. These metrics provide a direct link from our stated strategy to metrics in the compensation plans.

Relative Total Shareholder Return (VCIP and PSP)

We believe our Operational and Financial measures and Strategic Milestones and Objectives have a strong, positive correlation to TSR in our sector. Thus, as we pursue these measures, we expect to achieve superior returns to stockholders; TSR is the best overall indicator of our success. By integrating compensation metrics with strategic priorities, we believe we are strongly aligned with stockholder interests across time periods and through cycles.

We believe it is important to include TSR in both VCIP and PSP because it is the most tangible, visible measure of the value we have created for stockholders during the relevant period. However, TSR has a stronger weighting in the PSP to more closely align with stockholder performance benchmarks and to discourage short-term actions over long-term value creation.

TSR represents the percentage change in stock price from the beginning to the end of a stated period, plus the percentage impact from common stock dividends paid during the stated period assuming dividends are reinvested into the stock. Consistent with market practice, we calculate TSR for compensation purposes based on a 20-trading day simple average prior to the beginning of a period and a 20-trading day simple average prior to the end of the stated period.

We measure TSR relative to our performance peer group to mitigate the influence of sector-wide factors, such as commodity price volatility, on our stock price.

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2019 Executive Compensation Analysis and Results

The following is a discussion and analysis of the decisions the HRCC made regarding our NEOs in 2019.

BASE SALARY

The HRCC reviews base salary annually for each of the NEOs. Base salary for the CEO has remained unchanged since March 2013. In consideration of his broad scope of responsibilities as Chief Financial Officer, which includes commercial, acquisitions and divestitures, and information technology, the HRCC approved a promotion for Mr. Wallette effective January 1, 2019. For the other NEOs, adjustments were made to remain competitive with the market and appropriately maintain internal pay equity.

The table below shows the base salary for each NEO earned during the years ended 2018 and 2019:

Name	12/31/2018		12/31/2019
R.M. Lance	$1,700,000		$1,700,000
D.E. Wallette, Jr.	985,444		1,070,064
M.J. Fox	1,241,000		1,297,893
K.B. Rose	241,938	(1)	768,700
W.L. Bullock, Jr.	669,950		717,380

(1)	Ms. Rose was appointed as Senior Vice President, Legal, General Counsel, and Corporate Secretary on September 4, 2018. The amount in the table above for 2018 includes the base salary she earned during the portion of that year she served as an executive officer. Ms. Rose had an annualized salary of $735,000 in 2018.

PERFORMANCE-BASED PROGRAMS

Actual awards earned under our performance-based programs can range from zero to 200 percent of the initial award. In determining performance-based compensation awards for our NEOs for performance periods concluding at the end of 2019, the HRCC began by assessing overall company performance. To that end, the HRCC considered the performance reviews throughout and after the performance period ended to assess the degree of difficulty in achieving absolute performance targets and the extent to which such targets were achieved. The HRCC adopted a percentile-based matrix to formulaically evaluate the results of the relative TSR and Financial metrics and made a payout determination for the absolute performance metrics under our two performance-based compensation programs (VCIP and PSP).

The HRCC followed the matrix below in making its determination of payouts for the relative financial metrics (Adjusted ROCE/ CROCE) and TSR in the VCIP and PSP programs:

Annual Incentive—Variable Cash Incentive Program (VCIP)

All of our employees are eligible for VCIP. The VCIP payout for our Executive Leadership Team, including the NEOs, is calculated using the following formula. The HRCC has the sole authority to determine the corporate performance payout based on its assessment of our performance against our metrics.

Eligible Earnings	X	Target Percentage for the Salary Grade	X	Corporate Performance Payout	±	Any Individual Performance Adjustment

Note:	VCIP awards for all other employees are based on a combination of corporate performance and business unit performance. The maximum VCIP payout for the Executive Leadership Team is 200% of target, inclusive of individual adjustments.

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VCIP Corporate Performance

We incorporate a balance of metrics into our annual incentive program that align with delivering our value proposition and maintaining competitiveness versus our performance peer group. Our program includes both line-of-sight and strategic metrics, as well as both absolute and relative metrics. We do not believe that a single metric is sufficient for driving the behaviors or performance we seek. Therefore, we carefully consider and select a combination of metrics that best ensures accountability across the organization for both short- and longer-term business success. The HRCC routinely reviews and reassesses the VCIP performance metrics to confirm that they remain appropriate for driving desired performance outcomes.

In December 2018, the HRCC approved the five corporate performance measures by which it would judge corporate performance for the 2019 VCIP payout. The corporate measures were: HSE; Operational; Financial; Strategic Milestones; and TSR. Each of the performance measures was assigned an equal weight.

The HRCC determines the ultimate payout of our programs based on the extent to which ConocoPhillips achieves the targets established under the five corporate performance measures set forth above. These measures directly correspond to our strategic cash flow allocation priorities, which support our goal to deliver superior returns to stockholders through price cycles. See “Executive Compensation – Strategic Alignment” on page 58 and “Process for Determining Executive Compensation — Performance Criteria” beginning on page 67.

Setting Targets for 2019

The HRCC reviews and approves targets for the performance metrics annually. The process begins with our rigorous internal budget, which is set each year across the organization and then approved by our Board. For setting VCIP targets, the outputs from the internal budget are reviewed for alignment with the value proposition, as well as degree of difficulty. The HRCC believes that targets should reflect a reasonable chance of achievability, but also be challenging. Significant effort is invested to ensure that the metrics and targets reflect both a desire for continuous improvement and a realistic assessment of changes in the market environment or our portfolio.

For relative Financial and TSR metrics, the HRCC has established a matrix for assessing payout. See page 71. In the case of HSE, Operational, Financial (absolute), and Strategic Milestones metrics, the HRCC does not believe either a matrix or a threshold-maximum approach is appropriate given the significant volatility of the business in any given year and the influence of non-operated activities in which ConocoPhillips has limited control. For these, the HRCC relies on a rigorous and transparent review process with management and exercises its judgment based on its knowledge of the business to assess degree of difficulty and determine the appropriate payout (see HRCC Review Process below). In our 2019 outreach, stockholders commended several aspects of the improved disclosures in our proxy statement regarding our programs. We believe stockholders were generally very satisfied with the level of disclosure around our process; and we have continued our transparency around targets and results.

With regard to HSE, Operational, Financial (absolute) and Strategic Milestones, the HRCC set targets as follows:

HSE
We target top-quartile performance relative to our peers for Total Recordable Rate and absolute continuous improvement for Process Safety Events. We target being an industry leader in HSE in an effort to drive continuous HSE improvement and provide accountability for HSE at all levels of the organization, including among our senior leaders.

Production
The target was set at 1,325 MBOED, which represented the midpoint of the initial guidance range provided to the marketplace in late 2018 of 1,300-1,350 MBOED. The guidance excluded Libya, as well as adjustments for dispositions. On this adjusted basis, the Production target represented underlying growth of approximately five percent, consistent with the operating plan outlined to the marketplace. The HRCC considered the target to be increasingly challenging when balanced with the Operating and Overhead Costs target and Capital target (see next page).

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Operating and Overhead Costs
The target was set at $6.1 billion, which excluded adjustments for expected 2019 acquisitions and dispositions and was consistent with the operating plan outlined to the marketplace. The target represented an improvement in unit operating costs versus 2018. While higher production generally means higher costs overall, ConocoPhillips remains focused on growing the most profitable volumes to improve margins, grow cash flow, and generate strong financial returns.

Capital
The target was set at $6.1 billion, which excluded adjustments for expected 2019 acquisitions and dispositions and was consistent with the operating plan outlined to the marketplace. The Capital target was flat compared to full-year 2018 capital expenditures, excluding acquisition costs.

Operational Milestones
In the Lower 48, milestones included executing the Big 3 unconventional development program (Eagle Ford, Permian, Bakken). In Europe, milestones included achieving first production from Brodgar H4 and executing triennial shutdowns at J-Area and GEA within their required timeframes. In Canada, milestones included successfully flowing hydrocarbons through Montney Gas Plant 1. In Australia West, milestones included securing a backfill for DLNG and completing the Barossa FEL-3 program. In Malaysia there were milestones for achieving first gas to PFLNG1 and executing KBB brownfield modifications and tie-in scope. Finally, there were two exploration milestones, with the first related to progressing evaluations of seven key growth opportunities and the second related to capturing resources through acreage access in key focus areas that improve the depth, quality, and flexibility of the portfolio.

Strategic Milestones
Our Strategic Milestones included delivering strategic dispositions; returning at least 30 percent of cash from operations to stockholders; delivering our value proposition through growing production per debt-adjusted share at least 8 percent annually; and establishing a system for setting and monitoring emissions reduction targets.

Financial
Absolute targets for Adjusted ROCE and Adjusted CROCE were set in accordance with the budget and strategic plans and approved by the HRCC.

The HRCC believes these targets, which aligned with external guidance provided in late 2018 and early 2019, were challenging and consistent with ConocoPhillips’ disciplined, returns-focused strategy.

HRCC Review Process

In determining award payouts under VCIP, the HRCC met four times with management to review progress and performance against the approved metrics. The first and second reviews occurred during 2019 and were designed to provide the HRCC with information concerning the ongoing performance of ConocoPhillips. The third review with the HRCC in early February 2020 focused on the detailed final results for each performance metric relative to the targets, a degree of difficulty discussion, and an explanation of normalization adjustments back to the budget. The final review in mid-February 2020 focused on a summary of the results for each performance metric and deliberation and determination of the final payout by the HRCC. This process allows the HRCC to consider results, degree of difficulty, and normalization adjustments in one meeting and make informed payout decisions in a separate meeting. Results for Production, Operating and Overhead Costs, and Capital, as applicable, are normalized to account for acquisitions and dispositions (e.g., sale of exploration and production assets in the United Kingdom), foreign exchange rates, commodity price-related adjustments of actuals to targets and related tax and production-sharing contract impacts, and items beyond the control of management (e.g., production impacts from natural disasters, although none were material in 2019). This allows the HRCC to measure results against targets on a consistent basis and measure management performance so there is no benefit or detriment to executive compensation for these items. The normalization adjustments are reviewed by and discussed with the HRCC.

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2019 Results

HSE (absolute & relative)
We saw continuous improvement on all HSE metrics versus 2018; however, a serious incident at a drilling location resulted in fatal injuries to a contractor. After a thorough investigation we incorporated learnings into how we work – globally. In other HSE-related performance, we achieved a new record low Total Recordable Rate, which benchmarks best-in-class relative to our performance peers with an improved ranking compared to 2018. We reduced the significant high-risk event rate, and the number of Tier 1 Process Safety Events, Lost Workday Cases and hydrocarbon spills compared to 2018. We continue to be recognized as an industry leader. Multiple external ESG recognitions included:

> ConocoPhillips being named to the Dow Jones Sustainability Index for the thirteenth year, ranked as the highest energy company in North America;
> Received the best possible score of “1” on ISS’s E&S QualityScore, and second highest score of “AA” from MSCI;
> Our operations in Canada were celebrated by the local community and the Chamber of Commerce for their sustainability efforts with the Faster Forests program and its relationship with the indigenous people, respectively;
> Our Indonesia operations received recognition from the Government of Indonesia for strong environmental performance via the BLUE PROPER award; and
> Our Marine group received both the Devlin Safety and Environmental Achievement Awards from the American Chamber of Shipping.

Despite experiencing a contractor fatality, because of the otherwise exceptional performance in HSE this year, the HRCC determined an above target payout was warranted.

Operational (absolute)
Our operating performance resulted in adjusted Production of 1,325 MBOED, which was in line with the 2019 VCIP target and midpoint of our early 2019 external guidance. Production was driven by higher than expected performance in the Lower 48 unconventionals, which offset production challenges in other business units. We achieved our Operating and Overhead Costs target of $6.1 billion, reflecting our ongoing focus on driving cost efficiencies across our portfolio in service to higher financial returns. Our Capital spending of $6.1 billion, adjusted for 2019 acquisitions, dispositions and approved scope changes, was also in line with our 2019 VCIP target. We also achieved or exceeded all of our Operational Milestones (see Setting Targets for 2019 above) with the exception of the start-up of the Montney Gas Plant in Canada, which was impacted due to a third-party pipeline delay. Aside from the third-party delay in Canada, all other Operational metrics met or exceeded expectations. In considering the results of these interdependent operational metrics, the HRCC determined a target payout was warranted.

Financial (absolute and relative)
We outperformed on our Financial metrics. On an absolute basis, we slightly exceeded our 2019 targets; however, on a relative basis, our financial returns results finished near the top. Our absolute Adjusted ROCE relative to peers and our absolute Adjusted CROCE relative to peers were in the 98th percentile and 95th percentile, respectively. Our strong operational performance helped drive these results. The HRCC determined a target payout was warranted on the absolute metrics and followed the matrix on page 71 for the relative financial metrics. The HRCC then averaged the payout amounts to arrive at the final above target payout for the Financial metrics.

Strategic Milestones (absolute)
We met or exceeded expectations on all of the milestones. We completed the sale of our U.K. assets for $2.7 billion (prior to customary adjustments), and entered into agreements to sell our Australia West and Niobrara assets for $1.8 billion (subject to customary adjustments), delivering on our strategic dispositions. We exceeded our goal of returning cash from operations to stockholders by increasing our dividend by 38 percent and repurchasing $3.5 billion in shares. In total, we returned ~43 percent of cash from operations via the dividend and buybacks. We achieved production per debt-adjusted share growth of 9.7 percent, which slightly exceeded our milestone. Finally, we had a record number of emission reduction projects submitted by business units and are now in the process of integrating business unit emissions targets with our long-range plan. The HRCC determined an above target payout was warranted given ConocoPhillips’ continued execution of our returns-focused strategy resulting in outperformance of all Strategic Milestones metrics.

TSR
We ended at the 65th percentile in TSR compared to our performance peers. Based on the 20-day average methodology, TSR for 2019 was 1.1 percent, outperforming the majority of our independent peers and exceeding the total peer and independent averages. We continue to focus on driving superior returns to stockholders, which is the driver behind adding the S&P 500 Total Returns Index into our performance peer group commencing with the 2020 programs. The HRCC followed the matrix on page 71 in making its determination of the payout for this relative TSR metric.

These results reflect a strong positive response to the strategy we launched in late 2016 that we continue to execute. The HRCC believes that the resulting 132 percent corporate performance payout reflects ConocoPhillips’ overall strong performance in 2019.

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Compensation Discussion and Analysis

The following table describes the details of what the HRCC considered as the quantitative and qualitative performance measures and summarizes the payout decisions:

Metric Category	Category Weighting	Metric	VCIP Target	VCIP Results & Performance Summary	Payout	Weighted Payout
HSE		Total Recordable Rate (“TRR”) (relative)	Top-quartile performance and industry leader	Achieved a new record in safety with lowest workforce TRR on record; ranked Best-in-Class and recognized as HSE industry leader, but a serious incident resulted in fatal injuries to a contractor	120%	24%
		Process Safety Events (“PSE”)	Continuous Improvement	A 30% reduction in incidents with only one Tier 1 process safety event (a 75% reduction from last year)
Operational(1)		Production (MBOED)	1,325	Operating performance in line with target producing 1,325 MBOED; challenges in certain BUs were offset by better than expected performance in others	100%	20%
		Capital ($B)	$6.1	Delivered capital scope within target of $6.1B
		Operating and Overhead Costs ($B)	$6.1	Managed operating and overhead costs to $6.1B, reflective of our ongoing focus on driving cost efficiencies across our portfolio
		Operational Milestones	See Operational Milestones discussed on page 73.	Achieved or exceeded all operational milestones, except for the start-up of the Montney Gas Plant in Canada, which was impacted due to a third-party pipeline delay
Financial(2)		Adjusted ROCE (absolute and relative to peers)	Internal target and outperform peers	Slightly exceeded internal absolute target (100% per HRCC); finished 2nd in peer group (98th percentile; 200% payout per matrix)	150%	30%
		Adjusted CROCE (absolute and relative to peers)	Internal target and outperform peers	Slightly exceeded internal absolute target (100% per HRCC); finished 2nd in peer group (95th percentile; 200% payout per matrix)
Strategic Milestones(3)		Return of CFO to Stockholders	At least 30%	Stockholder distributions exceeded target; distributed ~43% of CFO to stockholders by increasing the dividend by 38% (paying $1.5B in dividends) and completing $3.5B in share repurchases	150%	30%
		Strategic Dispositions	Deliver by target date	Completed sale of U.K. assets and entered into agreements to sell assets in Australia West and Niobrara
		Production/Year-end Debt Adjusted Share CAGR	8%	Delivered underlying production growth of 9.7% on a per debt-adjusted share basis, exceeding target
		Setting and monitoring emissions reductions targets	Establish integrated management and governance system	Received emission reduction projects from BUs and integrating the internal BU emissions targets and plans with the Company’s long-range plan
TSR		Total shareholder return (relative to peers)	Outperform peers	Finished 4th in peer group (65th percentile; 142% payout per matrix) with absolute TSR of +1.1% based on 20-day average methodology; maintained positive TSR and outperformed total peer and independent peer averages	142%	28%
				Total Payout 132%

(1)	Operating and overhead costs include production and operating expenses; selling, general, and administrative expenses; and controllable exploration general and administrative expenses, geological and geophysical, and lease rental and other expenses, adjusted to remove the impact of special items that are unusual or nonrecurring. Operating and Overhead Costs results and the absolute metric results for Production and Capital are adjusted to normalize, as applicable, for acquisitions and dispositions (e.g., the U.K. asset sale, which is the primary component for this category), foreign exchange rates, price, and related tax and production-sharing contract impacts, and items beyond the control of management (e.g., production impacts from natural disasters, although none were material in 2019). Actual 2019 production was 1,305 MBOED, excluding Libya. Actual operating and overhead costs and capital for 2019 were $6.1B and $6.6B, respectively.
(2)	For relative metrics, adjustments for material, nonrecurring special items (e.g., gains on dispositions, impairments) are made to company results to determine Adjusted ROCE/CROCE, and we also use disclosed material adjustments made by peers when measuring relative results for these metrics. Adjusted earnings (loss) that are part of the Adjusted ROCE/CROCE calculations is a non-GAAP financial measure. A reconciliation to GAAP and a discussion of the usefulness and purpose of adjusted earnings (loss) can be found on Appendix A.
(3)	2019 cash provided by operating activities is $11.1B. Excluding operating working capital change of $0.6B, CFO is $11.7B. CFO is a non-GAAP measure and is further defined on Appendix A. Production per debt-adjusted share growth is calculated on an underlying production basis using ending period debt divided by ending share price plus ending shares outstanding. Underlying production excludes Libya and the impact of closed asset dispositions and acquisitions. Further information is included on Appendix A.

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Compensation Discussion and Analysis

VCIP Individual Performance Adjustments

An important design element of the program is the HRCC’s ability to make individual adjustments for each NEO in recognition of the individual’s personal leadership and contribution to ConocoPhillips’ financial and operational success during the year. All of the NEOs made significant contributions under the strong leadership of the Board and CEO. The HRCC approved the following individual performance adjustments:

>	Mr. Wallette received a positive 10 percent adjustment as a percentage of his target award for delivering exceptional financial results through strong management of the balance sheet and debt, the stock buyback program, strong commercial results and his leadership in completed and pending strategic dispositions in the U.K. and Australia West.

>	Ms. Rose received a positive 10 percent adjustment as a percentage of her target award for her leadership in ConocoPhillips corporate governance, her role in the recovery of funds owed to the company from the Venezuela ICSID arbitration tribunal case, and in completed and pending strategic dispositions in the U.K. and Australia West.

>	Mr. Bullock received a positive 10 percent adjustment as a percentage of his target award for his role in the new 20-year Corridor Block production sharing contract extension in Indonesia, strong execution to progress the Barossa-DLNG backfill project, and the pending strategic disposition in Australia West.

The calculation of the 2019 VCIP award for each NEO is summarized below:

Name	2019 Eligible Earnings	Target VCIP	Corporate Payout	Individual Performance Adjustment(1)	Total Payout
R.M. Lance	$1,700,000	160%	132%	—	$3,590,400
D.E. Wallette, Jr.	1,070,064	115%	132%	10%	1,747,415
M.J. Fox	1,297,893	115%	132%	—	1,970,202
K.B. Rose	768,700	89%	132%	10%	971,483
W.L. Bullock, Jr.	717,380	83%	132%	10%	845,504

(1)	The value of the individual performance adjustment is calculated as a percentage of target value.

Long-Term Incentive: Performance Share Program (PSP)

The PSP is designed to motivate senior leadership worldwide to execute their duties in a way that not only achieves ConocoPhillips’ approved strategy but also closely aligns senior leadership with long-term stockholder interests. Approximately 54 of our current employees participate in the PSP. Grants made in 2019 for PSP 19 are summarized in note 3 of the Summary Compensation Table on page 86.

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Compensation Discussion and Analysis

PSP 17 Performance

In 2017, the HRCC approved performance metrics for the PSP performance period running from January 2017 through December 2019. The PSP uses staggered three-year performance periods, with PSP 17 using three corporate performance measures: (1) relative Total Shareholder Return, which is weighted 50 percent; (2) relative Financial, which is weighted 30 percent; and (3) Strategic Objectives, which is weighted 20 percent.

The HRCC considered ConocoPhillips’ overall performance based on the PSP 17 performance measures set forth above, which, similar to VCIP, directly correspond to our strategic priorities and support our goal to deliver superior returns to stockholders through price cycles. See “Executive Overview—Executive Compensation – Strategic Alignment” on page 58 and “Process for Determining Executive Compensation—Performance Criteria” beginning on page 67.

HRCC Review Process

In determining award payouts under PSP 17, the HRCC met several times with management throughout the performance period to review progress and performance against the approved metrics. The review with the HRCC in early February 2020 focused on the detailed final results for each performance metric and a degree of difficulty discussion. The final review in mid-February 2020 focused on a summary of the results for each performance metric and deliberation and determination of the final payout by the HRCC. This process allows the HRCC to consider results and degree of difficulty in one meeting and make informed payout decisions in a separate meeting.

2017 – 2019 Results

TSR

We finished 1st in TSR (100th percentile) based on the 20-day average methodology, significantly outperforming all of our independent and integrated performance peers. The HRCC followed the matrix on page 71 in making its determination of the payout for this relative TSR metric.

Financial

We also outperformed all of our performance peers on our Financial metrics. Our strong financial returns results were 1st (100th percentile) relative to our performance peers for both Adjusted ROCE absolute improvement and Adjusted CROCE absolute improvement. Our strategic accomplishments helped drive these exceptional results. The HRCC followed the matrix on page 71 in making its determination of the payout for these relative Financial metrics.

Strategic Objectives

Our Strategic Objectives are aligned with our strategic priorities and support our goal to deliver superior returns to stockholders through price cycles. The objectives were considered against several metrics, including: executing the accelerated value proposition strategy by reducing debt, returning CFO to stockholders, completing strategic dispositions to high-grade our portfolio; reducing the cost of supply of our resource base; improving financial returns; enhancing our culture and workforce engagement; undertaking external engagement; and improving our HSE performance.

We exceeded our Strategic Objectives targets on all fronts:

>	Executed on our accelerated value proposition and strategic priorities by:

	>	Reducing debt by $12 billion, exceeding debt level reduction target by $5 billion;

	>	Being single A-rated by all credit agencies;

	>	Exceeding distribution target of 20-30 percent CFO to stockholders by returning ~44 percent of CFO through dividends and share repurchases;

	>	Exceeding asset disposition program target by closing ~$19 billion of asset sales to optimize the portfolio; and

	>	Increasing the quarterly dividend by 68 percent over the three-year performance period.

>	Increased the size of the resource base with below $40/BBL WTI cost of supply while decreasing the average cost of supply of this resource base to below 30/BBL WTI.

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Compensation Discussion and Analysis

>	Advanced employee engagement and focused external engagement on issues and stakeholders critical for success by:

>	Delivering our first global employee engagement survey in six years during 2019 and developing targeted action plans with the results;

>	Advancing our diversity and inclusion (D&I) strategy by appointing a D&I Champion, establishing a D&I Council and developing a D&I dashboard;

>	Joining the Climate Leadership Council; and

>	Hosting our Analyst & Investor Meeting in November 2019 to lay out our 10-year plan and reaffirm our commitment to a disciplined, returns-focused strategy.

>	HSE: Three-year improvements in significant incidents, process safety and TRR; however, a serious incident at a drilling location in 2019 resulted in fatal injuries to a contractor.

The HRCC determined an above target payout was warranted given ConocoPhillips’ exceptional execution of our strategy during the performance period.

These results reflect a strong positive response to our strategy. The HRCC believes we are executing the right strategy and recognizes the leadership and commitment our executives displayed during the performance period. We outperformed on all our metrics. The HRCC believes that a 196 percent payout reflects ConocoPhillips’ overall strong performance during the 2017-2019 performance period.

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Compensation Discussion and Analysis

The HRCC believes there is a strong alignment between stockholder interests and executive compensation. The following table describes the details of which the HRCC considered as quantitative and qualitative performance measures and summarizes the payout decisions for PSP 17:

Metric Category(1)	Category Weighting	Metric	PSP Results & Performance Summary	Payout	Weighted Payout
TSR		Total shareholder return (relative to peers)	1st in peer group (100th percentile; 200% payout per matrix) for 2017-2019 based on 20-day average methodology; outperformed three-year peer average	200%	100%
Financial(2)		Adjusted ROCE (absolute improvement relative to peers)	1st in peer group (100th percentile; 200% payout per matrix)	200%	60%
		Adjusted CROCE (absolute improvement relative to peers)	1st in peer group (100th percentile; 200% payout per matrix)
Strategic Objectives(3)		Execute on the accelerated value proposition strategy	Reduced gross debt by $12B, exceeding debt level target by $5B; single A-rated by all credit agencies; exceeded distribution target to stockholders by returning ~45% of CFO through dividends and share repurchases; exceeded asset disposition program target and optimized the portfolio with ~$19B of completed strategic asset sales	180%	36%
		Reduce cost of supply and advance strategy for organic resource development and exploration	Increased the size of the resource base with <$40/BBL WTI cost of supply and reduced the average cost of supply of these resources to <$30/BBL WTI
		Improve three-year HSE performance	Three-year improvements in significant incidents, process safety and TRR; however, a serious incident at a drilling location resulted in fatal injuries to a contractor in 2019
		Enhance internal organizational aspect and undertake external engagement goals	Advanced organization and focused on external engagement issues and stakeholders critical for success
			Total Payout		196%

(1)	Ongoing performance share programs commencing prior to 2019 contain Strategic Objectives as a PSP measure; however effective with performance share programs commencing in 2019 Strategic Objectives has been eliminated as a performance measure and the weighting of relative TSR has increased from 50% to 60% and Financial – relative Adjusted ROCE/CROCE has increased from 30% to 40%. This change eliminates discretion for determining payouts under the LTIP, which will now be determined solely on a formulaic basis.

(2)	Adjustments for material, nonrecurring special items (e.g., gains on dispositions, impairments) are made to company results to determine Adjusted ROCE/CROCE, and we also use disclosed material adjustments made by peers when measuring relative results for these metrics. Adjusted earnings (loss) in the Adjusted ROCE/CROCE calculations is a non-GAAP financial measure. A reconciliation to GAAP and a discussion of the usefulness and purpose of adjusted earnings (loss) can be found on Appendix A.

(3)	CFO is a non-GAAP measure. Further information about this measure, as well as a reconciliation to the nearest GAAP measure can be found in Appendix A. Cost of supply is the West Texas Intermediate equivalent price that generates a 10% return on a point forward and fully-burdened basis.

PSP award targets are set in shares at the beginning of the performance period, and actual payouts are made in cash based on the HRCC’s evaluation of performance and are calculated using our stock price after the conclusion of the three-year program. Thus, the value of the performance shares is tied to stock price performance throughout the performance period, further demonstrating the strong alignment between executive incentive compensation and stockholder interests. The calculation of the PSP 17 payout for each NEO is noted in note 3 to the Summary Compensation Table on page 86. There were no individual performance adjustments awarded for PSP 17.

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Compensation Discussion and Analysis

Long-Term Incentive: Executive Restricted Stock Unit Program

All 2019 awards under the Executive Restricted Stock Unit Program were made at target. Approximately 54 of our current employees participate in this program. The 2019 grants to NEOs can be found in note 3 of the Summary Compensation Table on page 85.

Other Executive Compensation and Benefits

OTHER COMPENSATION AND PERSONAL BENEFITS

In addition to our four primary compensation components, we provide our NEOs a limited number of benefits as described below. Some benefits, such as executive life insurance coverage and nonqualified benefit plans, are provided for competitive reasons. Other benefits are designed primarily to promote a healthy work/life balance, to provide opportunities for developing business relationships, and to personalize our social responsibility programs.

Comprehensive Security Program—Because our executives face personal safety risks in their roles as representatives of a global E&P company, our Board has adopted a comprehensive security program for our executives.

Personal Entertainment—ConocoPhillips executives participate in community, university and philanthropic organizations at the request of the Company. We also purchase tickets to various cultural, charitable, civic, entertainment, and sporting events for business development and relationship-building purposes, as well as to maintain our involvement in communities where we operate. Occasionally, our employees, including our executives, make personal use of tickets that would not otherwise be used for business purposes. We believe these tickets offer an opportunity to expand our networks at a very low or no incremental cost to ConocoPhillips.

Tax Gross-Ups—Certain of the personal benefits received by our executives are deemed by the Internal Revenue Service to be taxable income to the individual. When we determine that such income is incurred for purposes more properly characterized as company business than personal benefit, we provide further payments to the executive to reimburse the cost of including the item in the executive’s taxable income. Most often, these tax gross-up payments are provided for travel by a family member or other personal guest to attend a meeting or function at our request in furtherance of company business, such as Board meetings, company-sponsored events, and industry and association meetings where spouses or other guests are expected to attend.

Executive Life Insurance—We provide life insurance policies and death benefits for all of our U.S.-based salaried employees (at no cost to the employee) with a face value approximately equal to the employee’s annual salary. For each of our executives, we maintain an additional life insurance policy (at no cost to the executive) with a value equal to the executive’s annual salary. In addition to these two plans, we also provide our executives the option of purchasing group variable universal life insurance or term life insurance in an amount up to eight times their respective annual salaries. We believe that making additional insurance available for purchase at their own expense is valued by our executives and can be provided at no cost to ConocoPhillips.

Defined Contribution Plans—In addition to the ConocoPhillips Savings Plan, which is our qualified defined contribution plan for U.S.-based employees, we maintain the nonqualified defined contribution plans listed below for our executives. These plans allow deferred amounts to grow tax-free until distributed, while enabling ConocoPhillips to use the money for the duration of the deferral period for general corporate purposes. These types of plan are common among our competitors and we believe the lack of such plans would put ConocoPhillips at a disadvantage in attracting and retaining talented executives.

>	Voluntary Deferred Compensation Plans—The purpose of our voluntary nonqualified deferred compensation plans is to allow executives to defer a portion of their salary and incentive compensation so that such amounts are not immediately taxable.

>	Make-Up Plans—The purpose of our nonqualified defined contribution make-up plans is to provide benefits that an executive would otherwise lose due to limitations imposed by the Internal Revenue Code on high-income participants in qualified plans.

Further information on these plans is provided under Nonqualified Deferred Compensation beginning on page 96.

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Compensation Discussion and Analysis

Defined Benefit Plans—In addition to the ConocoPhillips Retirement Plan, which is our qualified defined benefit plan for U.S.-based employees, we also maintain nonqualified defined benefit plans for our executives. The primary purpose of these plans is to provide benefits that an executive would otherwise lose due to limitations imposed by the Internal Revenue Code on high-income participants in qualified plans. The only such arrangement under which our NEOs are entitled to benefits of this type is the Key Employee Supplemental Retirement Plan. This type of plan is common among our competitors and we believe the lack of such a plan would put ConocoPhillips at a disadvantage in attracting and retaining talented executives. Further information on this plan is provided under Pension Benefits beginning on page 93.

SEVERANCE PLANS AND CHANGES IN CONTROL

We maintain plans to address severance of our executives in certain circumstances as described under Executive Severance and Changes in Control beginning on page 98. Plans of this nature are common within the industry; our plans are designed to aid ConocoPhillips in attracting and retaining executives. Under each of our severance and change-in-control severance plans, the executive must terminate from service with ConocoPhillips in order to receive severance pay.

Executives who began participation in the change-in-control severance plan after the spinoff of Phillips 66 in 2012 are not eligible for excise tax gross-ups under the plan. Executives who had been participants in the plan prior to the spinoff may receive excise tax gross-ups. The HRCC chose to grandfather the gross-up provision for certain participants because, in the event of a change in control, the provisions of our performance share program prior to the spinoff left those participants with the potential of a large excise tax. The HRCC determined it would be unfair should this burden suddenly be shifted to the participants. The post-spinoff design of the PSP reduced the potential tax impact to participants.

In 2013, the HRCC amended the change-in-control severance plan to limit single trigger vesting of equity awards to awards not assumed by an acquirer and for program periods that began prior to 2014. Awards assumed by an acquirer made with regard to later program periods under the PSP, Executive Restricted Stock Unit Program, or the Stock Option Program will only vest upon the occurrence of both a change-in-control event and termination of employment of the employee (usually called a “double trigger”).

BROADLY AVAILABLE PLANS

Our NEOs are eligible to participate in the same basic benefits package as our other U.S. salaried employees. This includes expatriate benefits; relocation services; medical, dental, vision, life, and accident plans; health savings accounts; and flexible spending arrangements for health care and dependent care expenses.

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Compensation Discussion and Analysis

Executive Compensation Governance

ALIGNMENT OF INTERESTS—STOCK OWNERSHIP AND HOLDING REQUIREMENTS

We place a premium on aligning the interests of our executives with those of our stockholders. Our Stock Ownership Guidelines require executives to hold equity valued at a multiple of base salary, ranging from 1.8 times base salary for lower-level executives to six times base salary for the CEO. Employees have five years from the date they become subject to the Stock Ownership Guidelines to comply. Holdings counted toward the guidelines include: (1) shares of stock owned individually, jointly, or in trusts controlled by the employee; (2) restricted stock and restricted stock units; (3) shares owned in qualified savings or stock ownership plans, whether vested or not; (4) stock or units in nonqualified deferred compensation plans, whether vested or not; and (5) annual PSP target awards when approved by the HRCC. Employees subject to the guidelines who have not reached the required level of stock ownership are expected to hold shares received upon vesting or earn-out of restricted stock, restricted stock units, or performance shares (net of shares for taxes), and shares received upon exercise of stock options (net of shares tendered or withheld for payment of exercise price and shares for taxes), so they meet their requirement in a timely manner. The multiple of equity held by each of our NEOs currently exceeds our established guidelines.

CLAWBACK POLICY

The HRCC has approved a clawback policy providing that ConocoPhillips will recoup any incentive compensation (cash or equity) paid or payable to any executive to the extent such recoupment is required or contemplated by the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), the Sarbanes-Oxley Act, or any other applicable law or listing standards. This clawback policy allows the Board to recoup compensation paid in the event of certain business circumstances, including a financial restatement. The policy operates in addition to provisions already contained in our award documents supporting grants under the PSP, the Executive Restricted Stock Unit Program, the Stock Option Program, and other compensation programs using company equity. Those documents permit the Board to suspend rights to exercise, refuse to honor the exercise of awards already requested, or cancel awards granted if an executive engages in any activity we determine is detrimental to ConocoPhillips, including acts of misconduct (such as embezzlement, fraud, theft, or disclosure of confidential information) or other acts that harm our business, reputation, or employees, as well as misconduct that results in ConocoPhillips having to prepare an accounting restatement. If the SEC adopts final rules regarding clawback requirements under the Dodd-Frank Act, we will review our policies and plans and, if necessary, amend them to comply with the new mandates. To date, no NEOs have been subject to any clawbacks.

ANTI-PLEDGING AND ANTI-HEDGING

Pursuant to our insider trading policy, ConocoPhillips directors, officers and all other employees are prohibited from pledging company stock, holding company stock in a margin account or entering into hedging transactions, including the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. This policy, together with the Stock Ownership Guidelines discussed above, helps ensure that our NEOs and other Senior Officers remain subject to the risks, as well as the rewards, of stock ownership.

EQUITY GRANT PRACTICES

When the HRCC awards Performance Share Units, Executive Restricted Stock Units, options, or other equity grants to the NEOs, the fair market value of the units or the exercise price of the options or other equity is determined based on an average of the stock’s high and low prices on the date of grant (or the preceding business day, if the markets are closed on the date of grant). Since 2016, to determine the target number of awards, we use an average of the closing prices on the ten trading days preceding the date of grant. Grants of Performance Share Units, Executive Restricted Stock Units, and option grants are generally made at the HRCC’s February meeting (the date of which is determined at least a year in advance) or, in the case of new hires, on the date of commencement of employment or the date of HRCC approval, whichever is later.

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Compensation Discussion and Analysis

STATUTORY AND REGULATORY CONSIDERATIONS

In designing, implementing, and determining compensation under our compensation programs, we act in accordance with our compensation philosophy and believe that attracting, retaining, and motivating our employees with compensation programs that support long-term value creation is in the best interests of our stockholders. However, we also take into account the various tax, accounting, and disclosure rules associated with various forms of compensation. We have reviewed and considered the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code and designed deferred compensation programs with the intent that they comply with or are exempt from Section 409A of the Internal Revenue Code. We generally seek to preserve tax deductions for executive compensation. Nonetheless, ConocoPhillips has awarded compensation that is not fully tax deductible when the HRCC believes that doing so is in the best interest of our stockholders, and ConocoPhillips reserves the right to do so in the future. The HRCC has been informed that the exemption from Section 162(m)’s deduction limit for performance-based compensation has been repealed through the 2017 Tax Cuts and Jobs Act adopted on December 22, 2017 (the “2017 Tax Act”), effective for taxable years beginning after December 31, 2017. Under the 2017 Tax Act, compensation paid to any “covered employee” in excess of $1 million will not be deductible, unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017. Generally, a “covered employee” under Section 162(m) is any employee who has served (i) for tax years after December 31, 2017, as our CFO or (ii) for tax years after December 31, 2016, as our CEO or other NEO. The rules and regulations promulgated under Section 162(m) are complicated and may change from time to time, and the scope of the transition relief under the 2017 Tax Act repealing Section 162(m)’s performance-based exemption from the deduction limit is uncertain. As such, there is no guarantee that compensation in excess of $1 million paid to our “covered employees” pursuant to any of our compensation programs will ultimately be deductible by ConocoPhillips. Notwithstanding the repeal of the exemption for “performance-based compensation,” the HRCC intends to maintain its commitment to structuring our executive compensation programs in a manner to align pay with performance.

Tax-Based Program Criteria

Certain of our incentive programs were designed to conform to the requirements of Section 162(m) of the Internal Revenue Code, as in effect prior to the 2017 Tax Act, which allowed for deductible compensation in excess of $1 million if certain conditions, including the attainment of pre-established performance criteria, are met. We designed the PSP to meet these previously existing requirements for deductibility of these items of compensation. Maximum payments for the performance period under PSP are set, but they are subject to downward adjustment through the application of the generally applicable methodology for PSP awards previously discussed, effectively establishing a ceiling for PSP payments to each NEO.

For the PSP, the criteria for the 2017-2019 performance period required that ConocoPhillips meet one of the following measures before any award could be made to a NEO:

(1)	Among the top seven of eleven specified companies in total shareholder return;
(2)	Reserve additions of at least 600 MMBOE;
(3)	Cash from operations (excluding changes in non-cash working capital) of at least $13.5 billion; or
(4)	Controllable operating and overhead costs (adjusted for special items) of $23.0 billion or less.

For the 2017-2019 PSP performance period, the specified companies for comparison were initially ConocoPhillips, ExxonMobil, Royal Dutch Shell, Chevron, Total, BP, Occidental, Anadarko, Devon, Apache, and Marathon Oil. Anadarko was removed following its merger with Occidental in 2019 and replaced with Equinor (formerly known as Statoil), which was identified as a substitute peer at the beginning of the performance period for 162(m) purposes.

The performance criteria for this purpose are set by the HRCC and may change from year to year, although the criteria must come from a list of possible criteria set forth in the stockholder-approved 2014 Omnibus Stock and Performance Incentive Plan. The award ceilings are also set by the HRCC each year, although they may not exceed limits set in the applicable Omnibus Stock and Performance Incentive Plan. The HRCC is responsible for determining whether the criteria are met after each performance period ends.

While this design was initially intended to preserve deductibility, the HRCC reserves the right to grant non-deductible compensation, and there is no guarantee that compensation payable pursuant to any of our compensation programs will ultimately be deductible.

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Human Resources and Compensation Committee Report

Review with Management. The HRCC has reviewed and discussed the “Compensation Discussion and Analysis” presented in this Proxy Statement with members of management.

Discussion with Independent Executive Compensation Consultant. The HRCC has discussed with FW Cook, an independent executive compensation consulting firm, ConocoPhillips’ executive compensation programs, as well as specific compensation decisions made by the HRCC. FW Cook was retained directly by the HRCC, independent of management. The HRCC has received written disclosures from FW Cook confirming no other work has been performed for ConocoPhillips by FW Cook, has discussed with FW Cook its independence from ConocoPhillips, and believes FW Cook to have been independent of management.

Recommendation to the ConocoPhillips Board of Directors. Based on its review and discussions noted above, the HRCC recommended to the Board that the “Compensation Discussion and Analysis” be included in ConocoPhillips’ Proxy Statement on Schedule 14A (and, by reference, included in ConocoPhillips’ Annual Report on Form 10-K for the year ended December 31, 2019).

THE CONOCOPHILLIPS HUMAN RESOURCES AND COMPENSATION COMMITTEE

Charles E. Bunch, Chair
John V. Faraci
Jeffrey A. Joerres
William H. McRaven
Sharmila Mulligan
Arjun N. Murti

Human Resources and Compensation Committee Interlocks and Insider Participation

During the year ended December 31, 2019, none of our executive officers served as (1) a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board) of another entity, one of whose executive officers served on our HRCC, (2) a director of another entity, one of whose executive officers served on our HRCC, or (3) a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board) of another entity, one of whose executive officers served as one of our directors. In addition, no member of the HRCC (1) was an officer or employee of ConocoPhillips or any of our subsidiaries during the year ended December 31, 2019; (2) was formerly an officer or employee of ConocoPhillips or any of our subsidiaries; or (3) had any other relationship requiring disclosure under applicable rules.

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The following tables and accompanying narrative disclosures provide information concerning total compensation paid to the Chief Executive Officer and the other Named Executive Officers of ConocoPhillips for 2019. Please also see our discussion of the relationship between the “Compensation Discussion and Analysis” to these tables under “2019 Executive Compensation Analysis and Results” beginning on page 71. The data presented in the tables that follow include amounts paid to the Named Executive Officers by ConocoPhillips or any of its subsidiaries for 2019.

Summary Compensation Table

The Summary Compensation Table below reflects amounts earned with respect to 2019 and, with regard to non-equity incentive plan compensation, for the performance period ending in 2019. The table does not include the cost of benefits that are generally available to our U.S.-based salaried employees, such as our medical, dental, vision, life, and accident plans, disability, and health savings accounts and flexible spending account arrangements for health care and dependent care expenses. All of our Named Executive Officers are U.S.-based salaried employees.

Name and Principal Position	Year	Salary(1)	Bonus(2)	Stock Awards(3)	Option Awards(4)	Non-Equity Incentive Plan Compensation(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(6)	All Other Compensation(7)	Total
R.M. Lance	2019	$1,700,000	$—	$12,738,872	$—	$3,590,400	$11,711,492	$622,980	$30,363,744
Chairman and Chief	2018	1,700,000	—	11,006,296	—	4,868,800	5,458,358	372,816	23,406,270
Executive Officer	2017	1,700,000	—	6,993,660	4,652,424	4,596,800	3,578,653	327,393	21,848,930
D.E. Wallette, Jr.	2019	1,070,064	—	5,818,856	—	1,747,415	5,438,238	133,186	14,207,759
Executive Vice President	2018	985,444	—	3,563,725	—	1,763,945	3,849,980	109,403	10,272,497
and Chief Financial Officer	2017	961,400	—	2,264,449	1,506,438	1,720,906	2,935,282	109,606	9,498,081
M.J. Fox	2019	1,297,893	—	5,888,807	—	1,970,202	729,315	148,098	10,034,315
Executive Vice President	2018	1,241,000	—	5,189,837	—	2,554,599	258,291	150,731	9,394,458
and Chief Operating Officer	2017	1,241,000	—	3,297,776	2,194,020	2,625,956	438,163	149,519	9,946,434
K.B. Rose	2019	768,700	—	2,456,127	—	971,483	82,524	100,220	4,379,054
Senior Vice President, Legal, General	2018	241,938	200,000	3,583,832	—	342,366	12,849	26,031	4,407,016
Counsel & Corporate Secretary	2017	—	—	—	—	—	—	—	—
W.L. Bullock, Jr.	2019	717,380	—	2,349,060	—	845,504	2,795,020	602,066	7,309,030
President, Asia Pacific & Middle East	2018	—	—	—	—	—	—	—	—
	2017	—	—	—	—	—	—	—	—

(1)	Includes any amounts that were voluntarily deferred under the Key Employee Deferred Compensation Plan.
(2)	Amounts shown represent a payment made in cash as an inducement in connection with the hiring of Ms. Rose in 2018. Our primary short-term incentive compensation arrangement for salaried employees (the Variable Cash Incentive Program or “VCIP”) has performance measures established by the HRCC, and communicated to employees, including the Named Executive Officers, at a time when the outcome of the performance is substantially uncertain, with regard to the 2019 performance period. The HRCC must determine the level of achievement with regard to such performance measures before there is any payout to Named Executive Officers. Because of this process, amounts paid under the VCIP are shown in the Non-Equity Incentive Plan Compensation column of the table, rather than the Bonus column.

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(3)	Amounts shown represent the aggregate grant date fair value of awards made under the Performance Share Program (“PSP”) during each of the years indicated and under the Executive Restricted Stock Unit Program in 2018 and 2019, as determined in accordance with FASB ASC Topic 718. See the “Employee Benefit Plans” section of Note 18 in the Notes to Consolidated Financial Statements in ConocoPhillips’ 2019 Annual Report on Form 10-K for a discussion of the relevant assumptions used in this determination. A detailed breakdown of 2019 awards in the Stock Awards column of the Summary Compensation Table is below:

Grants Made in 2019	PSP		Executive Restricted Stock Unit Program
Name	Shares (#)	Value	Shares (#)	Value	Total Value
R.M. Lance	120,182	$8,280,239	64,714	$4,458,633	$12,738,872
D.E. Wallette, Jr.	61,028	4,150,090	24,221	1,668,766	5,818,856
M.J. Fox	57,382	3,953,476	28,090	1,935,331	5,888,807
K.B. Rose	23,171	1,596,424	12,478	859,703	2,456,127
W.L. Bullock, Jr.	22,916	1,578,855	11,179	770,205	2,349,060

No off-cycle awards were granted to any of the Named Executive Officers during 2017 or 2019. The amounts shown for awards from the PSP relate to the respective three-year performance periods that began in each of the years presented. Performance periods under the PSP generally are three years. As a new performance period has begun each year since the program commenced, there are three overlapping performance periods ongoing at any time.
The amounts shown for 2017 include the full target for PSP 17 for the January 2017—December 2019 performance period, as well as any incremental targets set during 2017 with regard to any ongoing performance period as a result of promotions (of which there were none in 2017). The amounts shown for 2018 include the full initial target for PSP 18 for the January 2018—December 2020 performance period, as well as any incremental targets set during 2018 with regard to any ongoing performance period as a result of promotions (of which there were none in 2018). For Ms. Rose, the amounts shown also include pro-rata grants for her hire in September 2018 for participation in the PSP and Executive Restricted Stock Unit Program. The amounts shown for 2019 include the full initial target for PSP 19 for the January 2019—December 2021 performance period, as well as any incremental targets set during 2019 with regard to any ongoing performance period as a result of promotions (Mr. Wallette was promoted in 2019).
Amounts are shown at target for each year since it is most probable at the setting of the target for the applicable performance periods that targets will be achieved. If payout was made at maximum levels for company performance the amounts shown would double from the targets shown, although the value of the actual payout would be dependent upon the stock price at the time of the payout. If payout was made at minimum levels, the amounts would be reduced to zero. No adjustment is made to the target shown for prior years based upon any change in probability after the target is set. Changes to targets resulting from promotion or demotion of a Named Executive Officer are shown as awards in the year of the promotion or demotion, even though the awards may relate to a program period that began in an earlier year.
The grant date fair values of the target awards for PSP 17 (January 2017-December 2019) appear in the table in 2017. Actual payouts with regard to the targets for PSP 17 were approved by the HRCC at its February 2020 meeting. Pursuant to that approval, payouts were made in February 2020 (with values shown at fair market value on the date of settlement) to the Named Executive Officers as follows: Mr. Lance, 293,910 units valued at $17,359,794; Mr. Wallette, 103,274 units valued at $6,099,879; Mr. Fox, 138,590 units valued at $8,185,818; Ms. Rose, 27,360 units valued at $1,616,018; and Mr. Bullock, 48,647 units valued at $2,873,335. These amounts do not appear in the Summary Compensation Table. Under the terms and conditions of the awards, participants were able to make elections prior to the beginning of the performance period to defer all or a portion of the award value into the Key Employee Deferred Compensation Plan. See also the section on Nonqualified Deferred Compensation beginning on page 96 for further information.
For performance share programs beginning in 2012 and later, and Executive Restricted Stock Units granted before 2020, settlement will be made in cash rather than unrestricted shares. For target awards for program periods beginning in 2013 and later, the escrow period ends shortly after the end of the performance period, except that in the cases of termination due to death, layoff, or retirement, or after disability or a change in control, the escrow period ends upon the occurrence of the exceptional termination event although the timing of settlement remains unchanged. For programs beginning prior to 2013, the employee may have elected, prior to the beginning of the performance period, to defer the lapsing of restrictions until after separation. For programs beginning in 2013 and later, the employee may elect, prior to the beginning of the performance period, to have some or all of the settlement value deferred into the Key Employee Deferred Compensation Plan.
(4)	Amounts represent the dollar amount recognized as the aggregate grant date fair value as determined in accordance with FASB ASC Topic 718. See the “Employee Benefit Plans” section of Note 18 in the Notes to Consolidated Financial Statements in ConocoPhillips’ 2019 Annual Report on Form 10-K for a discussion of the relevant assumptions used in this determination. All such options were awarded under the Stock Option Program. Options awarded to Named Executive Officers under the Stock Option Program generally vest in three equal annual installments beginning on the first anniversary of the date of grant and expire ten years after the date of grant. However, if a Named Executive Officer has attained the early retirement age of 55 with five years of service, the value of the options granted is expensed in the year of grant or over the number of months until the executive attains age 55 with five years of service. Option awards were made in February of each year at a regularly-scheduled meeting of the HRCC. Occasionally, option awards were also made at other times, such as when an individual commences employment. In determining the number of shares to be subject to these option grants, the HRCC used a Black-Scholes-Merton-based methodology to value the options. In 2017, the HRCC approved the discontinuation of the Stock Option Program for 2018 and later years. No stock option grants were made to Named Executive Officers in 2018 or 2019.
(5)	Includes amounts paid under the VCIP and VCIP amounts that were voluntarily deferred to the Key Employee Deferred Compensation Plan. See the section on Nonqualified Deferred Compensation beginning on page 96 for further information. See also note 2 above.
(6)	Amounts represent the actuarial increase in the present value of the Named Executive Officer’s benefits under all pension plans maintained by ConocoPhillips determined using interest rate, discount rate, and mortality rate assumptions consistent with those used in ConocoPhillips’ financial statements.

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Interest Rates and Discount Rates -
Interest rate assumption changes have a significant impact on the pension values, with periods of lower interest rates having the effect of increasing the actuarial values reported and vice versa. With interest rates reaching historic lows in 2019 this significantly increased the projected value of Mr. Lance’s pension. The discount rate assumptions and discount periods from the assumed retirement age to current age used in determining the present value may also have a significant impact on the pension values, with lower discount rates having the effect of increased actuarial values reported and vice versa, and shorter discount periods having the effect of increased actuarial values reported and vice versa. The assumed discount rate used for 2019 decreased approximately 1%.
Final Average Pay and Service Credit -
The years of service credited and increases to compensation are also factors in the benefit accrual. Each additional year of service credit and pay increases will generally result in an increase in the actuarial values reported. This applies to each of the Named Executive Officers other than Mr. Fox and Ms. Rose, who are not final average earnings titles of ConocoPhillips’ U.S. pension plans. See Pension Benefits beginning on page 93 of this Proxy Statement for further information.
(7)	As discussed in “Compensation Discussion and Analysis” beginning on page 51 of this Proxy Statement, ConocoPhillips provides its executives with a number of compensation and benefit arrangements. The table below reflects amounts earned in 2019 under those arrangements. We have excluded the cost of benefits that are generally available to our U.S.-based salaried employees, such as our medical, dental, vision, life, and accident plans, disability, and health savings and flexible spending account arrangements. All of our Named Executive Officers are U.S.-based salaried employees. All Other Compensation includes the following amounts, which were determined using actual cost paid by ConocoPhillips unless otherwise noted:

Name	Personal Use of Company Aircraft(a)	Business- Related Use of Company Aircraft(b)	Home Security and Other Security Related Costs(c)	Executive Group Life Insurance Premiums(d)	Tax Reimbursement Gross-Up(e)	Meetings, Events & Presentations Reimbursement(f)	Matching Gift Program(g)	Expatriate(h)	Matching Contributions Under the Tax-Qualified Savings Plans(i)	Company Contributions to Non- Qualified Defined Contribution Plans(j)	Total
R.M. Lance	$142,026	$194,483	$383	$12,689	$19,852	$85,547	$15,000	$—	$25,200	$127,800	$622,980
D.E. Wallette, Jr.	—	—	383	7,987	8,848	19,662	—	—	$25,200	71,106	133,186
M.J. Fox	—	—	383	9,688	6,299	1,918	13,000	—	$25,200	91,610	148,098
K.B. Rose	—	—	—	5,738	508	24,791	—	—	$25,200	43,983	100,220
W.L. Bullock, Jr.	—	79,372	—	5,355	914	4,915	10,000	436,946	$25,200	39,364	602,066

(a)	ConocoPhillips’ Comprehensive Security Program requires that the CEO, Mr. Lance, fly on company aircraft unless the Global Security Department determines that other arrangements represent an acceptable risk. Amounts represent the approximate incremental cost to ConocoPhillips for personal use of the aircraft, including travel for any family member or personal guest. Approximate incremental cost has been determined by calculating the variable costs for each aircraft during the year, dividing that amount by the total number of miles flown by that aircraft, and multiplying the result by the miles flown for personal use during the year. However, where there were identifiable costs related to a particular trip—such as airport landing fees or food and lodging for aircraft personnel who remained at the location of the personal trip—those amounts are separately determined and included in the table above. The amounts shown include incremental costs associated with flights to the hangar or other locations without passengers (commonly referred to as “deadhead” flights) arising from the non-business use of the aircraft by a Named Executive Officer.
(b)	ConocoPhillips executives participate in community, university, and philanthropic organizations at the request of the Company. In some cases, company aircraft are used to support these activities. When these activities are considered as not integrally and directly related to the performance of the executive’s duties, we include the aggregate cost to the Company in this column. The same guidelines for determining approximate incremental cost as discussed in note (a) are used in determining these amounts.
(c)	The use of a home security system is required as part of ConocoPhillips’ Comprehensive Security Program for certain executives and employees, including the Named Executive Officers, based on risk assessments made by our Global Security Department. Amounts shown represent the approximate incremental cost to ConocoPhillips for the installation and maintenance of the home security systems with features required by our security program in excess of the cost of a “standard” system typical for homes in the neighborhoods where the Named Executive Officers reside. Each Named Executive Officer pays the cost of the “standard” system personally. In addition, amounts shown reflect other security costs, primarily related to transportation and protection services provided under our Comprehensive Security Program if a risk assessment indicated that enhanced procedures were warranted when an executive attended certain public events.
(d)	The amounts shown reflect the incremental cost of premiums paid by ConocoPhillips for executive group life insurance (coverage equal to two times annual salary) versus the cost of basic life insurance provided to non-executive employees (coverage equal to annual salary). In addition, certain employees, including the Named Executive Officers, are eligible to purchase group variable universal life insurance policies at no incremental cost to ConocoPhillips.
(e)	The amounts shown are for payments by ConocoPhillips relating to certain taxes incurred by the employee. These taxes arise primarily when ConocoPhillips requests family members or other guests to accompany the employee to a function, and, as a result, the employee is deemed to make a personal use of company assets (for example, when a spouse accompanies an employee on a company aircraft). ConocoPhillips believes such expenses are appropriately characterized as a business expense, and, if the employee has imputed income in accordance with the applicable tax laws, ConocoPhillips will generally reimburse any increased tax costs.

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(f)	The amounts in this column represent the cost of presentations made to employees and their spouses at Company meetings or events, reimbursements for the cost of spousal and other guests attendance at such meetings or events, and the aggregate incremental cost of any other personal benefits or perquisites not integrally and directly related to the performance of the executive’s duties arising from such presentations, meetings or events, primarily food, drink and transportation.
(g)	ConocoPhillips maintains a Matching Gift Program, under which certain gifts by employees to qualified educational or charitable institutions are matched. For executives, the program matches up to $10,000 with regard to each program year. Administration of the program can cause us to pay more than the limit in a single fiscal year due to a lag in processing claims. The amounts shown are for the actual payments by ConocoPhillips during the year.
(h)	Mr. Bullock was previously assigned in Singapore. These amounts reflect net expatriate benefits under our standard policies for such service outside of the United States, and these amounts include payments for increased tax costs related to such expatriate assignments and benefits. Amounts shown in the table above also reflect amended tax equalization and similar payments under our expatriate services policies that were made to and from, or on behalf of, the Named Executive Officer that were paid or received during 2019, but apply to earnings of prior years, but which were unknown or not capable of being estimated with any reasonable degree of accuracy in prior years. These amounts are returned to the Company when they are known or received through the tax reporting and filing process.
(i)	Under the terms of its tax-qualified defined contribution plans, ConocoPhillips makes matching contributions and allocations to the accounts of its eligible employees, including the Named Executive Officers.
(j)	Under the terms of its nonqualified defined contribution plans, ConocoPhillips makes contributions to the accounts of its eligible employees, including the Named Executive Officers. See the narrative, table, and notes to the Nonqualified Deferred Compensation section beginning on page 96 for further information.

Grants of Plan-Based Awards Table

The Grants of Plan-Based Awards Table shows participation by the Named Executive Officers in the incentive compensation arrangements described below.

The columns under the heading Estimated Future Payouts Under Non-Equity Incentive Plan Awards show information regarding VCIP. The amounts shown in the table are those applicable to the 2019 program year, using a minimum of zero and a maximum of 200 percent of VCIP target for each participant; the amounts shown do not represent actual payouts for that program year. Actual payouts for the 2019 program year were made in February 2020 and are shown in the Summary Compensation Table on page 85 under the Non-Equity Incentive Plan Compensation column. Awards are eligible to be voluntarily deferred.

The columns under the heading Estimated Future Payouts Under Equity Incentive Plan Awards show information regarding PSP. The amounts shown in the table are those set for 2019 compensation tied to the 2019 through 2021 program period and do not represent actual payouts for that program year. These awards accrue dividend equivalents that are reinvested in further restricted stock units and paid upon the applicable vesting of the underlying award. Awards are eligible to be voluntarily deferred. For the 2019 program year under the PSP, the HRCC set the targets and granted awards at the regularly scheduled February 2019 meeting of the HRCC.

The All Other Stock Awards column reflects awards granted under the Executive Restricted Stock Unit Program. The Executive Restricted Stock Unit Program awards shown were granted on the same day the target was approved, vest at the end of a three-year period, and accrue dividend equivalents that are reinvested in further restricted stock units and paid upon the applicable vesting of the underlying award. Awards granted in 2019 are eligible to be voluntarily deferred. For the 2019 program year under the Executive Restricted Stock Unit Program, the HRCC set the targets and granted awards at the regularly scheduled February 2019 meeting of the HRCC.

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		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price Of Options Awards Average	Exercise or Base Price Of Options Awards Closing	Grant Date Fair Value of Stock and
Name	Grant Date(1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Units(4) (#)	Options (#)	Price ($Sh)	Price ($Sh)	Options Awards(5)
R.M. Lance		$ —	$2,720,000	$5,440,000	—	—	—	—	—	$ —	$ —	$ —
	2/14/2019	—	—	—	—	120,182	240,364	—	—	—	—	8,280,239
	2/14/2019	—	—	—	—	—	—	64,714	—	—	—	4,458,633
D.E. Wallette, Jr.		—	1,230,574	2,461,148	—	—	—	—	—	—	—	—
	2/14/2019	—	—	—	—	4,138	8,276	—	—	—	—	280,097
	2/14/2019	—	—	—	—	7,412	14,824	—	—	—	—	461,082
	2/14/2019	—	—	—	—	49,478	98,956	—	—	—	—	3,408,911
	2/14/2019	—	—	—	—	—	—	24,221	—	—	—	1,668,766
M.J. Fox		—	1,492,577	2,985,154	—	—	—	—	—	—	—	—
	2/14/2019	—	—	—	—	57,382	114,764	—	—	—	—	3,953,476
	2/14/2019	—	—	—	—	—	—	28,090	—	—	—	1,935,331
K.B. Rose		—	684,143	1,368,286	—	—	—	—	—	—	—	—
	2/14/2019	—	—	—	—	23,171	46,342		—	—	—	1,596,424
	2/14/2019	—	—	—	—	—	—	12,478	—	—	—	859,703
W.L. Bullock, Jr.		—	595,425	1,190,850	—	—	—	—	—	—	—	—
	2/14/2019	—	—	—	—	22,916	45,832	—	—	—	—	1,578,855
	2/14/2019	—	—	—	—	—	—	11,179	—	—	—	770,205

(1)	The grant date shown is the date on which the HRCC approved the target awards or, in the case of prorated promotional awards under the PSP, the effective date of the promotion or, in the case of Mr. Wallette, on the date of the HRCC meeting when his promotion effective January 1, 2019, was approved.
(2)	Threshold and maximum awards are based on the program provisions under VCIP. Actual awards earned can range from zero to 200 percent of the target awards for corporate performance inclusive of adjustments for individual performance. Amounts reflect estimated cash payouts under VCIP after the close of the performance period. The estimated amounts are calculated based on the applicable annual target and base salary for each Named Executive Officer in effect for the 2019 performance period, including any salary increases during the year. While the program terms would also automatically adjust for salary decreases, these are not reflected in the table above. If threshold levels of performance are not met, then the payout can be zero. The HRCC also retains the authority to make awards under VCIP at its discretion. Actual payouts under VCIP for 2019 are based on actual base salaries earned in 2019 and are reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table on page 85.
(3)	Threshold and maximum awards under the PSP are based on the program provisions. Actual awards earned under the PSP can range from zero to 200 percent of the initial awards. Messrs. Wallette, Fox and Bullock received an additional 10% initial award for PSP 19 (2019-2021) in recognition of their continued execution of the disciplined returns-focused value proposition.
(4)	This reflects awards for the Executive Restricted Stock Unit Program. Executive Restricted Stock Unit awards can only be adjusted downward.
(5)	For equity incentive plan awards, these amounts represent the grant date fair value at target level under PSP as determined pursuant to FASB ASC Topic 718 and reflected in the Stock Awards column in the Summary Compensation Table on page 85. Actual value realized upon vesting of the PSP or Executive Restricted Stock Unit awards depends on market prices at the time of settlement for such awards. See the “Employee Benefit Plans” section of Note 18 in the Notes to Consolidated Financial Statements in ConocoPhillips’ 2019 Annual Report on Form 10-K for a discussion of the relevant assumptions used in this determination.

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Outstanding Equity Awards at Fiscal Year End

The Outstanding Equity Awards at Fiscal Year End table is used to show equity awards measured in ConocoPhillips stock held by the Named Executive Officers. The following table reflects outstanding stock option awards and unvested and unearned stock awards (both time-based and performance contingent) as of December 31, 2019 assuming a market value of $65.03 per share (the closing stock price of the company’s common stock on December 31, 2019).

	Option Awards(1)					Stock Awards(4)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(2)	Number of Securities Underlying Unexercised Options (#) Unexercisable(3)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(10)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested
R.M. Lance	87,174	—	—	$53.4700	02/10/2021	—		$ —	—	$ —
	105,098	—	—	54.8000	02/09/2022	—		—	—	—
	584,900	—	—	58.0775	02/05/2023	—		—	—	—
	569,400	—	—	65.4630	02/18/2024	—		—	—	—
	607,000	—	—	69.2450	02/17/2025	—		—	—	—
	819,900	—	—	33.1250	02/16/2026	—		—	—	—
	337,866	168,934	—	49.7550	02/14/2027	—		—	—	—
	—	—	—	—	—	637,895	(5)	41,482,325	262,677	17,081,856
D.E. Wallette, Jr.	34,407	—	—	53.4700	02/10/2021			—		—
	42,322	—	—	54.8000	02/09/2022			—		—
	128,500	—	—	58.0775	02/05/2023			—	—	—
	167,600	—	—	65.4630	02/18/2024			—	—	—
	178,700	—	—	69.2450	02/17/2025			—	—	—
	241,400	—	—	33.1250	02/16/2026			—	—	—
	109,400	54,700	—	49.7550	02/14/2027	—		—	—	—
	—	—	—	—	—	208,567	(6)	13,563,112	103,434	6,726,324
M.J. Fox	21,783	—	—	54.8000	02/09/2022	—		—	—	—
	162,134	—	—	58.0775	02/05/2023	—		—	—	—
	268,500	—	—	65.4630	02/18/2024	—		—	—	—
	286,200	—	—	69.2450	02/17/2025	—		—	—	—
	386,600	—	—	33.1250	02/16/2026	—		—	—	—
	159,333	79,667	—	49.7550	02/14/2027	—		—	—	—
						206,713	(7)	13,442,562	124,589	8,102,002
K.B. Rose	—	—	—	—	—	37,116	(8)	2,413,685	46,165	3,002,109
W.L. Bullock	20,546	—		53.4700	02/10/2021	—		—	—	—
	24,441	—	—	54.8000	02/09/2022	—		—	—	—
	37,600	—	—	58.0775	02/05/2023	—		—	—	—
	39,500	—	—	65.4630	02/18/2024	—		—	—	—
	45,200	—	—	69.2450	02/17/2025	—		—	—	—
	81,000	—	—	33.1250	02/16/2026	—		—	—	—
	47,466	23,734	—	49.7550	02/14/2027	—		—	—	—
	—	—	—	—	—	83,041	(9)	5,400,151	48,972	3,184,658

(1)	All options shown in the table have a maximum term for exercise of ten years from the grant date. Under certain circumstances, the terms for exercise may be shorter, and, in certain circumstances, the options may be forfeited and cancelled. All awards shown in the table have associated restrictions on transferability.
(2)	The options shown in this column vested and became exercisable in 2019 or prior years (although under certain termination circumstances, the options may still be forfeited). Options become exercisable in one-third increments on the first, second, and third anniversaries of the grant date.
(3)	Represents the final one-third vesting of the February 14, 2017 grant, which became exercisable on February 14, 2020.
(4)	Stock awards made to the Named Executive Officers in 2019 include: (a) long-term incentive awards paid out under the PSP; (b) long-term time-vested awards under the Executive Restricted Stock Unit Program; or (c) pursuant to elections made by a Named Executive Officer to receive cash compensation in the form of restricted stock units. Stock awards shown in the columns entitled Number of Shares or Units of Stock That Have Not Vested and Market Value of Shares or Units of Stock That Have Not Vested continue to have restrictions upon transferability. Stock awards shown reflect the closing price of ConocoPhillips common stock ($65.03), as reported on the NYSE, on December 31, 2019, the last trading day of 2019.

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Amounts above include PSP awards for the performance period that ended in December 2019 (PSP 17), shown at target. At its February 11, 2020, meeting, the HRCC approved final payout levels for the Named Executive Officers with regard to that performance period, as follows: Mr. Lance, 293,910 units; Mr. Wallette, 103,274 units; Mr. Fox, 138,590 units; Ms. Rose, 27,360 units; and Mr. Bullock, 48,647 units; see note 3 of the Summary Compensation Table. Under the PSP, stock awards are made in the form of restricted stock units or restricted stock, the former having been used in the most recent awards. The terms and conditions of both are substantially the same, requiring restriction on transferability until separation from employment, although for performance periods beginning after 2008 and before 2013, restrictions will lapse five years from the anniversary of the grant date unless the employee has elected prior to the beginning of the performance period to defer the lapsing of such restrictions until separation from employment. For performance periods beginning after 2012, restrictions will lapse three years after the grant and will be settled in cash. Except in cases where the five-year provision applies, forfeiture is expected to occur if the separation is not the result of death, disability, layoff, retirement after the executive has reached the age of 55 with five years of service, or after a change in control, although the HRCC has the authority to waive forfeiture. Restricted stock awards have voting rights and pay dividends. Restricted stock unit awards have no voting rights. Restricted stock units granted under PSP prior to 2018 pay dividend equivalents, but no dividend equivalents are paid or accrued for awards made under the PSP until after the applicable performance period has ended. Restricted stock units granted under PSP in 2018 and later accrue dividend equivalents that, during the performance period, are reinvested in further restricted stock units. Dividend equivalents, if any, on restricted stock units held are paid in cash or credited to each officer’s account in the form of additional stock units. Neither pays dividends or dividend equivalents at preferential rates, and dividend equivalents are paid at the same time as dividends for each quarter. Restricted stock held by the Named Executive Officers prior to November 17, 2001, was converted to restricted stock units prior to the completion of the merger of Conoco Inc. and Phillips Petroleum Company, with the original restrictions still in place. Awards for ongoing performance periods under the PSP (PSP 18 (January 2018 - December 2020) and PSP 19 (January 2019 - December 2021)) are shown at target levels in the columns entitled Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested and Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested. There is no assurance that these awards will be granted at, below, or above target after the end of the relevant performance periods, as the determination of whether to make an actual grant and the amount of any actual grant for Named Executive Officers is within the discretion of the HRCC.
Amounts above also include Executive Restricted Stock Unit Program awards granted in February 2018 and 2019. Under the Executive Restricted Stock Unit Program, stock awards are made in the form of restricted stock units. The terms and conditions of those units require restriction on transferability, which lapse three years from the anniversary of the grant date. Forfeiture is expected to occur at separation from service if the separation is not the result of death, disability, layoff, retirement after the executive has reached the age of 55 with five years of service, or after a change in control, although the HRCC has the authority to waive forfeiture. Upon lapse of restrictions for awards granted in 2018 and 2019, settlement is made in cash, although the executive had the ability to elect to defer the value into an account in the Key Employee Deferred Compensation Plan. Restricted stock unit awards have no voting rights. Dividend equivalents, if any, on restricted stock units held are reinvested in further restricted stock units. Dividend equivalents are paid at the same time and the same rate as dividends for each quarter, not at a preferential rate. Awards under the Executive Restricted Stock Unit Program are shown in the columns entitled Number of Shares or Units of Stock That Have Not Vested.
Amounts above also include, in the case of Ms. Rose, an award of restricted stock units made at the beginning of employment with the Company as an off-cycle make-up award for which restrictions lapse three years from the grant date and which pays dividend equivalents in cash at the same time and at the same rate as dividends are paid on Company common stock.
Amounts also include restricted stock and restricted stock unit awards granted with respect to prior periods. The plans and programs under which such grants were made provide that awards made in the form of restricted stock and restricted stock units be held in such form until the recipient retires (with respect to awards made before 2009) or the earlier of eight years or retirement (with respect to awards made from 2009 through 2012), with the possible election to hold until retirement, or three years (with regard to awards made in 2013 or later), with payouts for the last to be made in cash (unless voluntarily deferred to an account in the Key Employee Deferred Compensation Plan). If such awards immediately vested upon completion of the relevant performance period as is more typical for restricted stock programs, the amounts reflected in this column would be zero for awards made in years prior to 2012.
(5)	Includes 7,287 restricted shares for LTIP VIII—PSP I initial payout, for which restrictions lapse at retirement; 3,502 restricted stock units for LTIP VIII—LTIP IX, for which restrictions lapse at retirement; 106,204 restricted stock units related to grants for PSP I final payout—PSP VI, for which restrictions lapse following separation from service; 39,850 restricted stock units related to grants for PSP VIII, for which restrictions lapse five years from grant date; 31,939 restricted stock units related to grants for PSP VIII Tail; Mr. Lance elected to defer lapsing of restrictions for PSP VIII and PSP VIII Tail until separation of service, and 162,965 restricted stock units related to grants for PSP X, for which restrictions lapse five years from grant date of final approved award and that will be settled in cash; 72,469 restricted stock units related to the grant of Executive Restricted Stock Units in 2018, for which restrictions lapse three years from grant date and that will be settled in cash; 63,725 restricted stock units related to the grant of Executive Restricted Stock Units in 2019, for which restrictions lapse three years from the grant date and that will be settled in cash; and 149,954 restricted stock units related to grants for the PSP 17 target award. The actual payouts with regard to the targets for PSP 17 were approved by the HRCC at its February 2020 meeting, and, pursuant to that decision, Mr. Lance received a payout of 293,910 units. Restrictions on the PSP 17 award lapsed on February 20, 2020, and the award settled in cash, although the employee may have elected, prior to the beginning of the performance period, to have some or all of the settlement deferred into the Key Employee Deferred Compensation Plan. For certain awards, Mr. Lance has voluntarily elected to defer the lapsing of restrictions until separation from service, and those awards continue to appear in the table. Subsequent elections may also impact the final timing of the payout of these awards. Restrictions lapsed on 162,965 restricted stock units related to PSP X on February 18, 2020.
(6)	Includes 31,099 restricted stock units related to grants for PSP I final payout—PSP VI, for which restrictions lapse following separation from service; 6,133 restricted stock units related to grants for PSP IX, for which restrictions lapse five years from grant date; 27,552 restricted stock units related to grants for PSP IX Tail; Mr. Wallette elected to defer lapsing of restrictions for PSP IX and PSP IX Tail until separation of service, 43,777 restricted stock units related to grants for PSP X, for which restrictions lapse five years from grant date of final approved award and that will be settled in cash; 23,464 restricted stock units related to the grant of Executive Restricted Stock Units in 2018, for which restrictions lapse three years from grant date and that will be settled in cash; 23,850 restricted stock units related to the grant of Executive Restricted Stock Units in 2019, for which restrictions lapse three years from grant date and that will be settled in cash; and 52,691 restricted stock units related to grants for the PSP 17 target award. The actual payouts with regard to the targets for the PSP 17 award were approved by the HRCC at its February 2020 meeting, and, pursuant to that decision, Mr. Wallette received a payout of 103,274 units. Restrictions on the PSP 17 award lapsed on February 20, 2020, and the award settled in cash, although the employee may have elected, prior to the beginning of the performance period, to have some or all of the settlement deferred into the Key Employee Deferred Compensation Plan. Subsequent elections may also impact the final timing of the payout of these awards. Restrictions lapsed on 43,777 restricted stock units related to PSP X on February 18, 2020.

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(7)	Includes 74,172 restricted stock units related to grants for PSP X, for which restrictions lapse five years from grant date of final approved award and that will be settled in cash; 34,172 restricted stock units related to the grant of Executive Restricted Stock Units in 2018, for which restrictions lapse three years from grant date and that will be settled in cash; 27,660 restricted stock units related to the grant of Executive Restricted Stock Units in 2019, for which restrictions lapse three years from the grant date and that will be settled in cash; and 70,709 restricted stock units related to grants for the PSP 17 target award. The actual payouts with regard to the targets for PSP 17 were approved by the HRCC at its February 2020 meeting, and, pursuant to that decision, Mr. Fox received 138,590 units. Restrictions on the PSP 17 award lapsed on February 20, 2020, and the award settled in cash, although the employee may have elected, prior to the beginning of the performance period, to have some or all of the settlement deferred into the Key Employee Deferred Compensation Plan. Restrictions lapsed on 74,172 restricted stock units related to PSP X on February 18, 2020.
(8)	Includes 6,482 restricted stock units related to the grant of Executive Restricted Stock Units in 2018, for which restrictions lapse three years from the program grant date and will be settled in cash; 12,760 restricted stock units related to the grant of Executive Restricted Stock Units in 2019, for which restrictions lapse three years from the program grant date and will be settled in cash; a make-up grant of 3,915 restricted stock units as an inducement to join ConocoPhillips, for which restrictions lapse three years from the grant date and that will be settled in cash; and 13,959 restricted stock units related to grants for the PSP 17 target award. The actual payouts with regard to the targets for PSP 17 were approved by the HRCC at its February 2020 meeting, and, pursuant to that decision, Ms. Rose received 27,360 units. Restrictions on the PSP 17 award lapsed on February 20, 2020, and the award settled in cash.
(9)	Includes 24,356 restricted stock units related to grants for PSP I final payout—PSP VI, for which restrictions lapse following separation from service; 11,970 restricted stock units related to grants for PSP X, for which restrictions lapse five years from grant date of final approved award and that will be settled in cash; 10,887 restricted stock units related to the grant of Executive Restricted Stock Units in 2018, for which restrictions lapse three years from grant date and that will be settled in cash; 11,008 restricted stock units related to the grant of Executive Restricted Stock Units in 2019, for which restrictions lapse three years from grant date and that will be settled in cash; and 24,820 restricted stock units related to grants for the PSP 17 target award. The actual payouts with regard to the targets for the PSP 17 award were approved by the HRCC at its February 2020 meeting, and, pursuant to that decision, Mr. Bullock received a payout of 48,647 units. Restrictions on the PSP 17 award lapsed on February 20, 2020, and the award settled in cash, although the employee may have elected, prior to the beginning of the performance period, to have some or all of the settlement deferred into the Key Employee Deferred Compensation Plan. Subsequent elections may also impact the final timing of the payout of these awards. Restrictions lapsed on 11,970 restricted stock units related to PSP X on February 18, 2020.
(10)	Reflects potential stock awards under ongoing performance periods for the PSP for the performance periods beginning January 2018 (Mr. Lance, 139,778 target units; Mr. Wallette, 52,838 target units; Mr. Fox, 65,910 target units; Ms. Rose, 22,470 target units; and Mr. Bullock, 25,538 target units) and January 2019 (Mr. Lance, 122,899 target units; Mr. Wallette, 50,596 target units; Mr. Fox, 58,679 target units; Ms. Rose, 23,695 target units; and Mr. Bullock, 23,434 target units). There is no assurance that these awards will be granted at, below, or above target after the end of the relevant performance periods because determination of whether to make an actual grant to, and the amount of any actual grant for, Named Executive Officers is within the discretion of the HRCC.

Option Exercises and Stock Vested

The Option Exercises and Stock Vested table is used to show equity awards measured in ConocoPhillips stock where there was an option exercised by, or a stock award that vested to, a Named Executive Officer during 2019.

	Option Awards		Stock Awards(1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized upon Exercise	Number of Shares Acquired on Vesting (#)		Value Realized Upon Vesting
R.M. Lance	—	$ —	520,313	(2)	$36,223,766
D.E. Wallette, Jr.	—	—	118,273	(3)	8,222,275
M.J. Fox	—	—	238,655	(4)	16,613,955
K.B. Rose	—	—	—		—
W.L. Bullock, Jr.	25,628	673,313	68,088	(5)	4,719,098

(1)	Includes restricted stock units for the Executive Restricted Stock Unit Program award in 2019 for which restrictions were lapsed in order to satisfy required tax withholding.
(2)	Includes restricted stock units for PSP IX Tail for which restrictions lapsed following the fifth anniversary of the grant date of the final approved award and PSP XIV, for which restrictions lapsed following the third anniversary of the grant date. PSP IX Tail and PSP XIV were settled in cash, although the employee may have elected, prior to the beginning of the performance period, to have some or all of the settlement deferred into the Key Employee Deferred Compensation Plan. Also includes restricted stock and restricted stock units for LTIP VIII and LTIP IX with regard to which the HRCC approved the cancellation of shares and 1,335 units in favor of the creation of an account with a similar value in the Key Employee Deferred Compensation Plan. See note 2 to the Nonqualified Deferred Compensation table on page 97.
(3)	Includes restricted stock units for PSP XIV, for which restrictions lapsed following the third anniversary of the grant date. PSP XIV was settled in cash, although the employee may have elected prior to the beginning of the performance period, to have some or all of the settlement deferred into the Key Employee Deferred Compensation Plan. Mr. Wallette elected to continue to hold the restricted stock units for PSP IX Tail.
(4)	Includes restricted stock units for PSP IX Tail for which restrictions lapsed following the fifth anniversary of the grant date of the final approved award and PSP XIV, for which restrictions lapsed following the third anniversary of the grant date. PSP IX Tail and PSP XIV were settled in cash, although the employee may have elected, prior to the beginning of the performance period, to have some or all of the settlement deferred into the Key Employee Deferred Compensation Plan.

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(5)	Includes restricted stock units for PSP IX Tail for which restrictions lapsed following the fifth anniversary of the grant date of the final approved award and PSP XIV, for which restrictions lapsed following the third anniversary of the grant date. PSP IX Tail and PSP XIV were settled in cash, although the employee may have elected, prior to the beginning of the performance period, to have some or all of the settlement deferred into the Key Employee Deferred Compensation Plan. Also includes restricted stock units for PSP I final payout—PSP VI, PSP X and the Executive Restricted Stock Unit Program award in 2018 for which restrictions were lapsed in order to satisfy required tax withholding.

Pension Benefits

ConocoPhillips maintains several defined benefit plans for eligible employees. With regard to U.S.-based salaried employees, the defined benefit plan that is qualified under the Internal Revenue Code is the ConocoPhillips Retirement Plan (“CPRP”). Effective January 1, 2019, the CPRP was closed to new hires and rehires who will instead receive an enhanced benefit under the ConocoPhillips Savings Plan.

The CPRP is a non-contributory plan that is funded through a trust. The CPRP consists of eight titles, each one corresponding to a different pension formula and having numerous other differences in terms and conditions. Employees are eligible for current participation in only one title (although an employee may also have a frozen benefit under one or more other titles), and eligibility is based on heritage company and date of hire. Of the Named Executive Officers, Messrs. Lance and Wallette (having been employees of Phillips Petroleum Company) are eligible for, and vested in, benefits under Title I of the CPRP, Mr. Bullock (having been an employee of Conoco Inc.) is eligible for, and vested in, benefits under Title IV of the CPRP, and Mr. Fox is eligible for, and vested in, benefits under Title II of the CPRP. Ms. Rose is eligible for, but has not yet completed the required three years of service to vest in, benefits under Title II. Under Title I and Title IV, employees become vested in benefits after five years of service. Under Title II, employees become vested in their benefits after three years of service. Titles I, II, and IV allow the employee to elect the form of benefit payment from among several annuity types or a single sum payment option, but all of the options are actuarially equivalent.

Title I and Title IV provide a final average earnings type of pension benefit for eligible employees payable at normal or early retirement. Under Title I, normal retirement occurs upon termination on or after age 65; early retirement can occur at age 55 with five years of service (or if laid off during or after the year in which the participant reaches age 50). Under Title IV, normal retirement occurs upon termination on or after age 65; early retirement can occur at age 50 with ten years of service. Under Title I, early retirement benefits are reduced by five percent per year for each year before age 60 that benefits are paid, but for benefits that commence at or after age 60, the benefit is unreduced. Under Title IV, early retirement benefits are reduced by five percent per year for each year from age 50 to age 57 that benefits are paid before age 60 and four percent per year for each year from age 57 that benefits are paid before age 60, but for benefits that commence at or after age 60, the benefit is unreduced. Messrs. Lance, Wallette and Bullock were eligible for early retirement at the end of 2019 under the terms of Title I or Title IV, as applicable.

Retirement benefits under Title I and Title IV are calculated as the product of 1.6 percent times years of credited service multiplied by the final annual eligible average compensation. For Title I, final annual eligible average compensation is calculated using the three highest consecutive years in the last ten years before retirement. For Title IV, final annual eligible average compensation is calculated using the higher of the highest consecutive 36 months of compensation or the highest non-consecutive three years of compensation. In both cases, such benefits are reduced by the product of 1.5 percent of the annual primary Social Security benefit multiplied by years of credited service. The formula below illustrates how the retirement benefits are calculated. For purposes of the formula, “pension compensation” denotes the final annual eligible average compensation described above.

Eligible pension compensation generally includes salary and annual incentive compensation. However, under Title I, if an eligible employee receives layoff benefits from ConocoPhillips, eligible pension compensation includes the annualized salary for the year of layoff, rather than actual salary, and years of credited service are increased by any period for which layoff benefits are calculated. Furthermore, foreign service as an employee of Phillips Petroleum Company through 1991 is counted as time and a quarter when determining the service element in the benefit formula under Title I. Among the Named Executive Officers, only Mr. Wallette had any time credited for such foreign service. (The notes to the table on page 95 provide further detail on that credited service.)

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Benefits under Title II are based on monthly pay and interest credits to a cash balance account created on the first day of the month after a participant’s hire date. Pay credits are equal to a percentage of total salary and annual incentive compensation. Participants whose combined age and years of service total less than 44 receive a six percent pay credit, those whose combined age and years of service total 44 through 65 receive a seven percent pay credit, and those whose combined age and years of service total 66 or more receive a nine percent pay credit. Normal retirement age is 65, but participants may receive their vested benefit upon termination of employment at any age. In 2019, Mr. Fox was eligible for the nine percent pay credit, while Ms. Rose was eligible for the seven percent pay credit.

Eligible pension compensation under the CPRP is limited in accordance with the Internal Revenue Code. In 2019, that limit was $280,000. The Internal Revenue Code also limits the annual benefit (expressed as an annuity) available under the CPRP. In 2019, that limit was $225,000 (reduced actuarially for ages below 62).

In addition to participation in the U.S.-based plans as described above, Mr. Fox is a participant in the ConocoPhillips UK Pension Plan (the “UK Plan”), a defined benefit pension plan that is funded through a trust, with regard to the time he was on the U.K. payroll. The UK Plan is a U.K. registered plan with Her Majesty’s Revenue and Customs. The UK Plan consists of two sections: the ConocoPhillips section and the Heritage Conoco section. The ConocoPhillips section is contributory. The Heritage Conoco section is non-contributory. Mr. Fox is vested in, and will be eligible for, a benefit as a deferred vested participant in the Heritage Conoco section. Mr. Fox is retirement eligible, having reached age 55. The UK Plan provides a final average earnings type of pension benefit for eligible employees payable at normal pension age or early retirement upon approval by the Principal Employer of the UK Plan. Under the provisions of the UK Plan, a member is entitled to receive their full benefits upon attainment of normal pension age (60 in the case of a Heritage Conoco member) subsequent to termination. Early retirement may occur after termination after reaching age 55, but results in reduced benefits for each year prior to age 60 that benefits are paid. In general, retirement benefits are calculated as the product of 1.75 percent times years of credited service times final pensionable salary. Final pensionable salary is generally basic annual salary plus pensionable allowances earned in the 12 months before active membership in the UK Plan ceased. The UK Plan allows participants to choose between taking a full annuity or a tax-free cash lump sum of up to 25 percent of the value of the benefit and a reduced annuity. Both choices are actuarially equivalent, and the lump sum is capped at 25 percent of the lifetime allowance.

As a registered pension plan, there is an annual limit on the amount of pension savings that benefit from tax relief (the “Annual Allowance”). Since Mr. Fox is a deferred member of the plan and his pension does not increase during any pension input period by more than the relevant percentage, he did not have any pension savings subject to the Annual Allowance. In addition, a lifetime allowance is imposed. The standard lifetime allowance for the current tax year is £1.06 million, although a participant may apply for fixed or individual protection at a higher level under certain circumstances. If the total value of U.K.-registered pension benefits exceeds a participant’s lifetime allowance, legislation dictates the excess will incur a tax penalty at the time of distribution.

ConocoPhillips also maintains several nonqualified pension plans. These are funded through our general assets, although we also maintain trusts of the type generally known as “rabbi trusts” that may be used to pay benefits under the nonqualified pension plans. The trusts and the funds held in them are assets of ConocoPhillips. In the event of bankruptcy, participants would be unsecured general creditors. The plan available to the Named Executive Officers is the ConocoPhillips Key Employee Supplemental Retirement Plan (“KESRP”). This plan is designed to replace benefits that would otherwise not be received due to limitations contained in the Internal Revenue Code that apply to qualified plans. The two such limitations that most frequently impact the benefits to employees are the limit on compensation that can be taken into account in determining benefit accruals and the maximum annual pension benefit. In 2019, the former limit was set at $280,000, while the latter was set at $225,000. The KESRP determines a benefit without regard to such limits, and then reduces that benefit by the amount of benefit payable from the related qualified plan (in this case, the CPRP). Thus, in operation the combined benefits payable from the related plans for an eligible employee equal the benefit that would have been paid if there had been no limitations imposed by the Internal Revenue Code. For participants in Title I of the CPRP for the KESRP final annual eligible average compensation is calculated using the three highest annual amounts for salary and VCIP in the last ten calendar years before retirement plus the year of retirement. For participants in Title II and Title IV of the CPRP, calculations for KESRP are made on the same basis as for the CPRP. Benefits under the KESRP are generally paid in a single sum at the later of age 55 or six months after separation from service. When payments do not begin until after retirement, interest at then current six-month Treasury-bill rates, under most circumstances, will be credited on the delayed benefits. Distribution may also be made upon a determination of death or disability. Certain foreign service as an employee of Phillips Petroleum Company is counted as time and a quarter when determining the service element in the benefit formula under the KESRP. Among the Named Executive Officers, only Mr. Wallette had any time credited

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for such foreign service. (The notes to the table below provide further detail on that credited service.) Each of the Named Executive Officers is eligible for, and is vested in, the KESRP, other than Ms. Rose, who is eligible for, but not yet vested in, the KESRP.

Mr. Lance was an employee of ARCO Alaska, which was acquired by Phillips Petroleum Company in 2000. A special provision applies in calculating pension benefits for such employees under Title I. First, we calculate a benefit under the Title I formula using service with both ARCO and ConocoPhillips, subtracting from the result the value of the benefit under the ARCO plan through the time of the acquisition (for which the BP Retirement Accumulation Plan remains liable, after the acquisition of ARCO by BP and certain plan mergers). Next, we calculate a benefit under the Title I formula using only service with ConocoPhillips. We compare the results of the two methods, and the employee receives the larger benefit. For Mr. Lance, that calculation currently provides a larger benefit under the first method. The table reflects that benefit, showing only the value payable from the plan of ConocoPhillips, not from the BP Retirement Accumulation Plan.

Mr. Fox was previously an employee of Conoco (U.K.) Limited, which merged with a Phillips subsidiary in 2002, at the merger of Conoco Inc. and Phillips Petroleum Company. In 2003, Mr. Fox transferred from the U.K. payroll to the U.S. payroll and thus earned a deferred vested pension benefit in the ConocoPhillips UK Pension Plan. As an employee on the U.S. payroll, Mr. Fox became a participant in CPRP Title II. The time served as a participant in the UK Plan is taken into account when determining his Title II benefit in the CPRP and his KESRP benefit. Furthermore, Mr. Fox left ConocoPhillips in 2010 and returned in 2012. Mr. Fox is not credited with any service during the period he was employed elsewhere. However, pursuant to the terms of the KESRP, his benefit earned prior to his separation from service in 2010 was previously distributed.

Except where otherwise noted, assumptions used in calculating the present value of accumulated benefits in the table are found in Note 18 in the Notes to Consolidated Financial Statements in ConocoPhillips’ 2019 Annual Report on Form 10-K.

Name	Plan Name	Number or Years of Accumulated Benefit	Present Value of Accumulated Benefit(1)	Payments During Last Fiscal Year
R.M. Lance	Title I - ConocoPhillips Retirement Plan	36	$ 1,606,174	$ —
	ConocoPhillips Key Employee	36	48,171,849	—
	Supplemental Retirement Plan
D.E. Wallette, Jr.(2)	Title I - ConocoPhillips Retirement Plan	39	2,619,325	—
	ConocoPhillips Key Employee	39	23,563,218	—
	Supplemental Retirement Plan
M.J. Fox(3)	Title II - ConocoPhillips Retirement Plan	34	446,405	—
	ConocoPhillips UK Pension Plan	20	1,601,637	—
	ConocoPhillips Key Employee	34	2,033,578	—
	Supplemental Retirement Plan
K.B. Rose(4)	Title II - ConocoPhillips Retirement Plan	1	33,981	—
	ConocoPhillips Key Employee	1	61,392	—
	Supplemental Retirement Plan
W.L. Bullock, Jr.	Title IV - ConocoPhillips Retirement Plan	33	1,681,912	—
	ConocoPhillips Key Employee	33	7,846,297	—
	Supplemental Retirement Plan

(1)	The eligible pension compensation, as defined on pages 93-95, used to calculate the present value of the accumulated benefit for U.S. plans in this column as of December 31, 2019, for each Named Executive Officer is: Mr. Lance, $6,394,756; Mr. Wallette, $2,587,492; Mr. Fox, $3,852,492; Ms. Rose, $1,111,066; and Mr. Bullock, $1,452,903. Mr. Fox’s UK pension benefit and eligible pension compensation of $110,074 was converted to U.S. dollars at an exchange rate per British Pound Sterling of $1.3260 as of December 31, 2019.
(2)	Includes additional credited service for Mr. Wallette of 7.25 months related to foreign service prior to 1992, when the credit was discontinued.
(3)	Mr. Fox became an employee of ConocoPhillips on January 1, 2012. Prior to joining ConocoPhillips, Mr. Fox was an employee of Nexen Inc. None of the benefits earned by Mr. Fox as an employee of Nexen are included in the table. The service credited to Mr. Fox does not include his time of service with Nexen. However, prior to his service at Nexen, Mr. Fox was an employee of ConocoPhillips and ConocoPhillips UK. Mr. Fox’s service shown in the table includes that prior service with ConocoPhillips, in accordance with the standard terms and conditions of the applicable plans. Under Title II, and related provisions in the KESRP, Mr. Fox received pay credits equal to nine percent of his pension compensation in 2019, since his combined age and years of service exceed 65. See the narrative above for a discussion of this feature. For these purposes, years of service would include total years of service with ConocoPhillips, which, in Mr. Fox’s case, are 34.
(4)	Ms. Rose became an employee of ConocoPhillips on September 4, 2018. Under Title II, and related provisions in the KESRP, Ms. Rose received pay credits equal to seven percent of her pension compensation in 2019, since her combined age and years of service was 54. See the narrative above for a discussion of this feature. For these purposes, years of service would include total years of service with ConocoPhillips, which, in Ms. Rose’s case, is 1.

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Nonqualified Deferred Compensation

ConocoPhillips maintains several nonqualified deferred compensation plans for its eligible employees in addition to the plans discussed in the Pension Benefits section beginning on page 93. Those available to the Named Executive Officers are briefly described below.

The Key Employee Deferred Compensation Plan of ConocoPhillips (“KEDCP”) is a nonqualified deferral plan that permits certain key employees to voluntarily defer base salary and VCIP (or other similar annual incentive compensation program payments that would otherwise be received in subsequent years). Amounts payable from the PSP for performance periods ending in 2015 or later also may be deferred to the KEDCP. Amounts payable from the Executive Restricted Stock Unit Program for awards granted in 2018 and 2019 also may be deferred to the KEDCP. The KEDCP permits eligible employees to defer compensation of up to 100 percent of PSP, VCIP, and 2018 and 2019 Executive Restricted Stock Units and up to 50 percent of base salary. Each of the Named Executive Officers is eligible to participate in, and is fully vested in, the KEDCP.

Under the KEDCP, for amounts deferred and vested after December 31, 2004, and before December 31, 2020, the default distribution option is to receive a lump sum to be paid at least six months after separation from service. For amounts deferred and vested after December 31, 2020, the default distribution option is to receive a lump sum to be paid at least one year after separation from service. Participants may elect to defer payments from one to five years after separation from service, and to receive annual, semiannual, or quarterly payments for a period of up to 15 years. For elections that set a date certain for payment, the distribution will begin in the calendar quarter following the date requested and will be paid out on the distribution schedule elected by the participant. For amounts deferred prior to January 1, 2005, a one-time revision of the ten annual installment payments schedule is allowed from 365 days to no later than 90 days prior to retirement at age 55 or above or within 30 days after being notified of layoff in the calendar year in which the employee is age 50 or above. Participants may receive distributions in one to 15 annual installments, two to 30 semi-annual installments, or four to 60 quarterly installments.

The Defined Contribution Make-Up Plan of ConocoPhillips (“DCMP”) is a nonqualified restoration plan under which ConocoPhillips makes employer contributions that cannot be made in the qualified ConocoPhillips Savings Plan—a defined contribution plan of the type often referred to as a 401(k) plan—due to certain voluntary reductions of salary under the KEDCP or due to limitations imposed by the Internal Revenue Code. For 2019, the Internal Revenue Code limited the amount of compensation that could be taken into account in determining a benefit under the ConocoPhillips Savings Plan to $280,000. Employees make no contributions to the DCMP. Each of the Named Executive Officers is eligible to participate in, and is fully vested in, the DCMP.

Under the DCMP, amounts vested after December 31, 2004, and before December 31, 2020, will be distributed as a lump sum six months after separation from service, or, at a participant’s election, in one to 15 annual installments, two to 30 semi-annual installments, or four to 60 quarterly installments, beginning no earlier than one year after separation from service. Amounts vested after December 31, 2020, will be distributed as a lump sum one year after separation from service, or, at a participant’s election, in one to 15 annual installments, two to 30 semi-annual installments, or four to 60 quarterly installments, beginning no earlier than one year after separation from service. For amounts vested prior to January 1, 2005, participants may, from 365 days to no later than 90 days prior to termination or within 30 days after being notified of layoff in the calendar year in which the employee is age 50 or above, indicate a preference to defer the value into an account under the KEDCP.

Each participant directs investments of the individual accounts set up for that participant under either the KEDCP or the DCMP. Participants may make changes in the investments as often as daily. All ConocoPhillips defined contribution nonqualified deferred compensation plans allow investment of deferred amounts in a broad range of mutual funds or other market-based investments, including ConocoPhillips stock. As market-based investments, none of these provide above-market return.

Since each executive participating in each plan chooses the investment vehicle or vehicles and may change allocations, the return on the investment will depend on how well the underlying investment fund performs during the period the executive chose it as an investment vehicle. The aggregate performance of each such investment is reflected in the Nonqualified Deferred Compensation Table under the column Aggregate Earnings in Last Fiscal Year.

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Benefits due under each of the plans discussed above are paid from ConocoPhillips’ general assets, although we also maintain trusts of the type generally known as “rabbi trusts” that may be used to pay benefits under the plans. The trusts and the funds held in them are assets of ConocoPhillips. In the event of bankruptcy, participants would be unsecured general creditors.

Name	Applicable Plan(1)	Beginning Balance	Executive Contributions in Last FY(2)	Registrant Contributions in Last FY(3)	Aggregate Earnings in Last FY(4)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE(5)
R.M. Lance	Defined Contribution	$1,773,253	$ —	$127,800	$ 125,290	$ —	$ 2,026,343
	Make-Up Plan
	of ConocoPhillips
	Key Employee Deferred	4,996,796	5,642,825	—	577,701	—	11,217,322
	Compensation Plan
	of ConocoPhillips
D.E. Wallette, Jr.	Defined Contribution	608,354	—	71,106	102,734	—	782,194
	Make-Up Plan of
	ConocoPhillips
	Key Employee Deferred	11,958,483	—	—	2,491,074	—	14,449,557
	Compensation Plan
	of ConocoPhillips
M.J. Fox	Defined Contribution	658,668	—	91,610	19,171	—	769,449
	Make-Up Plan
	of ConocoPhillips
	Key Employee Deferred	—	—	—	—	—	—
	Compensation Plan
	of ConocoPhillips
K.B. Rose	Defined Contribution	—	—	43,983	275	—	44,258
	Make-Up Plan
	of ConocoPhillips
	Key Employee Deferred	—	—	—	—	—	—
	Compensation Plan of
	ConocoPhillips
W.L. Bullock, Jr.	Defined Contribution	272,308	—	39,364	19,878	—	331,550
	Make-Up Plan
	of ConocoPhillips
	Key Employee Deferred	286,654	—	—	8,050	—	294,704
	Compensation Plan
	of ConocoPhillips

(1)	Our primary defined contribution deferred compensation programs for executives (KEDCP and DCMP) make a variety of investments available to participants. As of December 31, 2019, there were a total of 83 investment options, 17 of which were the same as those available in ConocoPhillips’ primary tax-qualified defined contribution plan for employees (the ConocoPhillips Savings Plan, a 401(k) plan) and 66 of which were other mutual fund options approved by an administrator designated by the relevant plan.
(2)	Reflects deferrals by the Named Executive Officer under the KEDCP in 2019. For Mr. Lance, this column reflects $93,417 in a deferred LTIP VIII and IX payout covering the performance periods of 2000 through 2002 and 2002 through 2004 respectively and $5,549,408 in a deferred PSP XIV payout covering performance period 2016 through 2018.
(3)	Reflects contributions by ConocoPhillips under the DCMP relating to wages earned in 2019 (included in the All Other Compensation column of the Summary Compensation Table on page 85 for 2019). Of this amount, the following amounts were contributed in January 2020, relating to company contributions on 2019 service: for Mr. Lance, $25,500; for Mr. Wallette, $16,051; for Mr. Fox, $19,639; for Ms. Rose, $11,632; and for Mr. Bullock, $10,839. In addition to the amounts shown relating to 2019, contributions by ConocoPhillips under the DCMP in earlier years (included in the All Other Compensation column of the Summary Compensation Table for those respective years) were as follows: in 2018 for Mr. Lance, $142,500; for Mr. Wallette, $71,044; for Mr. Fox, $96,600; and for Ms. Rose $0; in 2017 for Mr. Lance, $128,700; for Mr. Wallette, $62,226; and for Mr. Fox, $87,390.
(4)	None of these earnings are included in the Summary Compensation Table for 2019. Aggregate earnings reflect the net impact of investment gains and losses and, consequently, may be a negative amount.
(5)	Reflects contributions by our Named Executive Officers, contributions by ConocoPhillips, and earnings on balances prior to 2019; plus, contributions by our Named Executive Officers, contributions by ConocoPhillips, and earnings for 2019, less any distributions (shown in the appropriate columns of this table, with amounts that are included in the Summary Compensation Table for 2019 shown in notes 2, 3 and 4 above). This also includes contributions by ConocoPhillips made in January 2020, allocated to 2019. See note 3 above.

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Executive Compensation Tables

Executive Severance and Changes in Control

Salary and other compensation for our Named Executive Officers is set by the HRCC, as described in the “Compensation Discussion and Analysis” beginning on page 51 of this Proxy Statement. These officers may participate in ConocoPhillips’ employee benefit plans and programs for which they are eligible, in accordance with their terms. The amounts earned by the Named Executive Officers for 2019 appear in the various Executive Compensation Tables beginning on page 85 of this Proxy Statement.

Each of our Named Executive Officers is expected to receive amounts earned while employed unless the executive voluntarily resigns prior to becoming retirement-eligible or is terminated for cause. Such amounts include:

>	VCIP compensation earned during the fiscal year;
>	Grants pursuant to the PSP for the most-recently completed performance period and ongoing performance periods in which the executive participated for at least one year;
>	Previously granted restricted stock and restricted stock units;
>	Vested stock option grants under the Stock Option Program;
>	Amounts contributed and vested under our defined contribution plans; and
>	Amounts accrued and vested under our retirement plans.

While normal retirement age under our benefit plans is 65, early retirement provisions allow benefits at earlier ages if vesting requirements are met, as discussed in the sections of this Proxy Statement titled Pension Benefits and Nonqualified Deferred Compensation. For our compensation programs (VCIP, Stock Option Program, Executive Restricted Stock Unit Program, and PSP), early retirement is generally defined to be termination at or after the age of 55 with five years of service. As of December 31, 2019, each of our Named Executive Officers had met the early retirement criteria with the exception of Ms. Rose, who joined the Company in September 2018. In addition, specific severance arrangements for executive officers, including the Named Executive Officers, are provided under two severance plans: (1) the ConocoPhillips Executive Severance Plan (“CPESP”), which is available to a limited number of senior executives; and (2) the ConocoPhillips Key Employee Change in Control Severance Plan (“CICSP”), which is also available to a limited number of senior executives but only upon a change in control. These arrangements are described below. Executives are not entitled to participate in both plans as a result of a single event. For example, executives receiving benefits under the CICSP would not be entitled to benefits potentially payable under the CPESP relating to the event giving rise to benefits under the CICSP.

CONOCOPHILLIPS EXECUTIVE SEVERANCE PLAN

The CPESP covers executives in salary grades generally corresponding to vice president and higher, and the CICSP is incorporated by reference to Exhibit 10.23 to the Annual Report of ConocoPhillips on Form 10-K for the year ended December 31, 2013; File No. 001-32395. Under the CPESP, if ConocoPhillips terminates the employment of a plan participant other than for cause, as defined in the plan, upon executing a general release of liability and, if requested, an agreement not to compete with ConocoPhillips, the participant will be entitled to:

>	A lump-sum cash payment equal to one-and-a-half or two times the sum of the employee’s base salary and current target VCIP;
>	A lump-sum cash payment equal to the present value of the increase in pension benefits that would result from the crediting of an additional one-and-a-half or two years to the employee’s number of years of age and service under the applicable pension plan;
>	A lump-sum cash payment equal to ConocoPhillips’ cost of certain welfare benefits for an additional one-and-a-half or two years;
>	Continuation in eligibility for a pro rata portion of the annual VCIP for which the employee is eligible in the year of termination; and
>	Treatment as a layoff under our various compensation and equity programs. Generally, layoff treatment will allow executives to retain awards previously made and continue their eligibility under ongoing ConocoPhillips programs. Thus, actual program grants of restricted stock or restricted stock units would vest, and the executive would remain eligible for awards attributable to ongoing performance periods under the PSP in which the executive had participated for at least one year.

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Executive Compensation Tables

ConocoPhillips may amend or terminate the CPESP at any time. Amounts payable under the CPESP will be offset by any payments or benefits that are payable to the severed employee under any other plan, policy, or program of ConocoPhillips relating to severance, and amounts may also be reduced in the event of willful and bad faith conduct demonstrably injurious to ConocoPhillips, monetarily or otherwise, or, if required by law to be “clawed back,” such as may be the case in certain circumstances under the Sarbanes-Oxley Act or the Dodd-Frank Act.

CONOCOPHILLIPS KEY EMPLOYEE CHANGE IN CONTROL SEVERANCE PLAN

The CICSP covers executives in salary grades generally corresponding to vice president and higher, and the CICSP is incorporated by reference to Exhibit 10.21 to the Annual Report of ConocoPhillips on Form 10-K for the year ended December 31, 2013; File No. 001-32395. Under the CICSP, if within two years after a “change in control” of ConocoPhillips, the employment of a participant is terminated by ConocoPhillips other than for cause, or by the participant for good reason (as such terms are defined in the plan), upon executing a general release of liability, the participant will be entitled to:

>	A lump-sum cash payment equal to two or three times the sum of the employee’s base salary and the higher of current target VCIP compensation or the previous two years’ average VCIP compensation;
>	A lump-sum cash payment equal to the present value of the increase in pension benefits that would result from crediting an additional two or three years to the employee’s number of years of age and service under the applicable pension plan;
>	A lump-sum cash payment equal to ConocoPhillips’ cost of certain welfare benefits for an additional two or three years;
>	Continuation in eligibility for a pro rata portion of the annual VCIP compensation for which the executive is eligible in the year of termination; and
>	If necessary, a gross-up payment sufficient to compensate the executive for the amount of any excise tax imposed on payments made under the plan or otherwise pursuant to Section 4999 of the Internal Revenue Code and for any taxes imposed on this additional payment, although if the applicable payments are not more than 110 percent of the “safe harbor” amount under Section 280G of the Internal Revenue Code, the payments are “cut back” to the safe harbor amount rather than a gross-up payment being made. Executives who became participants in the plan after the spinoff in 2012 (including Ms. Rose) are not eligible for this gross-up payment. All other NEOs (including Mr. Bullock) were participants in the plan prior to the spinoff in 2012.

Upon a change in control, with respect to awards granted prior to or attributable to performance periods prior to January 1, 2014, each participant’s equity awards will vest, and any applicable restrictions will lapse. With respect to awards granted after December 31, 2013, attributable to performance periods beginning on or after January 1, 2014, that are assumed, or substituted for, by an acquirer, accelerated vesting will occur only following both a change in control and a termination of employment. Termination of employment includes involuntary termination for cause or voluntary termination for good reason. Participants will continue to be able to exercise stock options for their remaining terms, but exercisability of stock options will not be accelerated. No distributions are made with respect to restricted stock units until after the participant separates from service.

After a change in control, the CICSP may not be amended or terminated if such amendment would be adverse to the interests of any eligible employee, without the employee’s written consent. Amounts payable under the plan will be offset by any payments or benefits that are payable to the severed employee under any other plan, policy, or program of ConocoPhillips relating to severance, and amounts may also be reduced in the event of willful and bad faith conduct demonstrably injurious to ConocoPhillips, monetarily or otherwise, or if required by law to be “clawed back,” such as may be the case in certain circumstances under the Sarbanes-Oxley Act or the Dodd-Frank Act.

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Executive Compensation Tables

QUANTIFICATION OF SEVERANCE PAYMENTS

Each of our NEOs is expected to receive amounts earned during his or her period of employment unless he or she voluntarily resigns prior to becoming retirement-eligible or is terminated for-cause. The following tables reflect the amount of incremental compensation payable in excess of the items listed above to each of our Named Executive Officers in the event of involuntary not-for-cause termination, termination following a change-in-control (“CIC”) (either involuntarily without cause or for good reason), and in the event of the death or disability of the executive. The amounts shown below assume that such termination was effective as of December 31, 2019, and thus include amounts earned through such time, and are estimates of the amounts that would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of an executive’s separation from ConocoPhillips. In the event of a for-cause termination, the HRCC can suspend the right to exercise, refuse to honor the exercise of awards already requested, or cancel awards granted if a NEO engages in any activity determined to be detrimental to ConocoPhillips. In addition, the NEO’s incentive compensation is subject to a clawback policy. See page 82 for more information about the clawback policy.

Executive Benefits and Payments Upon Termination	Involuntary Not-for-Cause Termination (Not CIC)	Involuntary or Good Reason Termination (CIC)	Death	Disability
R.M. Lance*
Base Salary	$3,400,000	$5,100,000	$—	$—
Short-term Incentive	5,440,000	14,198,401	—	—
Variable Cash Incentive Program	—	—	—	—
January 2017 - December 2019 (performance period)	—	—	—	—
January 2018 - December 2020 (performance period)	—	3,029,919	—	—
January 2019 - December 2021 (performance period)	—	5,328,065	—	—
Other Restricted Stock/Units	—	—	—	—
Stock Options/SARs:
Unvested and Accelerated	—	—	—	—
Incremental Pension	3,593,608	3,348,018	—	—
Post-employment Health & Welfare	88,873	143,235	—	—
Life Insurance	—	—	3,400,100	—
280G Tax Gross-up	—	11,704,301	—	—
	$12,522,481	$42,851,939	$3,400,100	$—

Executive Benefits and Payments Upon Termination	Involuntary Not-for-Cause Termination (Not CIC)	Involuntary or Good Reason Termination (CIC)	Death	Disability
D.E. Wallette, Jr.*
Base Salary	$2,140,128	$3,210,192	$—	$—
Short-term Incentive	2,461,148	5,227,277	—	—
Variable Cash Incentive Program	—	—	—	—
January 2017 - December 2019 (performance period)	—	—	—	—
January 2018 - December 2020 (performance period)	—	1,145,346	—	—
January 2019 - December 2021 (performance period)	—	2,193,523	—	—
Other Restricted Stock/Units	—	—	—	—
Stock Options/SARs:
Unvested and Accelerated	—	—	—	—
Incremental Pension	855,718	855,718	—	—
Post-employment Health & Welfare	80,025	120,037	—	—
Life Insurance	—	—	2,140,200	—
280G Tax Gross-up	—	5,118,236	—	—
	$5,537,019	$17,870,329	$2,140,200	$—

* See notes beginning on page 102

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Executive Compensation Tables

Executive Benefits and Payments Upon Termination	Involuntary Not-for-Cause Termination (Not CIC)	Involuntary or Good Reason Termination (CIC)	Death	Disability
M.J. Fox*
Base Salary	$2,618,544	$3,927,816	$—	$—
Short-term Incentive	3,011,326	7,770,833	—	—
Variable Cash Incentive Program	—	—	—	—
January 2017 - December 2019 (performance period)	—	—	—	—
January 2018 - December 2020 (performance period)	—	1,428,701	—	—
January 2019 - December 2021 (performance period)	—	2,543,934	—	—
Other Restricted Stock/Units	—	—	—	—
Stock Options/SARs:
Unvested and Accelerated	—	—	—	—
Incremental Pension	437,172	642,768	—	—
Post-employment Health & Welfare	77,161	122,294	—	—
Life Insurance	—	—	2,618,600	—
280G Tax Gross-up	—	5,941,856	—	—
	$6,144,203	$22,378,202	$2,618,600	$—

Executive Benefits and Payments Upon Termination	Involuntary Not-for-Cause Termination (Not CIC)	Involuntary or Good Reason Termination (CIC)	Death	Disability
K.B. Rose*
Base Salary	$1,550,880	$2,326,320	$—	$—
Short-term Incentive	1,380,284	2,070,426	—	—
Variable Cash Incentive Program	684,143	684,143	684,143	684,143
January 2017 - December 2019 (performance period)	1,779,221	1,779,221	1,779,221	1,779,221
January 2018 - December 2020 (performance period)	834,994	1,461,239	834,994	834,994
January 2019 - December 2021 (performance period)	513,624	1,540,871	513,624	513,624
Other Restricted Stock/Units	1,505,930	1,505,930	1,505,930	1,505,930
Stock Options/SARs:
Unvested and Accelerated	—	—	—	—
Incremental Pension	381,095	473,759	92,316	92,316
Post-employment Health & Welfare	124,062	189,134	—	—
Life Insurance	—	—	1,550,900	—
280G Tax Gross-up	—	—	—	—
	$8,754,233	$12,031,043	$6,961,128	$5,410,228

* See notes beginning on page 102

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Executive Compensation Tables

Executive Benefits and Payments Upon Termination	Involuntary Not-for-Cause Termination (Not CIC)	Involuntary or Good Reason Termination (CIC)	Death	Disability
W.L. Bullock, Jr.*
Base Salary	$1,445,136	$2,167,704	$—	$—
Short-term Incentive	1,199,462	2,749,514	—	—
Variable Cash Incentive Program	—	—	—	—
January 2017 - December 2019 (performance period)	—	—	—	—
January 2018 - December 2020 (performance period)	—	553,582	—	—
January 2019 - December 2021 (performance period)	—	1,015,942	—	—
Other Restricted Stock/Units	—	—	—	—
Stock Options/SARs:
Unvested and Accelerated	—	—	—	—
Incremental Pension	1,339,169	1,601,450	—	—
Post-employment Health & Welfare	49,499	74,248	—	—
Life Insurance	—	—	1,445,200	—
280G Tax Gross-up	—	2,961,780	—	—
	$4,033,266	$11,124,220	$1,445,200	$—

* See notes below

As discussed in the narrative preceding the tables above, the amounts shown indicate the difference in compensation arising from the stated type of termination in comparison to a voluntary resignation. A Named Executive Officer who voluntarily resigns before reaching the retirement age and service threshold contained in those equity awards and compensation programs (age 55 with 5 years of service) would not earn awards for ongoing performance periods under the VCIP, the PSP, the Executive Restricted Stock Unit Program, or the Stock Option Program, and would lose prior awards under the PSP and the Executive Restricted Stock Unit Program (or other restricted stock or restricted stock units) and stock options. For a Named Executive Officer who has reached the retirement age and service threshold in those programs, a voluntary resignation would be deemed a retirement, and thus would not typically lose those awards. However, before the awards are actually delivered as cash or stock (including upon the exercise of an option), the awards remain at risk, even for a Named Executive Officer who has reached the age and service threshold. If ConocoPhillips were to invoke the detrimental activity clause, amounts that would normally be paid in connection with a voluntary resignation to a Named Executive Officer who had reached the age and service threshold would instead be forfeited.

*	Notes Applicable to All Termination Tables—Benefits that would be available generally to all or substantially all salaried employees on the U.S. payroll are not included in the amounts shown above. In preparing the tables, we made the following assumptions:

>	Base Salary—In the event of an involuntary not-for-cause termination not related to a change in control (“regular involuntary termination”), the amount reflects two times base salary. In the event of an involuntary or good reason termination related to a change in control (“CIC termination”), the amount reflects three times base salary.
>	Short-Term Incentives—In the event of a regular involuntary termination, the amount reflects two times the current VCIP target. In the event of a CIC termination, the amount reflects three times the current VCIP target or three times the average of the prior two VCIP payouts, whichever is greater.
>	Variable Cash Incentive Program—In the event of a regular involuntary termination or a CIC termination, the amount reflects the employee’s pro rata current VCIP target. Targets for VCIP are for a full year and are pro rata for the Named Executive Officers based on time spent in their respective positions.
>	Restricted Stock and Restricted Stock Units—For the performance periods related to PSP, amounts for the January 2017—December 2019 period reflect actual payout units that were awarded in February 2020, except in the event of a CIC termination, the amounts reflect the higher of target or actual payout, as the award cannot be reduced following a change in control. Amounts for other ongoing PSP performance periods are shown at target, including any adjustments for promotion or demotion made since the target awards were granted. For awards under the Executive Restricted Stock Unit Program or made as off-cycle awards, amounts reflect actual units granted. For restricted stock and restricted stock units awarded under PSP and Executive Restricted Stock Unit Program or as off-cycle awards, amounts reflect the closing price of ConocoPhillips common stock on December 31, 2019, as reported on the NYSE ($65.03).

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Executive Compensation Tables

>	Stock Options—For stock options where the December 31, 2019, ConocoPhillips common stock price was higher than the option exercise price, the amounts reflect the intrinsic value as if the options had been exercised on December 31, 2019, but only regarding the options the executive would have retained for the specific termination event. For options with an exercise price higher than the December 31, 2019, ConocoPhillips common stock price, the amounts reflect a zero intrinsic value regarding the options the executive would have retained for the specific termination event.
>	Incremental Pension Values—The amounts reflect the single sum, discounted to a present value, of the increment due to an additional two years of age and service with associated pension compensation in the event of a regular involuntary termination (three years in the event of a CIC termination), regardless of whether the value is provided directly through a defined benefit plan or through the relevant severance plan.
>	280G Tax Gross-up—Each Named Executive Officer (other than Ms. Rose) is entitled, under the CICSP, to an associated “excise tax gross-up” to the extent any CIC payment triggers the golden parachute excise tax provisions under Section 4999 of the Internal Revenue Code (within certain limitations). While this provision does not apply to any employee who began participation in the plan following the spinoff, all of the Named Executive Officers (other than Ms. Rose) were participants in the plan at that time. It is assumed that a CIC event will not trigger acceleration of any Phillips 66 equity awards granted as part of the equity conversion upon the spinoff. The following material assumptions were used to estimate excise taxes and associated tax gross-ups:

>	Options are valued using a Black-Scholes-Merton-based option methodology;
>	PSP 17 awards are treated as earned awards that would be subject to time-vesting conditions only given the performance measurement period closed on December 31, 2019;
>	Parachute payments for time-vested stock options, restricted stock and restricted stock units are valued using Treas. Reg. Section 1.280G-1 Q&A 24(b) or (c) as applicable; and
>	Calculations assume certain performance-based pay such as PSP awards still in an ongoing performance period and pro rata VCIP payments are reasonable compensation for services rendered prior to the CIC based on the portion of the performance period that would have elapsed through December 31, 2019.

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CEO Pay Ratio

ConocoPhillips’ compensation and benefits philosophy and the overall structure of our compensation and benefit programs are designed to reward all employees who contribute to our success. We strive to ensure the compensation of every employee reflects their talents, skills, responsibilities, and experience and is competitive within our peer group. Compensation and benefits are benchmarked and set to be market-competitive in the employees’ home payroll country. Under rules adopted pursuant to the Dodd-Frank Act, ConocoPhillips is required to calculate and disclose the total compensation paid to its median employee, as well as the ratio of total compensation paid to the median employee as compared to the total compensation paid to the CEO. The paragraphs that follow describe our methodology and the resulting CEO pay ratio.

The ratio of pay of the CEO compared to that of the median employee was approximately 163 to one in 2019. The annual total compensation of the CEO was $30,381,543. The estimated median of the annual total compensation of all ConocoPhillips employees other than the CEO, as represented by the annual total compensation of a median employee, was $186,334. The compensation of the CEO and the median employee were determined using the same rules we followed in preparing the Summary Compensation Table on page 85, except the compensation of the CEO and median employee were adjusted to include non-discriminatory health and welfare benefits totaling $17,799 and $15,549, respectively.

ConocoPhillips had approximately 10,500 employees worldwide (including intermittent and temporary employees) as of the determination date (December 31, 2019). To identify the “median employee,” we excluded employees from eight countries, representing in total approximately 2.5% of employees worldwide. After excluding such employees and the CEO, we determined the pay ratio using the remaining approximately 10,232 employees. The chart below shows the countries from which employees were excluded and the approximate number of employees from each such country.

Payroll Country Excluded	Number of Employees Excluded
China	83
Malaysia	63
Timor Leste	38
Singapore	33
Qatar	22
Colombia	14
Libya	9
Japan	5

For the remaining employees, we used a consistently applied compensation measure that management believes reasonably reflects the annual compensation of employees and includes elements of compensation distributed widely among employees. Those elements were base salary, overtime, annual incentive compensation (VCIP) at target, equity awards, and certain country-specific allowances. We used data as of December 31, 2019, to identify ConocoPhillips employees and to determine the consistently applied compensation measure for those employees. Data not denominated in U.S. dollars was converted to U.S. dollars using an average monthly conversion rate for each denomination during 2019. Data came from ConocoPhillips’ payroll records. We did not make any adjustments to the data to account for differences in cost of living in any of the countries in which we have employees.

The SEC rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.

104	ConocoPhillips

Stock Ownership

Holdings of Major Stockholders

The following table sets forth information regarding persons whom we know to be the beneficial owners of more than five percent of our issued and outstanding common stock (as of the date of such stockholders’ Schedule 13G filings with the SEC):

	Common Stock
Name and Address	Number of Shares	Percent of Class
The Vanguard Group(1) 100 Vanguard Blvd. Malvern, PA 19355	88,821,603	8.09%
BlackRock, Inc.(2) 55 East 52nd Street New York, NY 10055	79,259,064	7.2%

(1)	Based on a Schedule 13G/A filed with the SEC on February 12, 2020, by The Vanguard Group, on behalf of itself, Vanguard Fiduciary Trust Company, and Vanguard Investments Australia, Ltd.
(2)	Based on a Schedule 13G/A filed with the SEC on February 5, 2020, by BlackRock Inc., on behalf of itself, BlackRock Life Limited, BlackRock International Limited, BlackRock Advisors, LLC, BlackRock (Netherlands) B.V., BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Japan Co., Ltd., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, FutureAdvisor, Inc., BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock (Luxembourg) S.A., BlackRock Investment Management (Australia) Limited, BlackRock Advisors (UK) Limited, BlackRock Fund Advisors, BlackRock Asset Management North Asia Limited, BlackRock (Singapore) Limited, and BlackRock Fund Managers Ltd.

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Stock Ownership

Securities Ownership of Officers and Directors

The following table sets forth the number of shares of our common stock beneficially owned as of March 3, 2020, unless otherwise noted, by each ConocoPhillips director, each Named Executive Officer, and all of our current directors and executive officers as a group. Together these individuals beneficially own less than one percent of our common stock. The table also includes information about stock options, restricted stock, and restricted and deferred stock units credited to the accounts of our directors and executive officers under various compensation and benefit plans. For purposes of this table, shares are considered to be “beneficially” owned if the person, directly or indirectly, has sole or shared voting or investment power with respect to such shares. In addition, a person is deemed to beneficially own shares if that person has the right to acquire such shares within 60 days of March 3, 2020.

	Number of Shares or Units
Name	Total Common Stock Beneficially Owned	Restricted/ Deferred Stock Units(1)		Options Exercisable Within 60 Days(2)
C.E. Bunch	3,429	25,631		—
C.M. Devine	—	10,727		—
J.V. Faraci	—	34,104		—
J. Freeman	3,334	25,846		—
G. Huey Evans OBE	—	29,514		—
J.A. Joerres	—	7,807		—
W.H. McRaven	—	6,845		—
S. Mulligan	—	10,727		—
A.N. Murti	19,000	33,977		—
R.A. Niblock	—	60,380		—
D.T. Seaton	100	—		—
R.A. Walker	—	—		—
R.M. Lance	109,636	329,295	(3)	3,280,272
D.E. Wallette, Jr.	54,926	112,512	(4)	957,029
M.J. Fox	73,472	62,372	(5)	1,364,217
K.B. Rose	—	—		—
W.L. Bullock, Jr.	22,193	47,678	(6)	319,487
Directors and Executive Officers as a Group (22 Persons)	315,293	820,664		6,451,210

(1)	Includes restricted or deferred stock units that may be voted or sold only upon passage of time.
(2)	Includes beneficial ownership of shares of common stock that may be acquired within 60 days of March 3, 2020, through stock options awarded under compensation plans.
(3)	Includes 169,322 units that are expected to settle in cash. Does not include 410,153 target performance share units that are subject to performance adjustment and vesting to the extent that certain performance objectives are achieved. Does not include 78,176 units underlying the 2020 Executive Restricted Stock Unit grant that are subject to time vesting beyond 60 days from March 3, 2020.
(4)	Includes 75,280 units that are expected to settle in cash. Does not include 161,823 target performance share units that are subject to performance adjustment and vesting to the extent that certain performance objectives are achieved. Does not include 28,140 units underlying the 2020 Executive Restricted Stock Unit grant that are subject to time vesting beyond 60 days from March 3, 2020.
(5)	Includes 62,372 units that are expected to settle in cash. Does not include 196,013 target performance share units that are subject to performance adjustment and vesting to the extent that certain performance objectives are achieved. Does not include 34,432 units underlying the 2020 Executive Restricted Stock Unit grant that are subject to time vesting beyond 60 days from March 3, 2020.
(6)	Includes 22,086 units that are expected to settle in cash. Does not include 77,223 target performance share units that are subject to performance adjustment and vesting to the extent that certain performance objectives are achieved. Does not include 13,573 units underlying the 2020 Executive Restricted Stock Unit grant that are subject to time vesting beyond 60 days from March 3, 2020.

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Equity Compensation Plan Information

The following table sets forth information about ConocoPhillips’ common stock that may be issued under all existing equity compensation plans as of December 31, 2019:

Plan category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(2)		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance
Equity compensation plans approved by security holders(1)	30,137,788	(3)	$54.11	19,398,164	(4)
Equity compensation plans not approved by security holders	—		—	—
Total	30,137,788		$54.11	19,398,164

(1)	Includes awards issued from the 2014 Omnibus Stock and Performance Incentive Plan of ConocoPhillips, which was approved by stockholders on May 13, 2014, the 2011 Omnibus Stock and Performance Incentive Plan of ConocoPhillips, which was approved by stockholders on May 11, 2011, the 2009 Omnibus Stock and Performance Incentive Plan of ConocoPhillips, which was approved by stockholders on May 13, 2009, and the 2004 Omnibus Stock and Performance Incentive Plan of ConocoPhillips, which was approved by stockholders on May 5, 2004. After approval of the 2014 Omnibus Stock and Performance Incentive Plan of ConocoPhillips, no additional awards may be granted under the 2011, the 2009 or the 2004 Omnibus Stock and Performance Incentive Plans of ConocoPhillips.
(2)	Excludes 441,691 restricted stock units payable in common stock on a one-for-one basis, credited to stock unit accounts under our deferred compensation arrangements. These awards, which were excluded from the above table, were issued from the 1998 Stock and Performance Incentive Plan of ConocoPhillips, the 1998 Key Employee Stock Performance Plan of ConocoPhillips, the 2002 Omnibus Securities Plan of Phillips Petroleum Company, the Omnibus Securities Plan of Phillips Petroleum Company, the 1993 Burlington Resources Inc. Stock Incentive Plan, the Burlington Resources Inc. 1997 Employee Stock Incentive Plan, the Burlington Resources Inc. 2002 Stock Incentive Plan, and the Burlington Resources Inc. 2000 Stock Option Plan for Non-Employee Directors. Upon consummation of the merger of Conoco and Phillips, all outstanding options to purchase and restricted stock units payable in common stock of Conoco and Phillips were converted into options to purchase or rights to receive shares of ConocoPhillips common stock. Likewise, upon the acquisition of Burlington Resources, Inc., all outstanding options to purchase and restricted stock units payable in common stock of Burlington Resources, Inc. were converted into options or rights to receive shares of ConocoPhillips common stock. No additional awards may be granted under the aforementioned plans.
(3)	Includes an aggregate of 281,531 restricted stock units issued in payment of annual awards and dividend equivalents which were reinvested with regard to existing awards received annually and restricted stock units issued in payment of dividend equivalents with regard to fees that were deferred in the form of stock units under our deferred compensation arrangements for non-employee members of the Board of Directors of ConocoPhillips, or assumed in connection with the merger for services performed as a non-employee member of the Board of Directors for either Conoco Inc. or Phillips Petroleum Company. Also includes 268,686 restricted stock units issued in payment of dividend equivalents reinvested with respect to certain special awards made to a retired Named Executive Officer. Dividend equivalents were credited under the 2004 Omnibus Stock and Performance Incentive Plan during the time period from May 5, 2004, to May 12, 2009, under the 2009 Plan during the time period from May 13, 2009, to May 10, 2011, under the 2011 Omnibus Stock and Performance Incentive Plan during the time period from May 11, 2011, to May 12, 2014, and thereafter under the 2014 Omnibus Stock and Performance Incentive Plan. Also includes 3,915 restricted stock units, eligible for cash dividend equivalents, that were issued as a special award in lieu of a bonus as a make-up award in conjunction with the hiring of an executive; the restrictions lapse on the third anniversary of the grant date. In addition, 4,445,732 restricted stock units that are eligible for cash dividend equivalents were issued to U.S. and U.K. payroll employees residing in the United States or the United Kingdom at the time of the grant; 1,714,311 restricted stock units that are not eligible for cash dividend equivalents due to legal restrictions to non-U.S. or non-U.K. payroll employees and U.S. or U.K. payroll employees residing in countries other than the United States or United Kingdom at the time of the grant. Both types of award vest on the third anniversary of the grant date. In addition, 12,152 restricted stock units that are eligible for cash dividend equivalents were issued to employees, in lieu of a bonus, as a retention award; the restrictions lapse on the second anniversary of the grant date. Also includes, 46,936 restricted stock units that are not eligible for cash dividend equivalents and which vest in three equal annual installments beginning on the first anniversary of the grant date were issued to employees on the U.S., U.K., and other payrolls. Also includes 394,836 restricted stock units issued to executives on February 10, 2006, 310,771 restricted stock units issued to executives on February 8, 2007, 307,357 restricted stock units issued to executives on February 14, 2008, 151,491 restricted stock units issued to executives on February 12, 2009, 75,790 restricted stock units issued to executives on February 12, 2010, and 187,668 restricted stock units issued to executives on February 10, 2011. These restricted stock units have no voting rights, are eligible for cash dividend equivalents, and have restrictions on transferability that last until separation of service from the Company. Also includes 240,206 and 356,705 restricted stock units issued to executives on February 9, 2012, and April 4, 2012, respectively. These units have no voting rights, are eligible for dividend equivalents, and have restrictions on transferability with a default of five years from the grant date, or if elected, until separation from service. Also includes 42,099 restricted stock units issued to executives on February 5, 2013, and 66,211 restricted stock units issued to executives on February 18, 2014. These units have no voting rights, are eligible for dividend equivalents, have restrictions on transferability with a default of five years from the grant date, or if elected, until separation of service, and may be settled in cash. Also includes 500,964 restricted stock units issued to executives on February 17, 2015. These units have no voting rights, are eligible for dividend equivalents, have restrictions on transferability with a default of five years from the grant date, or if elected, until separation of service, and may be settled in cash.

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Equity Compensation Plan Information

Also includes 774,154 restricted stock units issued to executives on February 14, 2017. These units have no voting rights, are not eligible for cash dividend equivalents while in the performance period, have restrictions on transferability with a default of three years from the grant date, or if elected, until separation of service and may be settled in cash. Also includes 1,012,134 restricted stock units issued to executives on February 13, 2018 and subsequent dividend equivalent units under the Performance Share Program and Executive Restricted Stock Unit Program. These units have no voting rights, are eligible for dividend equivalents units, have restrictions on transferability during the three-year performance or restriction period, or if elected, until separation of service and may be settled in cash. Also includes 903,942 restricted stock units issued to executives on February 14, 2019 and subsequent dividend equivalent units under the Performance Share Program and Executive Restricted Stock Unit Program. These units have no voting rights, are eligible for dividend equivalents units, have restrictions on transferability during the three-year performance or restriction period, or if elected, until separation of service, and may be settled in cash. Further included are 18,040,197 non-qualified stock options with a term of 10 years, which become exercisable in three equal annual installments beginning on the first anniversary of the grant date. Included among these amounts are awards granted to employees who are no longer employed by ConocoPhillips, including those who became employees of Phillips 66 at the spinoff, but who continue to hold awards denominated in ConocoPhillips equity.
(4)	The securities remaining available for issuance may be issued in the form of stock options, stock appreciation rights, stock awards, stock units, and performance shares. Under the 2014 Omnibus Stock and Performance Incentive Plan, no more than 40,000,000 shares of common stock may be issued for incentive stock options (99,329 have been issued with 19,398,164 available for future issuance). Securities remaining available for future issuance take into account outstanding equity awards made under the 2014 Omnibus Stock and Performance Incentive Plan, the 2011 Omnibus Stock and Performance Incentive Plan, the 2009 Omnibus Stock and Performance Incentive Plan, the 2004 Omnibus Stock and Performance Incentive Plan, and prior plans of predecessor companies as set forth in note 2.

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Submission of Future Stockholder Proposals and Nominations

Rule 14A-8 Stockholder Proposals

Under SEC rules, if you want us to include a proposal in our proxy statement for the 2021 Annual Meeting of Stockholders, our Corporate Secretary must receive the proposal by November 30, 2020. Any such proposal should comply with the requirements of Rule 14a-8 promulgated under the Securities Exchange Act.

Proxy Access Nominations

Under our proxy access By-Law, a stockholder or a group of up to twenty stockholders, owning at least three percent of our stock continuously for at least three years and complying with the other requirements set forth in the By-Laws, may nominate up to two individuals (or 20 percent of the Board, if greater) for election as a director at an annual meeting and have those nominees included in our proxy statement. Any proxy access nomination notice for our 2021 proxy statement must be delivered to the Corporate Secretary between October 31, 2020, and November 30, 2020.

Other Proposals/Nominations Under the Advance Notice By-Law

Under our By-Laws and as SEC rules permit, stockholders must follow certain procedures to nominate a person for election as a director (other than proxy access nominations) at an annual or special meeting or to introduce an item of business at an annual meeting.

These procedures require proposing stockholders to submit the proposed nominee or item of business by delivering a notice to the Corporate Secretary. Assuming our 2020 Annual Meeting convenes as currently scheduled, we must receive notices for the 2021 Annual Meeting between January 12, 2021 and February 11, 2021.

How to Reach our Corporate Secretary

Any notice or request that you wish to deliver to our Corporate Secretary should be sent to the following address: Corporate Secretary, ConocoPhillips, P.O. Box 4783, Houston, TX 77210-4783.

As required by Article II of our By-Laws, a notice of a proposed nomination must include information about the nominating stockholder(s) and the nominee, as well as a written consent of the proposed nominee to serve if elected. A notice of a proposed item of business must include a description of and the reasons for bringing the proposed business to the meeting, any material interest of the stockholder in the business, and certain other information about the stockholder. You can obtain a copy of ConocoPhillips’ By-Laws by writing the Corporate Secretary or on our website under “Investors > Corporate Governance.”

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Available Information and Questions and Answers About the Annual Meeting and Voting

Available Information

SEC rules require us to provide an annual report to stockholders who receive this Proxy Statement. Additional printed copies of the annual report, as well as our Corporate Governance Guidelines, Code of Business Ethics and Conduct, charters for each of our Board committees, and our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, including the financial statements and the financial statement schedules, are available without charge to stockholders upon written request to the ConocoPhillips Shareholder Relations Department, P.O. Box 2197, Houston, Texas 77252-2197 or via our website at www.conocophillips.com. We will furnish the exhibits to our Annual Report upon payment of our copying and mailing expenses.

Attending the Annual Meeting

HOW CAN I ATTEND THE ANNUAL MEETING?

You are entitled to participate in the Annual Meeting only if you were a ConocoPhillips stockholder at the close of business on March 16, 2020 or if you hold a valid proxy. You will be able to participate in the Annual Meeting online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/COP2020. You also will be able to vote your shares electronically at the Annual Meeting (other than shares held through our employee benefit plans, which must be voted prior to the meeting).

To participate in the Annual Meeting, you will need the 16-digit control number included on your Notice of Internet Availability, on your proxy card or on the instructions that accompanied your proxy materials.

The Annual Meeting webcast will begin promptly at 9:00 a.m., Central Daylight Time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 8:30 a.m., Central Daylight Time, and you should allow ample time for the check-in procedures.

WHY IS THIS ANNUAL MEETING ONLY VIRTUAL?

Due to the information and guidance currently available surrounding the emerging public health impact of the coronavirus outbreak (COVID-19), this year’s Annual Meeting will be virtual only. The health and well-being of our employees, stockholders and partners are of the utmost importance to us. This does not represent a change in our stockholder engagement philosophy and we remain committed to return to an in-person meeting next year.

You will be able to attend the Annual Meeting online and submit your questions during the meeting by visiting the www.virtualshareholdermeeting.com/COP2020. You will also be able to vote your shares electronically at the Annual Meeting (other than shares held through our employee benefit plans, which must be voted prior to the meeting).

WHAT IF DURING CHECK-IN TIME OR DURING THE MEETING I HAVE TECHNICAL DIFFICULTIES OR TROUBLE ACCESSING THE VIRTUAL MEETING WEBSITE?

We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting. If you encounter any difficulties accessing the virtual meeting during the check in or meeting time, please call: 1-800-586-1548 (US) or 303-562-9288 (International).

WHAT IS THE ANNUAL MEETING WEBSITE AND HOW CAN I ACCESS IT?

All stockholders can visit the Annual Meeting website at www.conocophillips.com/annualmeeting.

On our Annual Meeting website, you can vote your proxy, submit questions in advance of the Annual Meeting, view a live video webcast of the Annual Meeting, access copies of our Proxy Statement and Annual Report and other information about ConocoPhillips, and elect to view future proxy statements and annual reports online instead of receiving paper copies in the mail.

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Available Information and Questions and Answers About the Annual Meeting and Voting

Stockholders of Record and Beneficial Stockholders: Know Which One You Are

WHAT IS THE DIFFERENCE BETWEEN HOLDING SHARES AS A STOCKHOLDER OF RECORD AND AS A BENEFICIAL STOCKHOLDER?

If your shares are registered directly in your name with Computershare Trust Company, N.A., our registrar and transfer agent, you are considered a stockholder of record with respect to those shares. If your shares are held in a brokerage account or bank, you are considered the “beneficial owner” or “street name” holder of those shares.

WHAT IS A BROKER NON-VOTE?

Brokers may use their discretion to vote shares held in street name on matters considered “routine” under NYSE rules. Brokers may not vote shares held in street name on non-routine matters unless they have received voting instructions from the beneficial owners. Shares that are not voted on non-routine matters are called broker non-votes.

Who Can Vote and How

WHO IS ENTITLED TO VOTE?

You may vote if you were the record owner of ConocoPhillips common stock as of the close of business on March 16, 2020. Each share of common stock is entitled to one vote. As of March 16, 2020, we had 1,076,859,925 shares of common stock outstanding and entitled to vote.

HOW DO I VOTE?

Stockholders of Record: You can either vote electronically during the meeting or by proxy. If you vote by proxy, you still are entitled (but not required) to participate in the meeting. Even if you plan to participate in the meeting, we encourage you to vote your shares in advance.

This Proxy Statement, the accompanying proxy card, and our 2019 Annual Report are being made available to stockholders online at www.proxyvote.com.

Vote your shares as follows. In all cases, have your proxy card in hand.

Beneficial Stockholders: If you hold your ConocoPhillips stock in street name, your ability to vote by telephone or over the Internet depends on your broker’s voting process. Please follow the directions on your proxy card or voting instruction card carefully. Please provide your voting instructions so your vote can be counted on all matters to be considered at the meeting.

By Mailing Your Proxy Card	By Telephone (800) 690-6903	By Internet Using Your Computer
If you elected to receive a hard copy of your proxy materials, fill out the enclosed proxy card, date and sign it, and return it in the enclosed postage paid envelope.	Dial toll-free 24/7	Visit 24/7 www.proxyvote.com

This year’s Annual Meeting will be held entirely online to support the health and well-being of our employees, stockholders and partners in the midst of the coronavirus outbreak (COVID-19). Stockholders may participate in the Annual Meeting by visiting the following website:

www.virtualshareholdermeeting.com/COP2020

To participate in the Annual Meeting, you will need the 16-digit control number included on your Notice of Internet Availability, on your proxy card or on the instructions that accompanied your proxy materials.

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Available Information and Questions and Answers About the Annual Meeting and Voting

HOW DO I VOTE IF I HOLD MY STOCK THROUGH CONOCOPHILLIPS’ EMPLOYEE BENEFIT PLANS?

If you hold your stock through ConocoPhillips’ employee benefit plans, you must do one of the following:

>	Vote online (instructions are in the email sent to you or on the notice and access form);
>	Vote by telephone (instructions are on the notice and access form); or
>	If you received a hard copy of your proxy materials, fill out the enclosed voting instruction card, date and sign it, and return it in the enclosed postage-paid envelope.

You will receive a separate voting instruction card for each employee benefit plan under which you hold stock. Please pay close attention to the deadline for returning your voting instruction card to the plan trustee. Different plans may have different deadlines.

WHAT IF I AM A STOCKHOLDER OF RECORD AND RETURN MY PROXY BUT DO NOT VOTE FOR SOME OF THE MATTERS LISTED ON MY PROXY CARD?

If you return a signed proxy card without indicating your vote, your shares will be voted “FOR” each of the director nominees listed on the card, “FOR” the ratification of Ernst & Young LLP as ConocoPhillips’ independent registered public accounting firm, and “FOR” the approval of the compensation of our Named Executive Officers.

WILL MY SHARES BE VOTED IF I DO NOT PROVIDE MY PROXY AND DO NOT PARTICIPATE IN THE ANNUAL MEETING?

If you are a record owner and do not provide a proxy or vote your shares during the meeting, your shares will not be voted.

If you hold your shares in street name, your broker has the authority to vote your shares for certain routine matters even if you do not provide voting instructions. This year, only the ratification of Ernst & Young LLP as our independent registered public accounting firm for 2020 is considered a routine matter. If you do not give your broker instructions on how to vote your shares on other matters, the broker cannot vote on those proposals, resulting in a broker non-vote.

As more fully described on your proxy card, if you hold your shares through certain ConocoPhillips employee benefit plans and do not vote your shares, your shares (along with all other shares in the plan for which votes are not cast) may be voted pro rata by the trustee in accordance with the votes directed by other participants in the plan.

HOW ARE ABSTENTIONS AND BROKER NON-VOTES COUNTED?

Abstentions and broker non-votes are counted in determining whether a quorum is present. Otherwise, broker non-votes will have no effect on the vote for any proposal. In contrast, abstentions will have the same effect as a vote “AGAINST” a proposal.

CAN I CHANGE MY VOTE?

You can change your vote at any time before the polls close at the Annual Meeting. You can do this by:

>	Voting again by telephone or over the Internet prior to 11:59 p.m. EDT on May 11, 2020;
>	Signing another proxy card with a later date and returning it to us prior to the meeting; or
>	Voting again during the meeting.

WHO COUNTS THE VOTES?

We have hired Broadridge Financial Solutions, Inc. to count the votes represented by proxies and cast by ballot, and Jim Gaughan of GaughanADR has been appointed to act as Inspector of Election.

WHEN WILL THE VOTING RESULTS BE ANNOUNCED?

We will announce the preliminary voting results during the Annual Meeting. We will report the final results on our website and in a Current Report on Form 8-K filed with the SEC within four business days following the meeting.

WILL MY VOTE BE CONFIDENTIAL?

All stockholder proxies, ballots, and tabulations that identify stockholders will be maintained in confidence. No such document will be available for examination, and the identity and vote of any stockholder will not be disclosed, except as necessary to meet legal requirements and to allow the inspectors of election to certify the results of the vote. Occasionally, stockholders provide written comments on their proxy card that may be forwarded to management.

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Available Information and Questions and Answers About the Annual Meeting and Voting

Business to Take Place at the Meeting

HOW MANY VOTES MUST BE PRESENT TO HOLD THE ANNUAL MEETING?

In order for us to hold our meeting, holders of a majority of our outstanding shares of common stock as of March 16, 2020 must be present at the meeting. This is referred to as a quorum. Your shares are counted as present at the Annual Meeting if you participate in the meeting and vote electronically, or if you properly return a proxy by Internet, telephone, or mail.

WHAT ARE MY VOTING CHOICES FOR EACH OF THE PROPOSALS TO BE VOTED ON AT THE 2019 ANNUAL MEETING OF STOCKHOLDERS AND HOW DOES THE BOARD RECOMMEND I VOTE MY SHARES?

1	Election of Directors

	> vote in favor of all nominees; > vote in favor of specific nominees; > vote against all nominees; > vote against specific nominees; For information, see page 34.	> abstain from voting with respect to all nominees; or > abstain from voting with respect to specific nominees.	The Board recommends you vote FOR each nominee standing for election as director.	FOR

2	Ratification of Independent Registered Public Accounting Firm

	> vote in favor of the ratification; > vote against the ratification; or > abstain from voting on the ratification. For information, see page 47.	The Audit and Finance Committee recommends you vote FOR the ratification.	FOR

3	Advisory Approval of the Compensation of the Named Executive Officers

	> vote in favor of the advisory proposal; > vote against the advisory proposal; or > abstain from voting on the advisory proposal. For information, see page 49.	The Board recommends you vote FOR the advisory approval of executive compensation.	FOR

WHICH PROPOSALS TO BE VOTED ON AT THE MEETING ARE CONSIDERED “ROUTINE” AND WHICH ARE “NON-ROUTINE”?

The ratification of Ernst & Young LLP as our independent registered public accounting firm for 2020 is the only routine matter to be presented at the Annual Meeting, and the only matter on which brokers may vote on behalf of beneficial owners who have not provided voting instructions.

All other matters to be presented at the Annual Meeting are non-routine. Brokers will not be allowed to vote on these other proposals without specific voting instructions from beneficial owners.

HOW MANY VOTES ARE NEEDED TO APPROVE EACH OF THE PROPOSALS?

Each of the director nominees and all proposals submitted require the affirmative “FOR” vote of a majority of those shares present or represented by proxy at the meeting and entitled to vote on the proposal.

COULD OTHER MATTERS BE DECIDED AT THE ANNUAL MEETING?

We are not aware of any other matters to be presented at the meeting. If any matters are properly brought before the Annual Meeting, the individuals named in your signed proxy are authorized to vote in accordance with their best judgment.

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Available Information and Questions and Answers About the Annual Meeting and Voting

IS THERE A POLICY ABOUT ATTENDANCE BY DIRECTORS AT THE ANNUAL MEETING?

Directors are expected to attend the Annual Meeting of Stockholders. All of the individuals who were seeking re-election attended the 2019 Annual Meeting of Stockholders.

Proxies

WHO IS SOLICITING MY PROXY?

The Board of Directors of ConocoPhillips is soliciting your proxy to vote at the 2020 Annual Meeting of Stockholders.

HOW CAN I REVOKE MY PROXY?

You can revoke your proxy by sending written notice of revocation to our Corporate Secretary so that it is received prior to the close of business on May 11, 2020.

WHAT IS THE COST OF THIS PROXY SOLICITATION?

Our directors, officers, and employees may solicit proxies by mail, by email, by telephone, or in person. Those individuals will receive no additional compensation for solicitation activities. We will request banking institutions, brokerage firms, custodians, trustees, nominees, and fiduciaries to forward solicitation materials to the beneficial owners of common stock held of record by those entities, and we will, upon request, reimburse reasonable forwarding expenses. We will pay the costs of preparing, printing, assembling, and mailing the proxy materials used in the solicitation of proxies. In addition, we have hired Alliance Advisors to assist us in soliciting proxies, which it may do by mail, telephone, or in person. We anticipate paying Alliance Advisors a fee of $20,000, plus expenses.

Ways to Get our Proxy Statement and Annual Report

HOW CAN I ACCESS CONOCOPHILLIPS’ PROXY MATERIALS AND ANNUAL REPORT ELECTRONICALLY?

This Proxy Statement, the accompanying proxy card, and our 2019 Annual Report are being made available to stockholders online at www.proxyvote.com.

Most stockholders can elect to view future proxy statements and annual reports online instead of receiving paper copies in the mail. If you are a record owner of ConocoPhillips stock, you can choose this option and save us the cost of producing and mailing these documents by following the instructions on your proxy card or those provided when you vote by telephone or over the Internet. If you hold your ConocoPhillips stock in street name, please refer to the information provided by your broker for instructions on how to elect to view future proxy statements and annual reports electronically.

If you choose to view future proxy statements and annual reports electronically, you will receive a Notice of Internet Availability next year in the mail containing the applicable Internet address. Your choice will remain in effect unless you change it; you do not have to elect Internet access each year. If you change your mind and would like to receive paper copies of our proxy statements and annual reports, you can request both by phone at (800) 579-1639, by email at sendmaterial@proxyvote.com, and online at www.proxyvote.com. You will need the 16-digit control number located on your Notice of Internet Availability to request a package. You will also have an opportunity to request future proxy statements and annual reports by mail.

WHY DID MY HOUSEHOLD RECEIVE A SINGLE SET OF PROXY MATERIALS?

SEC rules permit us to deliver a single copy of an annual report and proxy statement to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. This benefits both you and ConocoPhillips, as it eliminates duplicate mailings and reduces our printing and mailing costs. Each stockholder will continue to receive a separate proxy card or voting instruction card.

Your household may have received a single set of proxy materials this year. If you prefer to receive your own copy now or in future years, please request a duplicate set by phone at (800) 579-1639, online at www.proxyvote.com, by email at sendmaterial@proxyvote.com, or by writing to ConocoPhillips, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you hold your stock in street name, you may receive some duplicate mailings. Certain brokers will eliminate duplicate account mailings on request. You may need to contact your broker directly if you want to discontinue duplicate mailings to your household.

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Important Information Concerning the ConocoPhillips Annual Meeting

Online check-in begins: 8:30 a.m., Central Daylight Time
Meeting begins: 9:00 a.m., Central Daylight Time

>	ConocoPhillips stockholders as of the close of business on March 16, 2020, the record date for the Annual Meeting, are entitled to participate in the Annual Meeting on May 12, 2020.
>	Due to the emerging health crisis of the coronavirus outbreak (COVID-19), the Annual Meeting will be a completely virtual meeting of stockholders, which will be conducted via live webcast.
>	You will be able to participate in the Annual Meeting of Stockholders online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/COP2020. You will able to vote your shares electronically at the Annual Meeting (other than shares held through our employee benefit plans, which must be voted prior to the meeting).
>	We encourage you to access the meeting prior to the start time. Please allow ample time for online check-in, which will begin at 8:30 a.m., Central Daylight Time. The webcast starts at 9:00 a.m., Central Daylight Time.
>	To participate in the Annual Meeting, you will need the 16-digit control number included on your Notice of Internet Availability, on your proxy card or on the instructions that accompanied your proxy materials.
>	Visit our Annual Meeting website at www.conocophillips.com/annualmeeting in advance of the Annual meeting where you can submit questions to management and also access copies of our Proxy Statement and Annual Report.

THANK YOU FOR YOUR INTEREST AND SUPPORT – YOUR VOTE IS IMPORTANT!

2020 Proxy Statement	115

Appendix A

Non-GAAP Financial Measures

RETURN ON CAPITAL EMPLOYED (ROCE)

Return on capital employed (ROCE) is calculated as a ratio, the numerator of which is net income plus after-tax interest expense and excluding after-tax interest income, and the denominator of which is average total equity plus average total debt adjusted for average cash, cash equivalents, restricted cash and short-term investments. Net income is adjusted for non-operational or special item impacts. The company believes this measure is meaningful as it provides insight into the profitability and capital efficiency of the average capital employed over the long-term.

CASH FROM OPERATIONS (CFO)

Cash from operations (CFO) is calculated by removing the impact from operating working capital from cash provided by operating activities. The company believes that the non-GAAP measure CFO is useful to investors to help understand changes in cash provided by operating activities excluding the timing effects associated with operating working capital changes across periods on a consistent basis and with the performance of peer companies in a manner that, when viewed in combination with our results prepared in accordance with GAAP, provides a more complete understanding of the factors and trends affecting ConocoPhillips’ business and performance.

ADJUSTED EARNINGS

Adjusted Earnings is calculated by removing the impact of special items from reported earnings. Special items are items that management believes are unusual or nonrecurring and not indicative of our core operating results or business outlook over the long term. Management believes adjusted earnings is useful to investors in evaluating our operating results, understanding our operating trends across periods on a consistent basis and providing comparability with the performance of peer companies.

ADJUSTED EPS

Adjusted EPS is a measure of the company’s diluted net earnings per share excluding special items. Special items are items that management believes are unusual or nonrecurring and not indicative of our core operating results or business outlook over the long term. Management believes adjusted earnings per share is useful to investors in evaluating our operating results, understanding our operating trends across periods on a consistent basis and providing comparability with the performance of peer companies.

FREE CASH FLOW

Free cash flow is cash provided by operating activities excluding operating working capital in excess of capital expenditures and investments. Free cash flow is not a measure of cash available for discretionary expenditures since the company has certain non-discretionary obligations such as debt service that are not deducted from the measure. The company believes this non-GAAP measure is useful to investors as it provides insight into the company’s ability to fund its capital expenditures and investments from the cash provided by operating activities excluding operating working capital changes.

NET DEBT

Net debt is total debt net of cash, cash equivalents and short-term investments. The Company uses this liquidity measure to determine their obligation that would not be satisfied using existing cash and other highly liquid financial assets.

116	ConocoPhillips

Appendix A

NON-GAAP RECONCILIATIONS

Reconciliation of Return on Capital Employed (ROCE)

$ Millions, Except as Indicated

For the Year Ended
12/31/2019
Numerator
Net Income Attributable to ConocoPhillips	7,189
Adjustment to exclude special items	(3,153)
Net income attributable to noncontrolling interests	68
After-tax interest expense	637
After-tax interest income	(119)
ROCE Earnings	4,622
Denominator
Average total equity(1)	33,713
Average total debt(2)	14,930
Average total cash(3)	(7,352)
Average capital employed	41,291
ROCE (percent)	11.2%

(1)	Average total equity is the average of beginning and ending total equity by quarter
(2)	Average total debt is the average of beginning and ending long-term debt and short-term debt by quarter
(3)	Average total cash is the average of beginning and ending cash, cash equivalents, restricted cash and short-term investments.

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow

$ Millions, Except as Indicated

	For the Year Ended	For the Year Ended	For the Year Ended
	12/31/2017	12/31/2018	12/31/2019
Net Cash Provided by Operating Activities	7,077	12,934	11,104
Adjustments:
Net operating working capital changes	15	635	(579)
Cash from operations	7,062	12,299	11,683
Capital expenditures and investments	(4,591)	(6,750)	(6,636)
Free Cash Flow	2,471	5,549	5,047

Reconciliation of Earnings to Adjusted Earnings and EPS to Adjusted EPS

$ Millions, except as indicated

	For the Year Ended
	12/31/2019
	Pre-tax	Income tax	After-tax	Per share of common stock (dollars)
Consolidated
Earnings (loss)			7,189	6.40
Adjustments:
Net (gain) loss on asset sales	(1,880)	(348)	(2,228)	(1.98)
Unrealized (gain) loss on CVE shares	(649)	—	(649)	(0.58)
Unrealized (gain) loss on FX derivative	33	(5)	28	0.02
Pending claims and settlements	(378)	(4)	(382)	(0.34)
Recognition of deferred income	(297)	62	(235)	(0.21)
Impairments	682	(156)	526	0.47
Deferred tax adjustment	—	(178)	(178)	(0.16)
Alberta tax rate change	—	(25)	(25)	(0.02)
Malaysia Deepwater tax incentive	—	(164)	(164)	(0.15)
Pension settlement expense	45	(9)	36	0.03
Qatar deferred tax adjustment	118	—	118	0.11
Adjusted earnings (loss)			4,036	3.59

2020 Proxy Statement	117

Appendix A

Other Measures

RESOURCES

Based on the Petroleum Resources Management System, a system developed by industry that classifies recoverable hydrocarbons into commercial and sub-commercial to reflect their status at the time of reporting. Proved, probable and possible reserves are classified as commercial, while remaining resources are categorized as sub-commercial or contingent. The company’s resource estimate includes volumes associated with both commercial and contingent categories. The SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved, probable and possible reserves. U.S. investors are urged to consider closely the oil and gas disclosures in our Form 10-K and other reports and filings with the SEC.

COST OF SUPPLY

Cost of supply is the WTI equivalent price that generates a 10 percent after-tax return on a point-forward and fully burdened basis. Fully burdened includes capital infrastructure, foreign exchange, price-related inflation, G&A and carbon tax (if currently assessed). If no carbon tax exists for the asset, it is not included in this metric. All barrels of resources are discounted at 10 percent.

LEVERAGE RATIO

Leverage ratio is calculated as net debt divided by cash from operations. The company believes this is useful to investors as a measure of the company’s ability to pay its balance sheet debt net of cash and cash equivalents, also referred to as net debt, with its cash from operations. Net debt and cash from operations are non-GAAP measures defined in this Appendix.

PRODUCTION GROWTH PER DEBT-ADJUSTED SHARE

Production per debt-adjusted share is calculated on an underlying production basis using ending period debt divided by ending share price plus ending shares outstanding. Underlying production excludes Libya and closed dispositions and acquisitions. The company believes that production per debt-adjusted share is useful to investors as it provides a consistent view of production on a total equity basis by converting debt to equity and allows for comparisons across peer companies.

TOTAL RESERVE REPLACEMENT

Total reserve replacement is a ratio representing the change in proved reserves, net of production, divided by current year production. The company believes that total reserve replacement is useful to investors to help understand how changes in proved reserves, net of production, compare with our current year production.

ORGANIC RESERVE REPLACEMENT

Organic reserve replacement is a ratio representing the change in proved reserves, net of production and excluding acquisitions and dispositions, divided by current year production. We believe that organic reserve replacement is useful to investors to help understand how changes in proved reserves, net of production, compare with our current year production, excluding the impacts of acquisitions and dispositions.

118	ConocoPhillips

Appendix A

2019 Reserves Replacement

MMBOE, except as indicated

As of Year-end 2019
End of 2018	5,263
End of 2019	5,262
Change in reserves	(1)
Production(1)	512
Change in reserves excluding production(1)	511
2019 total reserve replacement ratio	100%
Production(1)	512
Purchases(2)	(2)
Sales(2)	88
Changes in reserves excluding production(1), purchases(2) and sales(2)	597
2019 organic reserve replacement ratio	117%

Three-Year Reserves Replacement

MMBOE, except as indicated

As of Year-end 2019
End of 2016	6,424
End of 2019	5,262
Change in reserves	(1,162)
Production(1)	1,513
Change in reserves excluding production(1)	351
Three-Year total reserve replacement ratio	23%
Production(1)	1,513
Purchases(2)	(292)
Sales(2)	2,100
Changes in reserves excluding production(1), purchases(2) and sales(2)	2,159
Three-Year organic reserve replacement ratio	143%

(1)	Production includes fuel gas and Libya
(2)	Purchases refers to acquisitions and sales refers to dispositions

2020 Proxy Statement	119

Stockholder Information

Annual Meeting

The ConocoPhillips Annual Meeting of Stockholders will be held:

Tuesday, May 12, 2020

Online at: www.virtualshareholdermeeting.com/COP2020

Notice of the meeting and proxy materials are being sent to all stockholders.

Direct Stock Purchase and Dividend Reinvestment Plan

The ConocoPhillips Investor Services Program is a direct stock purchase and dividend reinvestment plan that offers stockholders a convenient way to buy additional shares and reinvest their common stock dividends. Purchases of company stock through direct cash payment are commission free. Please call Computershare to request an enrollment package:

Toll-free number: 800-356-0066

You may also enroll online at www.computershare.com/investor.

Registered stockholders can access important investor communications online and sign up to receive future stockholder materials electronically by following the enrollment instructions.

Principal and Registered Offices

925 N. Eldridge Parkway
Houston, TX 77079

251 Little Falls Drive
Wilmington, DE 19808

Stock Transfer Agent and Registrar

Computershare

211 Quality Circle, Suite 210
College Station, TX 77845 www.computershare.com

Information Requests

For information about dividends and certificates, or to request a change of address form, stockholders may contact:

Computershare
P.O. Box 30170

College Station, TX 77842-3170
Toll-free number: 800-356-0066
Outside the U.S.: 201-680-6578

TDD for hearing impaired: 800-231-5469
TDD outside the U.S.: 201-680-6610
www.computershare.com/investor

Personnel in the following offices can also answer investors’ questions about the company:

Institutional Investors:

ConocoPhillips Investor Relations
16930 Park Row Drive
Houston, TX 77084
281-293-5000
investor.relations@conocophillips.com

Individual Investors:

ConocoPhillips Shareholder Relations
P.O. Box 2197
Houston, TX 77252-2197
281-293-6800
shareholder.relations@conocophillips.com

Compliance and Ethics

For guidance, or to express concerns or ask questions about compliance and ethics issues, call ConocoPhillips’ Ethics Helpline toll-free at 877-327-2272, available 24 hours a day, seven days a week. The ethics office also may be contacted via email at ethics@conocophillips.com, the Internet at www.conocophillips.ethicspoint.com or by writing:

Attn: Corporate Ethics Office
ConocoPhillips
P.O. Box 2197
Houston, TX 77252-2197

Copies of Proxy Statement and Annual Report

Copies of this Proxy Statement and the 2019 Annual Report, as filed with the U.S. Securities and Exchange Commission, are available for free by making a request on the company’s website, calling 918-661-3700 or writing:

ConocoPhillips Reports
B-17 Plaza Office Building
315 S. Johnstone Ave.
Bartlesville, OK 74004

Website

www.conocophillips.com

The site includes resources of interest to investors, including news releases and presentations to securities analysts; copies of ConocoPhillips’ annual reports and proxy statements; reports to the U.S. Securities and Exchange Commission; and data on ConocoPhillips’ health, safety, and environmental performance.

120	ConocoPhillips

ConocoPhillips 2019 Notable Recognitions and Achievements

>  Named to the Dow Jones Sustainability Index for 13th year

>  Recognized by the Government of Indonesia for strong environmental performance via the BLUE PROPER award

>  Received top sustainability scores; Received best possible score of “1” on ISS’s E&S Quality Score and second-best score of “AA” from MSCI

>  FORTUNE’s 2020 World’s Most Admired Companies

>  Forbes Best Employers for Diversity

>  Marine received both the Devlin Safety and Environmental Achievement Awards from the American Chamber of Shipping

>  Received perfect score on Human Right’s Campaign’s Corporate Equality Index

>  Operations in Canada celebrated by the local community for its relationship with the indigenous people

>  Forbes World’s Best Employers

>  Selected for first ever S&P 500 ESG Index

EXPLORE CONOCOPHILLIPS

Fact Sheets

The ConocoPhillips Fact Sheets provide detailed operational updates for each of the company’s six segments. The Fact Sheets are updated annually and are available at www.conocophillips.com/factsheets.

Sustainability Report

Our annual Sustainability Report provides details on priority reporting issues for the company, a letter from our CEO and key environmental, social and governance metrics. The report is updated in June and is available on our website at www.conocophillips.com/susdev.

Managing Climate-Related Risks Report

Our Managing Climate-Related Risks Report includes a letter from our CEO and details on our governance framework, risk management approach, strategy, and key metrics and targets for climate-related issues. The report is available on our website at www.conocophillips.com/ climatechange.

2019 Analyst & Investor Meeting

During 2019 ConocoPhillips conducted an Analyst & Investor Meeting that presented an overview of the company’s 10-year strategic plan. A slide deck and transcript are available on our website at www.conocophillips.com/ investorpresentations.

16930 PARK ROW DR.
SPIRIT ONE, #15-N055
HOUSTON, TX 77084

VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until the cut-off date. Have your Voting Direction card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/COP2020
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your Voting Direction card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your Voting Direction card and return it in the postage-paid envelope we have provided or return it to ConocoPhillips, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E98751-P33420	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS VOTING DIRECTION CARD IS VALID ONLY WHEN SIGNED AND DATED.
CONOCOPHILLIPS

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1-3.

1.	ELECTION OF DIRECTORS

	Nominees:		For	Against	Abstain

	1a.	Charles E. Bunch	☐	☐	☐

	1b.	Caroline Maury Devine	☐	☐	☐

	1c.	John V. Faraci	☐	☐	☐

	1d.	Jody Freeman	☐	☐	☐

	1e.	Gay Huey Evans	☐	☐	☐

	1f.	Jeffrey A. Joerres	☐	☐	☐

	1g.	Ryan M. Lance	☐	☐	☐

	1h.	William H. McRaven	☐	☐	☐

	1i.	Sharmila Mulligan	☐	☐	☐

	Nominees Continued:		For	Against	Abstain

	1j.	Arjun N. Murti	☐	☐	☐

	1k.	Robert A. Niblock	☐	☐	☐

	1l.	David T. Seaton	☐	☐	☐

	1m.	R.A. Walker	☐	☐	☐

2.	Proposal to ratify appointment of Ernst & Young LLP as ConocoPhillips' independent registered public accounting firm for 2020.		☐	☐	☐

3.	Advisory Approval of Executive Compensation.		☐	☐	☐

4.	In its discretion, upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E98752-P33420

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS
MAY 12, 2020

The stockholder(s) hereby appoint(s) Kelly B. Rose, Shannon Kinney and Heather Sirdashney, or any of them, as proxies, each with the power to appoint her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of ConocoPhillips that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 a.m., Central Time, on May 12, 2020, via live webcast at www.virtualshareholdermeeting.com/COP2020, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS CONOCOPHILLIPS' INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND FOR THE ADVISORY APPROVAL OF EXECUTIVE COMPENSATION.

PLEASE MARK, SIGN, DATE AND RETURN THIS VOTING DIRECTION CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Continued and to be signed on reverse side

16930 PARK ROW DR.
SPIRIT ONE, #15-N055
HOUSTON, TX 77084

VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 7, 2020. Have your Voting Direction card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/COP2020

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 7, 2020. Have your Voting Direction card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your Voting Direction card and return it in the postage-paid envelope we have provided or return it to ConocoPhillips, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E98769-Z76346	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS VOTING DIRECTION CARD IS VALID ONLY WHEN SIGNED AND DATED.
CONOCOPHILLIPS

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1-3.

1.	ELECTION OF DIRECTORS

	Nominees:		For	Against	Abstain

	1a.	Charles E. Bunch	☐	☐	☐

	1b.	Caroline Maury Devine	☐	☐	☐

	1c.	John V. Faraci	☐	☐	☐

	1d.	Jody Freeman	☐	☐	☐

	1e.	Gay Huey Evans	☐	☐	☐

	1f.	Jeffrey A. Joerres	☐	☐	☐

	1g.	Ryan M. Lance	☐	☐	☐

	1h.	William H. McRaven	☐	☐	☐

	1i.	Sharmila Mulligan	☐	☐	☐

	Nominees Continued:		For	Against	Abstain

	1j.	Arjun N. Murti	☐	☐	☐

	1k.	Robert A. Niblock	☐	☐	☐

	1l.	David T. Seaton	☐	☐	☐

	1m.	R.A. Walker	☐	☐	☐

2.	Proposal to ratify appointment of Ernst & Young LLP as ConocoPhillips' independent registered public accounting firm for 2020.		☐	☐	☐

3.	Advisory Approval of Executive Compensation.		☐	☐	☐

4.	In its discretion, upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E98770-Z76346

ConocoPhillips Savings Plan

CONFIDENTIAL FIDUCIARY VOTING DIRECTION
ConocoPhillips Annual Meeting of Stockholders May 12, 2020

The undersigned hereby directs that Fidelity Management Trust Company, Trustee of the ConocoPhillips Savings Plan ("Savings Plan"), vote all shares of stock representing the interest of Savings Plan participants who fail to give voting direction at the ConocoPhillips Annual Meeting of Stockholders to be held at 9:00 a.m., Central Time, on May 12, 2020, via live webcast at www.virtualshareholdermeeting.com/COP2020, and at any adjournment thereof, in the manner indicated on the back of this card as to the matters shown and at its discretion as to any other matters that come before the meeting, all as described in the Notice and Proxy Statement.

If Broadridge, the Tabulator for the Trustee, Fidelity Management Trust Company, does not receive this Voting Direction card by May 7, 2020 at 11:59 p.m. EDT, if you do not fill in any boxes on the back of this card, if you return this card unsigned, or if you do not vote by Internet or telephone on or before May 7, 2020, any shares in the Savings Plan that you otherwise could have directed will be directed by other eligible participants who elect to direct such shares.

Important Information - I understand that by electing to direct the Trustee's vote of shares which do not represent my own part of the Savings Plan that I become a fiduciary of the Savings Plan for voting such shares; that I must act in the best interests of all participants of the Savings Plan when giving directions for voting shares not representing my part of the Savings Plan; that I have read and understand my duties as a fiduciary as they are described on pages 23 and 24 of the Savings Plan Summary Plan Description January 1, 2019; and that I may decline to accept the responsibility of a fiduciary as to such shares by NOT completing or returning this Voting Direction card and NOT voting by Internet or telephone.

ConocoPhillips has acknowledged and agreed to honor the confidentiality of your voting instructions to the Trustee. The Trustee will keep your voting instructions confidential.

This package contains your confidential Voting Direction card to instruct the Trustee of the Savings Plan how to vote the shares of ConocoPhillips Common Stock in the Savings Plan reflecting the interest of Savings Plan participants who fail to give voting direction. Also enclosed is the Company's 2019 Annual Report along with the Notice and Proxy Statement for the 2020 Annual Meeting. Please use these documents to help you decide how to direct the way the Trustee (Fidelity Management Trust Company) should vote.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

16930 PARK ROW DR.
SPIRIT ONE, #15-N055
HOUSTON, TX 77084

VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 7, 2020. Have your Voting Direction card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/COP2020

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 7, 2020. Have your Voting Direction card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your Voting Direction card and return it in the postage-paid envelope we have provided or return it to ConocoPhillips, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E98775-Z76347	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS VOTING DIRECTION CARD IS VALID ONLY WHEN SIGNED AND DATED.
CONOCOPHILLIPS

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1-3.

1.	ELECTION OF DIRECTORS

	Nominees:		For	Against	Abstain

	1a.	Charles E. Bunch	☐	☐	☐

	1b.	Caroline Maury Devine	☐	☐	☐

	1c.	John V. Faraci	☐	☐	☐

	1d.	Jody Freeman	☐	☐	☐

	1e.	Gay Huey Evans	☐	☐	☐

	1f.	Jeffrey A. Joerres	☐	☐	☐

	1g.	Ryan M. Lance	☐	☐	☐

	1h.	William H. McRaven	☐	☐	☐

	1i.	Sharmila Mulligan	☐	☐	☐

	Nominees Continued:		For	Against	Abstain

	1j.	Arjun N. Murti	☐	☐	☐

	1k.	Robert A. Niblock	☐	☐	☐

	1l.	David T. Seaton	☐	☐	☐

	1m.	R.A. Walker	☐	☐	☐

2.	Proposal to ratify appointment of Ernst & Young LLP as ConocoPhillips' independent registered public accounting firm for 2020.		☐	☐	☐

3.	Advisory Approval of Executive Compensation.		☐	☐	☐

4.	In its discretion, upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E98776-Z76347

ConocoPhillips Savings Plan
CONFIDENTIAL VOTING DIRECTION
ConocoPhillips Annual Meeting of Stockholders May 12, 2020

The undersigned hereby directs that Fidelity Management Trust Company, Trustee of the ConocoPhillips Savings Plan ("Savings Plan"), vote all shares of ConocoPhillips Common Stock representing your interest in the Savings Plan (described on the back of this Voting Direction card) at the ConocoPhillips Annual Meeting of Stockholders to be held at 9:00 a.m., Central Time, on May 12, 2020, via live webcast at www.virtualshareholdermeeting.com/COP2020, and at any adjournment thereof, in the manner indicated on the back of this card as to the matters shown and at its discretion as to any other matters that come before the meeting, all as described in the Notice and Proxy Statement.

If Broadridge, the Tabulator for the Trustee, Fidelity Management Trust Company, does not receive this Voting Direction card by 11:59 p.m. EDT on May 7, 2020, if you do not fill in any boxes on the back of this card, if you return this card unsigned, or if you do not vote by Internet or telephone on or before May 7, 2020, any shares in the Savings Plan that you otherwise could have directed will be directed by other eligible participants who elect to direct such shares.

ConocoPhillips has acknowledged and agreed to honor the confidentiality of your voting instructions to the Trustee. The Trustee will keep your voting instructions confidential.

This package contains your confidential Voting Direction card to instruct the Trustee of the Savings Plan how to vote the shares of ConocoPhillips Common Stock described on the back of the card representing your interest in the Savings Plan.

Also enclosed is the Company's 2019 Annual Report along with the Notice and Proxy Statement for the 2020 Annual Meeting. Please use these documents to help you decide how to direct the way the Trustee (Fidelity Management Trust Company) should vote.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

16930 PARK ROW DR.
SPIRIT ONE, #15-N055
HOUSTON, TX 77084

VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 7, 2020. Have your Voting Direction card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/COP2020

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 7, 2020. Have your Voting Direction card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your Voting Direction card and return it in the postage-paid envelope we have provided or return it to ConocoPhillips, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E98781-Z76348	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS VOTING DIRECTION CARD IS VALID ONLY WHEN SIGNED AND DATED.
CONOCOPHILLIPS

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1-3.

1.	ELECTION OF DIRECTORS

	Nominees:		For	Against	Abstain

	1a.	Charles E. Bunch	☐	☐	☐

	1b.	Caroline Maury Devine	☐	☐	☐

	1c.	John V. Faraci	☐	☐	☐

	1d.	Jody Freeman	☐	☐	☐

	1e.	Gay Huey Evans	☐	☐	☐

	1f.	Jeffrey A. Joerres	☐	☐	☐

	1g.	Ryan M. Lance	☐	☐	☐

	1h.	William H. McRaven	☐	☐	☐

	1i.	Sharmila Mulligan	☐	☐	☐

	Nominees Continued:		For	Against	Abstain

	1j.	Arjun N. Murti	☐	☐	☐

	1k.	Robert A. Niblock	☐	☐	☐

	1l.	David T. Seaton	☐	☐	☐

	1m.	R.A. Walker	☐	☐	☐

2.	Proposal to ratify appointment of Ernst & Young LLP as ConocoPhillips' independent registered public accounting firm for 2020.		☐	☐	☐

3.	Advisory Approval of Executive Compensation.		☐	☐	☐

4.	In its discretion, upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E98782-Z76348

ConocoPhillips Savings Plan
CONFIDENTIAL VOTING DIRECTION
ConocoPhillips Annual Meeting of Stockholders May 12, 2020

The undersigned hereby directs that Fidelity Management Trust Company, Trustee of the ConocoPhillips Savings Plan ("Savings Plan"), vote all shares of ConocoPhillips Common Stock representing your interest in the Savings Plan (described on the back of this Voting Direction card) at the ConocoPhillips Annual Meeting of Stockholders to be held at 9:00 a.m., Central Time, on May 12, 2020, via live webcast at www.virtualshareholdermeeting.com/COP2020, and at any adjournment thereof, in the manner indicated on the back of this card as to the matters shown and at its discretion as to any other matters that come before the meeting, all as described in the Notice and Proxy Statement.

If Broadridge, the Tabulator for the Trustee, Fidelity Management Trust Company, does not receive this Voting Direction card by 11:59 p.m. EDT on May 7, 2020, if you do not fill in any boxes on the back of this card, if you return this card unsigned, or if you do not vote by Internet or telephone on or before May 7, 2020, any shares in the Savings Plan that you otherwise could have directed will be directed by other eligible participants who elect to direct such shares.

ConocoPhillips has acknowledged and agreed to honor the confidentiality of your voting instructions to the Trustee. The Trustee will keep your voting instructions confidential.

This package contains your confidential Voting Direction card to instruct the Trustee of the Savings Plan how to vote the shares of ConocoPhillips Common Stock described on the back of the card representing your interest in the Savings Plan.

Also enclosed is the Company's 2019 Annual Report along with the Notice and Proxy Statement for the 2020 Annual Meeting. Please use these documents to help you decide how to direct the way the Trustee (Fidelity Management Trust Company) should vote.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

16930 PARK ROW DR.
SPIRIT ONE, #15-N055
HOUSTON, TX 77084

VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 5, 2020. Have your Voting Direction card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/COP2020

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 5, 2020. Have your Voting Direction card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your Voting Direction card and return it in the postage-paid envelope we have provided or return it to ConocoPhillips, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E98784-Z76349	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS VOTING DIRECTION CARD IS VALID ONLY WHEN SIGNED AND DATED.
CONOCOPHILLIPS

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1-3.

1.	ELECTION OF DIRECTORS

	Nominees:		For	Against	Abstain

	1a.	Charles E. Bunch	☐	☐	☐

	1b.	Caroline Maury Devine	☐	☐	☐

	1c.	John V. Faraci	☐	☐	☐

	1d.	Jody Freeman	☐	☐	☐

	1e.	Gay Huey Evans	☐	☐	☐

	1f.	Jeffrey A. Joerres	☐	☐	☐

	1g.	Ryan M. Lance	☐	☐	☐

	1h.	William H. McRaven	☐	☐	☐

	1i.	Sharmila Mulligan	☐	☐	☐

	Nominees Continued:		For	Against	Abstain

	1j.	Arjun N. Murti	☐	☐	☐

	1k.	Robert A. Niblock	☐	☐	☐

	1l.	David T. Seaton	☐	☐	☐

	1m.	R.A. Walker	☐	☐	☐

2.	Proposal to ratify appointment of Ernst & Young LLP as ConocoPhillips' independent registered public accounting firm for 2020.		☐	☐	☐

3.	Advisory Approval of Executive Compensation.		☐	☐	☐

4.	In its discretion, upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E98784-Z76349

CONOCOPHILLIPS UK, Australia, Norway Plans

CONFIDENTIAL VOTING DIRECTION
ConocoPhillips Annual Meeting of Stockholders May 12, 2020

The undersigned hereby directs that EES Trustees Limited, Trustee of the ConocoPhillips Share Incentive Plan, ConocoPhillips Overseas Stock Savings Plan (Australia or Norway), Conoco Stock Ownership Plan, Employee Share Allocation Scheme of Phillips Petroleum Company United Kingdom Limited, and/or Conoco Employee Share Ownership Plan (the "Plan"), vote all shares of ConocoPhillips Common Stock (described on the back of this Voting Direction card) at the ConocoPhillips Annual Meeting of Stockholders to be held at 9:00 a.m., Central Time, on May 12, 2020, via live webcast at www.virtualshareholdermeeting.com/COP2020, and at any adjournment thereof, in the manner indicated on the back of this card as to the matters shown and at its discretion as to any other matters that come before the meeting, all as described in the Notice and Proxy Statement.

In order for your vote to be counted, Broadridge, the Tabulator for the Trustee, EES Trustees Limited, must receive this Voting Direction card no later than 11:59 p.m. EDT on May 5, 2020. If Broadridge, the Tabulator for the Trustee, EES Trustees Limited does not receive this Voting Direction card by 11:59 p.m. EDT on May 5, 2020, if you do not fill in any boxes on the back of this card, if you return this card unsigned, or if you do not vote by Internet or telephone on or before May 5, 2020, any shares held in the ConocoPhillips Overseas Savings Plan (Australia or Norway) or the Employee Share Allocation Scheme of Phillips Petroleum Company United Kingdom Limited that you otherwise could have directed will be voted in the same proportion as the shares for which the Trustee has received instructions. Any such shares held in the ConocoPhillips Share Incentive Plan, the Conoco Stock Ownership Plan or the Conoco Employee Share Ownership Plan will not be voted by the Trustee.

ConocoPhillips has acknowledged and agreed to honor the confidentiality of your voting instructions to the Trustee. The Trustee will keep your voting instructions confidential.

This package contains your confidential Voting Direction card to instruct the Trustee of the Plan how to vote the shares of ConocoPhillips Common Stock described on the back of the card representing your interest in the Plan.

Also enclosed is the Company's 2019 Annual Report along with the Notice and Proxy Statement for the 2020 Annual Meeting. Please use these documents to help you decide how to direct the way the Trustee (EES Trustees Limited) should vote.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE